Exhibit 10.1

Execution Version

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of October 26, 2021

among

ANTERO MIDSTREAM PARTNERS LP,

as the Borrower,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent, Swingline Lender and

an L/C Issuer,

and

The Other Lenders Party Hereto

WELLS FARGO SECURITIES, LLC,

as Joint Lead Arranger and Sole Bookrunner

and

JPMORGAN CHASE BANK, N.A.,

as Joint Lead Arranger

JPMORGAN CHASE BANK, N.A.,

as Syndication Agent

BANK OF AMERICA, N.A., BARCLAYS BANK PLC, CITIBANK, N.A.,

MIZUHO BANK, LTD., RBC CAPITAL MARKETS1,

SUMITOMO MITSUI BANKING CORPORATION and TRUIST BANK

as Co-Documentation Agents

1         RBC Capital Markets is a brand name for the capital markets business of Royal Bank of Canada and its affiliates.

i

3.06	Mitigation Obligations; Replacement of Lenders	80
3.07	Survival	80

ARTICLE IV
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01	Conditions of Closing Date	80
4.02	Conditions to all Credit Extensions	84

ARTICLE V
REPRESENTATIONS AND WARRANTIES

5.01	Existence, Qualification and Power	85
5.02	Authorization; No Contravention	85
5.03	Governmental Authorization; Other Consents	85
5.04	Binding Effect	86
5.05	Financial Statements; No Material Adverse Effect	86
5.06	Litigation	86
5.07	No Default	87
5.08	Ownership of Property; Liens; Investments	87
5.09	Intellectual Property	88
5.10	Environmental Compliance	89
5.11	Insurance	89
5.12	Taxes	89
5.13	ERISA Compliance	89
5.14	Subsidiaries; Equity Interests; Loan Parties	90
5.15	Margin Regulations; Investment Company Act	90
5.16	Disclosure	91
5.17	Compliance with Laws	91
5.18	Solvency	91
5.19	Collateral Documents	91
5.20	State and Federal Regulation	91
5.21	Anti-Terrorism Laws; Foreign Corrupt Practices	92
5.22	Status as Senior Debt	93
5.23	Material Contracts	93
5.24	No Burdensome Restrictions	93
5.25	Transmitting Utility Status	93
5.26	Labor Matters	93

ARTICLE VI
AFFIRMATIVE COVENANTS

6.01	Financial Statements	94
6.02	Certificates; Other Information	95
6.03	Notices	98

6.04	Payment of Obligations	99
6.05	Preservation of Existence, Etc	99
6.06	Maintenance of Properties	100
6.07	Maintenance of Insurance	100
6.08	Compliance with Laws	101
6.09	Books and Records	101
6.10	Inspection Rights	101
6.11	Use of Proceeds	101
6.12	Additional Subsidiaries; Additional Security	102
6.13	Compliance with Environmental Laws	105
6.14	Further Assurances	105
6.15	Compliance with Terms of Leaseholds	106
6.16	Material Contracts	106
6.17	Unrestricted Subsidiaries	106
6.18	Flood Insurance Laws	107
6.19	Post-Closing Covenant	108

ARTICLE VII
NEGATIVE COVENANTS

7.01	Liens	108
7.02	Indebtedness	110
7.03	Investments	112
7.04	Fundamental Changes	114
7.05	Dispositions	114
7.06	Restricted Payments	115
7.07	Change in Nature of Business	116
7.08	Transactions with Affiliates	116
7.09	Burdensome Agreements	116
7.10	Use of Proceeds	117
7.11	Financial Covenants	117
7.12	Amendments of Organization Documents	117
7.13	Accounting Changes	118
7.14	Prepayments, Etc. of Indebtedness	118
7.15	Amendment, Etc. of Indebtedness	118
7.16	Foreign Subsidiaries	118
7.17	State and FERC Regulatory Authority	118
7.18	Swap Contracts	118
7.19	Anti-Terrorism Law; Anti-Money Laundering; USA Patriot Act; Foreign Corrupt Practices Act	119
7.20	Sanctioned Person	119
7.21	Deposit Accounts, Securities Accounts and Commodity Accounts	119
7.22	Material Contracts	120
7.23	Business of Borrower	120

ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES

8.01	Events of Default	120
8.02	Remedies upon Event of Default	122
8.03	Application of Funds	123

ARTICLE IX
ADMINISTRATIVE AGENT

9.01	Appointment and Authority	124
9.02	Rights as a Lender	125
9.03	Exculpatory Provisions	125
9.04	Reliance by Administrative Agent	126
9.05	Delegation of Duties	126
9.06	Resignation of Administrative Agent	127
9.07	Non-Reliance on Administrative Agent and Other Lenders	128
9.08	No Other Duties, Etc	128
9.09	Administrative Agent May File Proofs of Claim	128
9.10	Collateral and Guaranty Matters	129
9.11	Secured Cash Management Agreements and Secured Hedge Agreements	130
9.12	Co-Documentation Agent; Syndication Agent	130
9.13	Certain ERISA Matters.	130
9.14	Erroneous Payments.	131

ARTICLE X
MISCELLANEOUS

10.01	Amendments, Etc	134
10.02	Notices; Effectiveness; Electronic Communications	136
10.03	No Waiver; Cumulative Remedies; Enforcement	138
10.04	Expenses; Indemnity; Damage Waiver	138
10.05	Payments Set Aside	141
10.06	Successors and Assigns	141
10.07	Treatment of Certain Information; Confidentiality	146
10.08	Right of Setoff	147
10.09	Interest Rate Limitation	148
10.10	Counterparts; Integration; Effectiveness	148
10.11	Survival of Representations and Warranties	149
10.12	Severability	149
10.13	Replacement of Lenders	149
10.14	Governing Law; Jurisdiction; Etc	150
10.15	Waiver of Jury Trial	151
10.16	No Advisory or Fiduciary Responsibility	151
10.17	Electronic Execution of Assignments and Certain Other Documents	152

10.18	USA Patriot Act	152
10.19	Limitation of Recourse	152
10.20	Time of the Essence	153
10.21	ENTIRE AGREEMENT	153
10.22	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	153
10.23	Existing Credit Agreement.	153
10.24	Acknowledgement Regarding Any Supported QFCs	155

SIGNATURES		S-1

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SCHEDULES
2.01	Commitments and Applicable Percentages
2.03	Existing Letters of Credit
5.06	Litigation
5.08(b)	Owned Real Property
5.08(c)	Leased Real Property (Lessee)
5.14	Subsidiaries and Other Equity Investments; Loan Parties
5.23	Material Contracts
6.12	Guarantors
7.02	Existing Indebtedness
7.03(f)	Existing Investments
7.08	Affiliate Transactions
7.09	Burdensome Agreements
10.02	Administrative Agent's Office, Certain Addresses for Notices

EXHIBITS

Form of

A-1	Loan Notice
A-2	Swingline Loan Notice
B	Note
C	Compliance Certificate
D-1	Assignment and Assumption
D-2	Administrative Questionnaire
E	Perfection Certificate
F	Security Agreement
G-1	U.S. Tax Certificate (For Foreign Lenders that are not Partnerships for U.S. Federal Income Tax Purposes)
G-2	U.S. Tax Certificate (For Foreign Participants that are not Partnerships for U.S. Federal Income Tax Purposes)
G-3	U.S. Tax Certificate (For Foreign Participants that are Partnerships for U.S. Federal Income Tax Purposes)
G-4	U.S. Tax Certificate (For Foreign Lenders that are Partnerships for U.S. Federal Income Tax Purposes)
H	Mortgage

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

This SECOND AMENDED AND RESTATED CREDIT AGREEMENT (this "Agreement") is entered into as of October 26, 2021, among ANTERO MIDSTREAM PARTNERS, LP, a Delaware limited partnership (the "Borrower"), each lender and L/C Issuer from time to time party hereto (collectively, the "Lenders" and individually, a "Lender"), and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, Swingline Lender and L/C Issuer.

PRELIMINARY STATEMENTS:

The Borrower has requested that the Lenders provide a revolving credit facility, and the Lenders have indicated their willingness to lend and the L /C Issuer has indicated its willingness to issue letters of credit, in each case, on the terms and subject to the conditions set forth herein.

This Agreement amends and restates in its entirety that certain Amended and Restated Credit Agreement dated as of October 26, 2017, among the Borrower, the Administrative Agent and the lenders (the “Original Lenders”) and other parties party thereto (such agreement, as existing immediately prior to giving effect to this Agreement, the “Existing Credit Agreement”).

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01        Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

"Additional Facility" means, with respect to each Mortgaged Property, each Building located thereon, whether now existing or hereafter acquired or built, with respect to which (a) the Administrative Agent has, in its sole discretion, designated such Building as material and (b) the Borrower has complied with the requirements of Section 6.12(c).

“Adjusted Term SOFR” means, for any Interest Period, an interest rate per annum equal to (a) Term SOFR for such Interest Period, plus (b) 0.10%; provided that if Adjusted Term SOFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

"Administrative Agent" means Wells Fargo in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

"Administrative Agent's Office" means the Administrative Agent's address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

"Administrative Questionnaire" means an Administrative Questionnaire in substantially the form of Exhibit D-2 or any other form approved by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

"Affiliate" means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. For the avoidance of doubt, as of the Closing Date, Antero Corp is an Affiliate of the Relevant Parties.

“Aggregate Commitments” means the Commitments of all the Lenders. As of the Closing Date, the Aggregate Commitments are $1,250,000,000.

“Agreement” means this Second Amended and Restated Credit Agreement, as the same may from time to time be amended, modified, supplemented or restated.

"Antero Corp" means Antero Resources Corporation, a Delaware corporation.

"Antero Corp Agreements" means (a) that certain Amended and Restated Contribution Agreement, between Antero Corp and the Borrower (as successor-in-interest to Antero Resources Midstream LLC), dated as of November 10, 2014, (b) that certain Contribution Conveyance and Assumption Agreement, among Antero Corp, the Borrower and Antero Treatment LLC, dated as of September 17, 2015, (c) that certain Second Amended and Restated Gathering and Compression Agreement, between Antero Corp and Midstream Operating, dated as of December 8, 2019, (d) that certain First Amended and Restated Right of First Offer Agreement, between Antero Corp and Midstream Operating, dated as of February 6, 2017, (e) that certain Amended and Restated Water Services Agreement, between Antero Corp and Antero Water LLC, dated as of February 12, 2019, (f) that certain License Agreement, between Antero Corp and the Borrower, dated as of November 10, 2014, (g) the Services Agreement, (h) that certain Amended and Restated Secondment Agreement, among the Antero Corp, General Partner, the Borrower, Antero Midstream Partners GP LLC, Midstream Operating, Antero Treatment LLC and Antero Water LLC, dated as of March 13, 2019, and (i) that certain Amended and Restated Master Joint Use and Maintenance Agreement, among the Borrower, Midstream Operating, Antero Treatment LLC and Antero Water LLC, dated as of September 22, 2015, in each case as such agreement may be amended, restated, supplemented or otherwise modified as permitted by Section 7.22.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption, including, without limitation, the FCPA and the rules and regulations thereunder.

"Anti-Terrorism Laws" has the meaning specified in Section 5.21(a).

"Applicable Percentage" means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the aggregate amount of the Lenders’ Commitments represented by such Lender's Commitment at such time.  If the commitment of each Lender to make Loans, the Swingline Lender to make Swingline Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, or if the Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments.  The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

"Applicable Rate" means (a) during any period that is not an Investment Grade Period, the applicable percentage per annum set forth in the Leverage-Based Pricing Grid below determined by reference to the Consolidated Total Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a) and (b) during an Investment Grade Period, the applicable percentage per annum set forth in the Ratings-Based Pricing Grid below, determined by reference to the Rating then in effect:

	Leverage-Based Pricing Grid
Pricing Level	Consolidated Total Leverage Ratio	Term SOFR Rate (Letters of Credit)	Base Rate (Swingline Loans)	Commitment Fee
1	<3.00 to 1.0	1.500%	0.500%	0.250%
2	≥ 3.00 to 1.0 but < 3.50 to 1.0	1.625%	0.625%	0.300%
3	≥ 3.50 to 1.0 but < 4.00 to 1.0	1.750%	0.750%	0.300%
4	≥ 4.00 to 1.0 but < 4.50 to 1.0	2.000%	1.000%	0.375%
5	≥ 4.50 to 1.0	2.500%	1.500%	0.375%

For purposes of the Leverage-Based Grid, any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Total Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then, upon the request of the Required Lenders, Pricing Level 5 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and in each case shall remain in effect until the date on which such Compliance Certificate is delivered.  From the Closing Date until the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a), the “Applicable Rate” means the level and the rate per annum corresponding to Pricing Level 3.

Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period that is not an Investment Grade Period shall be subject to the provisions of Section 2.09(b).

	Ratings-Based Pricing Grid
Pricing Level	Rating (Moody’s/S&P)	Term SOFR Rate (Letters of Credit)	Base Rate (Swingline Loans)	Commitment Fee
1	Baa1/BBB+ or higher	1.25%	0.25%	0.175%
2	Baa2/BBB	1.375%	0.375%	0.200%
3	Baa3/BBB-	1.625%	0.625%	0.250%
4	Ba1/BB+	1.875%	0.875%	0.300%
5	Lower than Ba1/BB+	2.125%	1.125%	0.375%

For purposes of the Ratings-Based Pricing Grid, (a) if the Ratings are split, the higher of such ratings shall apply; provided, that if the higher rating is two or more levels above the lower rating, the rating next below the higher of the two shall apply; (b) if only one Rating Agency issues a Rating, such rating shall apply; and (c) if the Rating established by Moody’s or S&P shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable Rating Agency. If the rating system of S&P or Moody’s shall change, or if any of S&P or Moody’s shall cease to be in the business of providing applicable ratings, the Borrower and the Administrative Agent shall negotiate in good faith if necessary to amend this provision to reflect such changed rating system or the unavailability of Ratings from such Rating Agencies and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the Rating of such Rating Agency most recently in effect prior to such change or cessation.

"Appropriate Lender" means, at any time, (a) with respect to the Aggregate Commitments, a Lender that has a Commitment or holds a Loan at such time, (b) with respect to the Letter of Credit Sublimit, (i) the L/C Issuer and (ii) if any Letters of Credit have been issued pursuant to Section 2.03(a), the Lenders and (c) with respect to the Swingline Commitment, the Swingline Lender.

"Approved Fund" means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

"Asset Sale" means any Disposition by any Relevant Party of (a) any Equity Interest owned by such Relevant Party in any other Relevant Party or (b) all or any portion of the assets owned by any Relevant Party, provided that "Asset Sale" shall not include (i) any Investment permitted under Section 7.03, (ii) any merger, dissolution, liquidation, consolidation or Disposition permitted under Section 7.04, (iii) any Restricted Payment permitted under Section 7.06, or (iv) any Disposition pursuant to Section 7.05.

"Assignee Group" means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit D-1 or any other form approved by the Administrative Agent.

"Attributable Indebtedness" means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation of any Person, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease and (c) all Synthetic Debt of any Person.

"Audited Financial Statements" means the audited consolidated balance sheet of the Borrower and its Restricted Subsidiaries for the fiscal years ended December 31, 2020, 2019 and 2018, and the related consolidated statements of income or operations, stockholders' equity and cash flows for such fiscal years of the Borrower and its Restricted Subsidiaries, including the notes thereto.

“AutoBorrow Agreement” means any agreement providing for automatic borrowing services between Borrower and the Swingline Lender.

"Auto-Extension Letter of Credit" has the meaning specified in Section 2.03(b)(iii).

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 3.03(b)(iv).

"Availability Period" means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Commitments pursuant to Section 2.05, and (c) the date of termination of the commitment of each Lender to make Loans, of the obligation of the L/C Issuer to make L/C Credit Extensions and the obligation of the Swingline Lender to make Swingline Loans, in each case pursuant to Section 8.02.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom,  Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

"Base Rate" means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Wells Fargo as its "prime rate", and (c) Adjusted Term SOFR for a one-month tenor on such day plus 1.00% (provided that clause (c) shall not be applicable during any period in which Adjusted Term SOFR is unavailable or unascertainable).  The "prime rate" is a rate set by Wells Fargo based upon various factors including Wells Fargo's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such rate announced by Wells Fargo shall take effect at the opening of business on the day specified in the public announcement of such change.  Notwithstanding the foregoing, in no event shall the Base Rate be less than 0%.

"Base Rate Loan" means a Loan (including any Swingline Loan) that bears interest based on the Base Rate.

“Base Rate Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.03(b)(i).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a)          in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b)          in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative or non-compliant with or non-aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks; provided that such non-representativeness, non-compliance or non-alignment will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)          a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b)          a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the FRB, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c)          a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.03(b)(i) and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.03(b)(i).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F. R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

"Borrower" has the meaning specified in the introductory paragraph hereto.

"Borrower Materials" has the meaning specified in Section 6.02.

"Borrowing" means an extension of credit consisting of simultaneous Loans of the same Type and, in the case of SOFR Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

"Building" means a “Building” or “Manufactured (Mobile) Home”, each as defined in the applicable Flood Insurance Laws.

"Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent's Office is located or in New York City.

"Capitalized Leases" means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

"Cash Collateralize" means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, as collateral for L/C Obligations or obligations of the Lenders to fund participations in respect thereof (as the context may require), cash or deposit account balances or, if the L/C Issuer shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) the Administrative Agent and (b) the L/C Issuer.  "Cash Collateral" shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

"Cash Equivalents" means any of the following types of Investments, to the extent owned by the Borrower or any of its Subsidiaries free and clear of all Liens (other than Liens created under the Collateral Documents and other Liens permitted hereunder):

(a)          marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;

(b)          time or demand deposits with, or certificates of deposit or bankers' acceptances of, any branch of any commercial bank that (i) is a Lender or (ii)(A) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (B) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and

(C) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than 90 days from the date of acquisition thereof;

(c)          commercial paper issued by any Person organized under the laws of any state of the United States of America and rated at least "Prime-1" (or the then equivalent grade) by Moody's or at least "A-1" (or the then equivalent grade) by S&P, in each case with maturities of not more than 180 days from the date of acquisition thereof; and

(d)          Investments, classified in accordance with GAAP as current assets of the Borrower or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody's or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition.

"Cash Management Agreement" means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

"Cash Management Bank" means (a) a Lender or an Affiliate of a Lender that is a party to a Cash Management Agreement on the Closing Date or (b) any Person that, at the time it enters into a Cash Management Agreement, is a Lender or an Affiliate of a Lender, in each case, in its capacity as a party to such Cash Management Agreement.

"CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

"CERCLIS" means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

"Change in Law" means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a "Change in Law", regardless of the date enacted, adopted or issued.

"Change of Control" means an event or series of events by which:

(a)          the Borrower shall fail to directly own and control beneficially and of record (free and clear of all Liens other than Liens of the type permitted to be on Equity Interests under Section 7.01; provided that, this exception shall not apply to any foreclosure with respect to such Liens) 100% of the Equity Interests of Midstream Operating; or

(b)          (i) if the Borrower is a limited partnership, the General Partner shall fail to directly or indirectly own and control beneficially and of record (free and clear of all Liens other than non-consensual Liens of the type permitted to be on Equity Interests under Section 7.01; provided that, this exception shall not apply to any foreclosure with respect to such Liens) 100% of the general partner interests of the Borrower, or (ii) if the Borrower is not a limited partnership, the General Partner shall fail to directly or indirectly own and control beneficially and of record (free and clear of all Liens other than non-consensual Liens of the type permitted to be on Equity Interests under Section 7.01; provided that, this exception shall not apply to any foreclosure with respect to such Liens) 100% of the ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower; or

(c)          the General Partner shall fail to directly or indirectly own and control (free and clear of all Liens other than non-consensual Liens of the type permitted to be on Equity Interests under Section 7.01; provided that, this exception shall not apply to any foreclosure with respect to such Liens) 100% of the economic Equity Interests of the Borrower; or

(d)          any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof) other than the Permitted Holders, acquires, directly or indirectly, beneficially or of record, Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the General Partner; or

(e)          during any period of 12 consecutive months, a majority of the members of the board of managers or other equivalent governing body of the General Partner cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body, (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body, or (iv) whose election or nomination to that board or other equivalent governing body was approved by the same Persons that had the power to designate, appoint or elect the individuals referred to in clauses (i) and (ii) above at the time such individuals were designated, appointed or elected.

"Closing Date" means the first date all the conditions precedent in Section 4.01(a) are satisfied or waived in accordance with Section 10.01.

"Co-Documentation Agents" means, collectively, Bank of America, N.A., Barclays Bank PLC, Citibank, N.A., Mizuho Bank, LTD., RBC Capital Markets , Sumitomo Mitsui Banking Corporation and Truist Bank, each in its capacity as a Documentation Agent hereunder.

"Code" means the Internal Revenue Code of 1986.

"Collateral" means all of the "Collateral" and "Mortgaged Property" referred to in the Collateral Documents and all of the other property that is or is intended under the terms of the Collateral Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties.

"Collateral Documents" means, collectively, the Security Agreement, the Mortgages, each of the mortgages, collateral assignments, Joinder Agreements, security agreements, pledge agreements, control agreements or other similar agreements delivered to the Administrative Agent pursuant to Section 6.12, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

“Collateral Release Date” has the meaning specified in Section 9.10.

"Commercial Operation Date" means the date on which a Material Project is substantially complete and commercially operable.

"Commitment" means, as to each Lender, its obligation to (a) make Loans to the Borrower pursuant to Section 2.01, (b) purchase participations in L/C Obligations and (c) purchase participations in Swingline Obligations, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender's name on Schedule 2.01 under the caption "Commitment" or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

"Commitment Fee" has the meaning specified in Section 2.08(a).

"Commodity Exchange Act" shall mean the Commodity Exchange Act (7. U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

"Compliance Certificate" means a certificate substantially in the form of Exhibit C.

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business

Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 3.05 and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

"Consolidated EBITDA" means, at any date of determination, an amount equal to Consolidated Net Income of the Borrower and its Restricted Subsidiaries on a consolidated basis for the most recently completed Measurement Period plus, without duplication, (a) the following to the extent deducted in calculating such Consolidated Net Income:  (i) Consolidated Interest Charges, (ii) income tax expense (including any franchise taxes to the extent based upon net income) of the Borrower and its Restricted Subsidiaries for such period, (iii) depreciation and amortization expense, (iv) other non-cash items reducing such Consolidated Net Income (in each case of or by the Borrower and its Restricted Subsidiaries for such Measurement Period), including, without limitation, losses arising from asset impairments under ASC 360 or ASC 350, non-cash losses or charges resulting from the requirements of ASC 718, ASC 815 or ASC 440 and non-cash losses resulting from the mark-to-market accounting of inventory or swaps but excluding accruals of or reserves for cash charges for any future period and (v) debt issuance and extinguishment expenses and other transaction costs, expenses and charges in connection with the initial closing of this Agreement, the acquisition or disposition of assets by the Borrower or any Restricted Subsidiary and Investments by the Borrower or any Restricted Subsidiary, and (b) any Material Project Consolidated EBITDA Adjustments, and minus (c) the following to the extent included in calculating such Consolidated Net Income:  (A) income tax credits (including with respect to franchise taxes to the extent based upon net income) of the Borrower and its Restricted Subsidiaries for such period and (B) all non-cash items increasing Consolidated Net Income (in each case of or by the Borrower and its Restricted Subsidiaries for such Measurement Period).  If during such period the Borrower or any Restricted Subsidiary consummates an acquisition of assets or of a Person that becomes a Restricted Subsidiary or an Asset Sale or enters into a Sale Leaseback Transaction, then Consolidated EBITDA shall be calculated after giving effect to such acquisition, Asset Sale or Sale Leaseback Transaction as if such acquisition, Asset Sale or Sale Leaseback Transaction had occurred on the first day of such Measurement Period.

Consolidated EBITDA may include, at the Borrower's option, any Material Project Consolidated EBITDA Adjustments, as provided below.  As used herein, a "Material Project Consolidated EBITDA Adjustment" means, with respect to each Material Project of the Borrower or a Restricted Subsidiary:

(x)          prior to the Commercial Operation Date of a Material Project (but including the fiscal quarter in which such Commercial Operation Date occurs), a percentage (equal to the then-current completion percentage of such Material Project) of an amount to be approved by the Administrative Agent as the projected Consolidated EBITDA of the Borrower and its Restricted Subsidiaries with respect to such Material Project for the first 12-month period following the scheduled Commercial Operation Date of such Material Project (such amount to be determined based on predominantly fee based contracts relating to such Material Project, the creditworthiness of the other parties to such contracts, and projected revenues from such contracts, capital costs and expenses, scheduled Commercial Operation Date, and other factors reasonably deemed appropriate by the Administrative Agent), which may, at the Borrower's option, be added to actual Consolidated EBITDA for the fiscal quarter in which construction of the Material Project commences and for each fiscal quarter thereafter until the Commercial Operation Date of such Material Project (including the fiscal quarter in which such Commercial Operation Date occurs, but net of any actual Consolidated EBITDA of the Borrower and its Restricted Subsidiaries attributable to such Material Project following such Commercial Operation Date); provided that if the actual Commercial Operation Date does not occur by the scheduled Commercial Operation Date, then the foregoing amount shall be reduced, for quarters ending after the scheduled Commercial Operation Date to (but excluding) the first full quarter after its actual Commercial Operation Date, by the following percentage amounts depending on the period of delay (based on the period of actual delay or then-estimated delay, whichever is longer):  (i) 90 days or less, 0%, (ii) longer than 90 days, but not more than 180 days, 25%, (iii) longer than 180 days, but not more than 270 days, 50%, (iv) longer than 270 days but not more than 365 days, 75%, and (v) longer than 365 days, 100%; and

(y)          beginning with the first full fiscal quarter following the Commercial Operation Date of a Material Project and for two immediately succeeding fiscal quarters, an amount to be approved by the Administrative Agent as the projected Consolidated EBITDA of the Borrower and its Restricted Subsidiaries attributable to such Material Project (determined in the same manner as set forth in clause (x) above) for the balance of the four full fiscal quarter period following such Commercial Operation Date, which may, at the Borrower's option, be added to actual Consolidated EBITDA for such fiscal quarters (but net of any actual Consolidated EBITDA of the Borrower and its Restricted Subsidiaries attributable to such Material Project following such Commercial Operation Date).

(z)          Notwithstanding the foregoing, no such additions shall be allowed with respect to any Material Project unless (i) not later than 30 days or such lesser number of days as may be agreed to by the Administrative Agent in its sole discretion prior to the delivery of any Compliance Certificate required by Section 6.02(a), to the extent Material Project Consolidated EBITDA Adjustments will be made to Consolidated EBITDA in determining compliance with Section 7.11, the Borrower shall have delivered to the Administrative Agent written pro forma projections of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries attributable to such Material Project, and prior to the date such Compliance Certificate is required to be delivered, the Administrative Agent shall have approved (such approval not to be unreasonably withheld, conditioned or delayed) such projections and shall have received such other information and documentation as the Administrative Agent may reasonably request, all in form and substance reasonably satisfactory to the Administrative Agent, and (ii) the aggregate amount of all Material Project Consolidated EBITDA Adjustments during any period does not exceed 20% of the total actual Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for such period (which total actual Consolidated EBITDA shall be determined without including any Material Project Consolidated EBITDA Adjustments).

"Consolidated Funded Indebtedness" means, as of any date of determination, for the Borrower and its Restricted Subsidiaries on a consolidated basis, the sum (without duplication) of:

(a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments representing obligations for borrowed money,

(b) the outstanding principal amount of all Attributable Indebtedness in respect of Capitalized Leases, Synthetic Lease Obligations and Synthetic Debt,

(c) all direct obligations arising under bankers' acceptances and similar instruments, all Unreimbursed Amounts, and all obligations to reimburse drawings under letters of credit other than Letters of Credit,

(d) the outstanding principal amount of all obligations in respect of the deferred purchase price of property or services (other than (i) accounts payable in the ordinary course of business and (ii) any obligations in respect of or constituting earn-out obligations),

(e) all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (d) above of Persons other than the Borrower or any Restricted Subsidiary, and

(f) all Indebtedness of the types referred to in clauses (a) through (e) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or a Restricted Subsidiary is a general partner or joint venturer, to the extent the Borrower or such Restricted Subsidiary is directly liable for the payment of such Indebtedness, which shall include any Guarantees thereof.

"Consolidated Interest Charges" means, with respect to the Borrower and its Restricted Subsidiaries on a consolidated basis for any Measurement Period, the sum (without duplication) of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, (b) all interest paid or payable with respect to discontinued operations and (c) the portion of rent expense under Capitalized Leases that is treated as interest in accordance with GAAP, plus (d) their net payments (or minus their net receipts) under Swap Contracts with respect to interest rates.

"Consolidated Interest Coverage Ratio" means, as of any date of determination, the ratio of (a) Consolidated EBITDA to (b) Consolidated Interest Charges, in each case, of or by the Borrower and its Restricted Subsidiaries on a consolidated basis for the most recently completed Measurement Period.

"Consolidated Net Income" means, at any date of determination, the net income (or loss) of the Borrower and its Restricted Subsidiaries on a consolidated basis for the most recently completed Measurement Period; provided that (a) Consolidated Net Income shall exclude extraordinary gains and extraordinary losses for such Measurement Period, (b) Consolidated Net Income shall exclude the net income (or loss) of any Restricted Subsidiary during such Measurement Period to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such income is not permitted by operation of the terms of its Organization Documents or any agreement, instrument or Law applicable to such Restricted Subsidiary during such Measurement Period, and (c) Consolidated Net Income shall exclude any income (or loss) for such Measurement Period of any Person if such Person is not the Borrower or a Restricted Subsidiary, and (d) Consolidated Net Income shall include the amount of net income actually distributed in cash during such Measurement Period to the Borrower or any Restricted Subsidiary from any Joint Venture or other Person that is not a Restricted Subsidiary up to an aggregate amount not to exceed 25% of Consolidated EBITDA for such Measurement Period (and, in the case of a dividend or other distribution to a Restricted Subsidiary, such Restricted Subsidiary is not precluded from further distributing such amount to the Borrower as described in clause (b) of this proviso).

"Consolidated Net Tangible Assets" means the net book value of all assets of the Borrower and its Restricted Subsidiaries on a consolidated basis, excluding any such assets which would be treated as intangible under GAAP (including such assets as good will, trademarks, trade names, service marks, brand names, copyrights, and patents).  On any date of determination Consolidated Net Tangible Assets will be determined based on the consolidated balance sheet then most recently delivered under Section 6.01(a) or (b) (or, prior to the first such delivery, the most recent consolidated balance sheet of the Borrower and its Restricted Subsidiaries delivered to the Administrative Agent and each Lender on or prior to the Closing Date).

"Consolidated Senior Secured Leverage Ratio" means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness of the Borrower and its Restricted Subsidiaries (other than such Consolidated Funded Indebtedness that is not secured by a Lien) as of such date, to (b) Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the most recently completed Measurement Period.

"Consolidated Total Assets" shall mean, as of any date, the total assets of the Borrower and its Restricted Subsidiaries, determined in accordance with GAAP, in each case based on the consolidated balance sheet then most recently delivered under Section 6.01(a) or (b) (or, prior to the first such delivery, the most recent consolidated balance sheet of the Borrower and its Restricted Subsidiaries delivered to the Administrative Agent and each Lender on or prior to the Closing Date).

"Consolidated Total Leverage Ratio" means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness of the Borrower and its Restricted Subsidiaries as of such date, to (b) Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the most recently completed Measurement Period.

"Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other contract to which such Person is a party or by which it or any of its property is bound.

"Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise (provided that individual natural persons who are members of a board of managers or board of directors of a Person shall not be deemed to Control such Person solely because of such membership).  "Controlling" and "Controlled" have meanings correlative thereto.

“Control Agreement Delivery Date” has the meaning specified in Section 6.19.

“Covered Entity” means any of the following:

(a)          a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(b)          a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(c)          a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

"Credit Extension" means each of the following: (a) a Borrowing, (b) a Swingline Borrowing and (c) an L/C Credit Extension.

"Debtor Relief Laws" means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

"Default" means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

"Default Rate" means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a SOFR Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate)

otherwise applicable to such SOFR Loan plus 2% per annum and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

"Defaulting Lender" means, subject to Section 2.15(b), any Lender that, as determined by the Administrative Agent, (a) has failed to (i) fund any portion of the Loans, Swingline Loans or participations in L/C Obligations, within three Business Days of the date required to be funded by it hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender's determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Swingline Lender, any L/C Issuer, or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within three Business Days of the date due, (b) has notified the Borrower, the Administrative Agent or any Lender that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder (unless such writing or public statement relates to such Lender's obligation to fund a Loan hereunder and states that such position is based on such Lender's determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied) or generally under other syndicated credit agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment or (iv) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender; provided, further, that the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator with respect to a Lender or a Lender’s direct or indirect parent company under the Dutch Financial Supervision Act 2007 (as amended from time to time and including any successor legislation) shall not result in a Lender being deemed a Defaulting Lender.

"Disposition" or "Dispose" means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.  The granting or creation of a Lien is not a Disposition.

“Disqualified Equity Interests” means any Equity Interests of any Person that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is puttable or exchangeable) or upon the happening of any event or condition, (a) matures (excluding any maturity as a result of an optional redemption by such Person) or is mandatorily redeemable (other than solely for Qualified Equity Interests of such Person), pursuant to a sinking fund or otherwise, or (b) is redeemable or exchangeable, in whole or in part, at the option of the holder thereof (other than solely for Qualified Equity Interests of such Person), in each case prior to the date that is 91 days after the Maturity Date; provided that (i) if such Equity Interests are issued pursuant to any plan for the benefit of employees of such Person or any of its Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by such Person or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such person’s termination, death or disability and (ii) any Equity Interests that would not constitute Disqualified Equity Interests but for the provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Equity Interests upon the occurrence of an “asset sale” or “change of control” shall not constitute Disqualified Equity Interests so long as the terms of such Equity Interests provide that the Loans and all other Obligations (other than (A) contingent indemnification obligations and (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements as to which arrangements satisfactory to the applicable Cash Management Bank or Hedge Bank shall have been made) are repaid in full prior to such purchase or redemption.

"Dollar" and "$" mean lawful money of the United States.

"Domestic Subsidiary" shall mean each Subsidiary that is not a Foreign Subsidiary.

"Easement" means any right-of-way agreement, easement, surface use agreement, or other similar document relating to any Pipeline Asset owned or held by any Relevant Party at the time in question.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

"Eligible Assignee" means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii), (v) and (vii) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).

"Embargoed Person" has the meaning specified in Section 7.20.

“Engagement Letter” means that certain Engagement Letter dated as of October 13, 2021, among the Borrower and WFS.

"Environmental Laws" means any and all Federal, state, local, and foreign statutes, Laws relating to pollution and/or the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

"Environmental Liability" means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any other Relevant Party directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, or (d) the release or threatened release of any Hazardous Materials into the environment.

"Environmental Permit" means any permit, approval, identification number, license or other authorization required under any Environmental Law.

"Equity Interests" means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

"ERISA Affiliate" means any trade or business (whether or not incorporated) that together with the Borrower is treated as a single employer Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

"ERISA Event" means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA with respect to a Pension Plan, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Erroneous Payment” has the meaning assigned thereto in Section 9.14(a).

“Erroneous Payment Deficiency Assignment” has the meaning assigned thereto in Section 9.14(d).

“Erroneous Payment Impacted Class” has the meaning assigned thereto in Section 9.14(d).

“Erroneous Payment Return Deficiency” has the meaning assigned thereto in Section 9.14(d).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

"Event of Default" has the meaning specified in Section 8.01.

"Excluded Assets" means (a) property and assets the pledge or granting of a security interest in which would violate contractual restrictions or applicable law or would require the consent or approval of a third party, in each case, unless such restrictions are rendered ineffective under the Uniform Commercial Code of any applicable jurisdiction or, in the case of Equity Interests, unless such restriction is not contained in a bona fide agreement with a third party that is not an Affiliate of the Borrower, (b) except to the extent perfection of a security interest can be accomplished by filing a financing statement, letter of credit rights and assets or properties subject to certificates of title, (c) property or assets owned by an Unrestricted Subsidiary, unless such Unrestricted Subsidiary has elected to be a Loan Party, (d) Real Property and Easements not required to be subject to a Mortgage in order for the Mortgage Requirement to be satisfied, (e) without limiting the Loan Parties' obligation to comply with the Mortgage Requirement or grant security interests in other improvements located on Real Property that is subject to a Mortgage, any Building located on Real Property that is subject to a Mortgage other than, upon Borrower’s compliance with the requirements of Section 6.12(c), any Additional Facility, (f) United States intent-to-use trademark applications, and (g) property and assets with respect to which the

Administrative Agent reasonably determines the time or expense of obtaining a pledge or grant of a security interest therein outweighs the benefits thereof.

"Excluded Swap Obligation" shall mean with respect to any Guarantor, (a) any Swap Obligation if, and to the extent that all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, as applicable, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) or (b) any other Swap Obligation designated as an “Excluded Swap Obligation” of such Guarantor as specified in any agreement between the relevant Loan Parties and hedge counterparty applicable to such Swap Obligations, and agreed by the Administrative Agent.  If a Swap Obligation arises under a master agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guarantee or security interest is or becomes illegal.

"Excluded Taxes" means, with respect to the Administrative Agent, any Lender (including for purposes of this definition, the Swingline Lender or the L/C Issuer) or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a Law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 3.06(b)) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) and (d) any withholding Taxes imposed pursuant to FATCA.

"Executive Order" has the meaning specified in Section 5.21(a).

“Existing Credit Agreement” has the meaning ascribed thereto in the recitals.

“Existing Letter of Credit” shall mean each letter of credit set forth on Schedule 2.03.

“Exiting Lender” means each Original Lender that has not executed and delivered this Agreement (and will not have a Commitment hereunder) as of the Closing Date.

"Extraordinary Receipt" means any cash received by or paid to or for the account of any Person not in the ordinary course of business, including tax refunds, pension plan reversions, proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings), condemnation awards (and payments in lieu thereof), indemnity payments and any purchase price adjustments; provided, however, that an Extraordinary Receipt shall not include cash receipts from proceeds of insurance, condemnation awards (or payments in lieu thereof) or indemnity payments to the extent that such proceeds, awards or payments (a) are received by any Person in respect of loss or damage to equipment, fixed assets or Real Property or Easements or other losses and are applied (or in respect of which expenditures were previously incurred) to replace or repair the equipment, fixed assets, Real Property or Easements in respect of which such proceeds were received or (b) are received by any Person in respect of any third party claim against such Person and applied to pay (or to reimburse such Person for its prior payment of) such claim and the costs and expenses of such Person with respect thereto.

"FATCA" means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.

"FCPA" has the meaning specified in Section 5.21(f).

"Federal Funds Rate" means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Wells Fargo on such day on such transactions as determined by the Administrative Agent; provided that in no event shall the Federal Funds Rate be less than zero.

"FERC" shall mean the Federal Energy Regulatory Commission or any of its successors.

"Finance Co" shall mean any direct, wholly-owned Subsidiary of the Borrower incorporated to become or otherwise serving as a co-issuer or co-borrower of Indebtedness permitted by this Agreement, which Subsidiary meets the following conditions at all times: (a) the provisions of Section 6.12 have been complied with in respect of such Subsidiary, and such Subsidiary is a Restricted Subsidiary and a Loan Party, (b) such Subsidiary shall be a corporation and (c) such Subsidiary has not (i) incurred, directly or indirectly any Indebtedness or any other obligation or liability whatsoever other than the Indebtedness that it was formed to co-issue or co-borrow (including, for the avoidance of doubt, any additional series, tranche or issuance of such type of Indebtedness) and for which it serves as co-issuer or co-borrower, (ii) engaged in any business, activity or transaction, or owned any property, assets or Equity Interests other than (A) performing its obligations and activities incidental to the co-issuance or co-borrowing of the

Indebtedness that it was formed to co-issue or co-borrower and (B) other activities incidental to the maintenance of its existence, including legal, tax and accounting administration, (iii) consolidated with or merged with or into any Person, or (iv) failed to hold itself out to the public as a legal entity separate and distinct from all other Persons.

"Financial Covenant Election" means a one-time election of the Borrower, at its sole discretion, that can be made at any time that is not an Investment Grade Period, to be subject to (a) a Consolidated Total Leverage Ratio of 5.25 to 1.0 instead of 5.0 to 1.0 and (b) a Consolidated Senior Secured Leverage Ratio; provided that any Financial Covenant Election shall cease to be in effect upon the commencement of an Investment Grade Period.

“Flood Insurance Laws” shall have the meaning assigned to such term in Section 6.18.

“Floor” means a rate of interest equal to 0%.

"Foreign Lender" means a Lender that is not a U.S. Person (including such a Lender when acting in the capacity of the Swingline Lender or the L/C Issuer).

"Foreign Subsidiary" means any Subsidiary that is incorporated or organized under the laws of any jurisdiction other than the United States of America, any State thereof or the District of Columbia.

"FRB" means the Board of Governors of the Federal Reserve System of the United States.

"Fronting Exposure" means, at any time there is a Defaulting Lender, with respect to the L/C Issuer, such Defaulting Lender's Applicable Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender's participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

"Fund" means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

"GAAP" means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“General Partner” means Antero Midstream Corporation, a Delaware corporation.

"Governmental Authority" means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

"Guarantee" means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term "Guarantee" as a verb has a corresponding meaning.

"Guarantors" means, collectively, the Restricted Subsidiaries of the Borrower listed on Schedule 6.12 (which shall be all Restricted Subsidiaries as of the Closing Date) and each other Restricted Subsidiary of the Borrower that is required to execute and deliver a guaranty or guaranty supplement pursuant to Section 6.12.

"Guaranty" means, collectively, the Guarantee made by the Guarantors in favor of the Secured Parties in the Security Agreement, together with each other guaranty and guaranty supplement delivered pursuant to Section 6.12.

"Hazardous Materials" means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

"Hedge Bank" means (a) a Lender or an Affiliate of a Lender that is a party to a Swap Contract, or any transactions or confirmations thereunder, on the Closing Date or (b) any Person that, at the time it enters into a Swap Contract, or any transactions or confirmations thereunder, permitted under ARTICLE VI or ARTICLE VII, in each case, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Swap Contract.

“Holding Company Condition” shall mean that the General Partner directly or indirectly owns substantially all of the Equity Interests of the Borrower, there are no more than nominal differences between the financial statements of the General Partner and the Borrower and the non-financial disclosures of General Partner and the Borrower are substantially similar.

"Indebtedness" means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)         the outstanding principal amount of all obligations of such Person, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments representing obligations for borrowed money;

(b)         the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers' acceptances, bank guaranties and similar instruments;

(c)          all obligations of such Person to pay the deferred purchase price of property or services (other than (i) accounts payable in the ordinary course of business and not past due for more than 90 days after the date on which such account was due, unless being contested in good faith by appropriate proceedings and for which any reserves are required by GAAP are maintained and (ii) any obligations in respect of or constituting earn-out obligations);

(d)          all Indebtedness (excluding prepaid interest thereon) of others secured by a Lien on property owned by such Person (including Indebtedness arising under conditional sales or other title retention agreements), whether or not such Indebtedness shall have been assumed by such Person or is limited in recourse;

(e)           all Attributable Indebtedness in respect of Capitalized Leases, Synthetic Lease Obligations and Synthetic Debt of such Person;

(f)           all obligations of such Person to purchase, redeem, retire, defease or otherwise make any similar payment, at any time prior to the date that is 90 days after the Maturity Date, in respect of any Equity Interest in such Person or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(g)          all Guarantees of such Person in respect of any of the foregoing Indebtedness of another Person.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer to the extent that such Person is directly liable therefor, which shall include any Guarantees thereof.

"Indemnified Taxes" means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

"Indemnitees" has the meaning specified in Section 10.04(b).

"Information" has the meaning specified in Section 10.07.

"Interest Payment Date" means, (a) as to any SOFR Loan, the last day of each Interest Period applicable to such SOFR Loan and the Maturity Date; provided, however, that if any Interest Period for a SOFR Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date, and (c) as to any Swingline Loan, the day such Swingline Loan is required to be repaid pursuant to Section 2.16.

"Interest Period" means, as to each SOFR Loan, the period commencing on the date such SOFR Loan is disbursed or converted to or continued as a SOFR Loan and ending on the date one, three or six months thereafter, as selected by the Borrower in its Loan Notice; provided that:

(a)          any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)          any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)          no Interest Period shall extend beyond the Maturity Date.

"Investment" means, as to any Person, any direct or indirect acquisition or investment by such Person in another Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other Indebtedness of or Equity Interest in, another Person, or (c) the purchase or other acquisition (in one transaction or a series of related transactions) of all or any material portion of the assets of another Person, to the extent constituting a division or line of business of such Person and excluding, for the avoidance of doubt, purchases of inventory or equipment in the ordinary course of business.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

"Investment Grade Rating" means a at least one of the two following Ratings:  (i) BBB- (stable) or better by S&P and (ii) Baa3 (stable) or better by Moody’s; provided that the noninvestment grade rating from the other Rating Agency must be at least either Ba1 (stable), if Moody’s, or BB+ (stable), if S&P.

“Investment Grade Period” shall commence the first day occurring after the Closing Date upon which the Borrower shall have delivered to the Administrative Agent (x) a certificate of a Responsible Officer providing notice of its election to enter into an “Investment Grade Period” and certifying that (a) Borrower has received an Investment Grade Rating, (b) no Default or Event of Default has occurred and is continuing and (c) the Borrower is in pro forma compliance with the financial covenants set forth in Section 7.11, as in effect immediately prior to delivery of such certificate, as of the last day of the most recent fiscal quarter of the Borrower for which financial statements have been delivered pursuant to Section 6.01(a) or (b) and (y) with respect to any guarantor of any senior unsecured notes issued by the Borrower and/or Finance Co that does not already Guarantee the Obligations, a Guaranty from such Person in form and substance reasonably satisfactory to the Administrative Agent, Guaranteeing the Obligations under the Loan Documents.  An Investment Grade Period shall end upon the Borrower delivering to the Administrative Agent a certificate of a Responsible Officer providing notice of its election to exit an Investment Grade Period.

"IRS" means the United States Internal Revenue Service.

"ISP" means, with respect to any Letter of Credit, the "International Standby Practices 1998" published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

"Issuer Documents" means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower (or any Subsidiary) or in favor of the L/C Issuer and relating to such Letter of Credit.

"Joinder Agreement" means an agreement in the form of Annex I to the Security Agreement.

"Joint Lead Arrangers" means, collectively, WFS and JPM, each in its capacity as a Joint Lead Arranger.

"Joint Venture" means a corporation, limited liability company, limited partnership or statutory trust that is not a Subsidiary and that is owned jointly by the Borrower or any Subsidiary and one or more Persons other than the Borrower and its Subsidiaries.

"Joint Venture Agreement" means any bona fide agreement or organizational document governing any Joint Venture.

"JPM" means JPMorgan Chase Bank, N.A. and its successors.

"Laws" means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, regulations, orders, decrees, ordinances, governmental restrictions, injunctions, writs, codes and administrative or judicial judgments, including the interpretation thereof by, or any agreements with any Governmental Authority to the extent having the force and effect of law.

"L/C Advance" means, with respect to each Lender, such Lender's funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.

"L/C Borrowing" means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced by means of a Borrowing.

"L/C Credit Extension" means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

"L/C Issuer" means Wells Fargo and JPM or any other Lender appointed by the Borrower (with the approval of the Swingline Lender and the Administrative Agent and the acceptance of such appointment by such Lender) in such capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.  The “L/C Issuer” means the relevant L/C Issuer or each L/C Issuer, as the case may be.

"L/C Obligations" means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings.  For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be "outstanding" in the amount so remaining available to be drawn.

"Lender" has the meaning specified in the introductory paragraph hereto.

"Lending Office" means, as to any Lender, the office or offices of such Lender described as such in such Lender's Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify in writing to the Borrower and the Administrative Agent.

"Letter of Credit" means any standby letter of credit issued hereunder, including each Existing Letter of Credit.

"Letter of Credit Application" means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

"Letter of Credit Expiration Date" means the day that is five Business Days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next following Business Day).

"Letter of Credit Fee" has the meaning specified in Section 2.03(h).

"Letter of Credit Sublimit" means an amount equal to $150,000,000 (or, if less, the Aggregate Commitments); provided that the maximum amount of Letters of Credit required to be issued by each L/C Issuer shall initially be $75,000,000.  The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitments.

"Lien" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way, other encumbrance on title to Real Property or Easements, or financing lease having substantially the same economic effect as any of the foregoing).

"Loan" means the loans specified in Section 2.01.

"Loan Documents" means, collectively, (a) this Agreement, (b) the Notes, (c)  the Collateral Documents, (d) any Guaranty, (e) the Engagement Letter, (f) each Issuer Document and (g) any AutoBorrow Agreement.

"Loan Notice" means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of SOFR Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A-1.

"Loan Parties" means, collectively, the Borrower and each Guarantor.

"Material Acquisition" means any Permitted Acquisition by the Borrower or any Restricted Subsidiary for consideration in excess of $20,000,000.

"Material Adverse Effect" means (a) a material adverse change in, or a material adverse effect upon, the operations, business, assets or financial condition of the Borrower and its Restricted Subsidiaries, taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent or the Lenders under any Loan Document, or of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

"Material Contract" means (a) the Contribution Agreement, (b) the Antero Corp Agreements, (c) any Contractual Obligation to which a Relevant Party is a party involving aggregate annual consideration payable to such Relevant Party of greater than or equal to the greater of (i) $10,000,000 or (ii) 10% of the annual revenues of the Relevant Parties, taken as a whole, for the most recently ended fiscal year for which a Compliance Certificate was or should have been delivered and (d) any Contractual Obligation as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect.

"Material Project" means the construction or expansion of any capital project of the Borrower or any Restricted Subsidiary, which satisfies the following:  (a) the aggregate capital cost of which exceeds, or is reasonably expected by the Borrower to exceed, $20,000,000 and (b) such construction or expansion project is a discrete project outside of the ordinary course of the Borrower’s business for which there is a defined start date and identifiable completion date.

"Material Project Consolidated EBITDA Adjustment" has the meaning specified in the definition of Consolidated EBITDA.

"Maturity Date" means October 26, 2026; provided, that if on November 17, 2025 (the “Springing Maturity Date”), any of the 7.875% senior notes of the Borrower and Finance Co due 2026 are outstanding on such date, the Maturity Date shall be the Springing Maturity Date.

"Measurement Period" means, at any date of determination, the most recently completed four fiscal quarters of the Borrower.

"Midstream Operating" means Antero Midstream LLC, a Delaware limited liability company.

"Moody's" means Moody's Investors Service, Inc. and any successor thereto.

"Mortgages" has the meaning specified in Section 4.01(a)(iv).

"Mortgage Requirement" shall mean a requirement that, prior to the occurrence of the applicable Collateral Release Date, the Loan Parties shall have granted to the Administrative Agent a perfected Lien on at least ninety percent (90%) of the value (including the value of improvements owned by any Loan Party and located thereon) of all Real Property and Easements of the Loan Parties.  For purposes of this definition, value shall be determined by reference to Consolidated Total Assets.

"Mortgaged Properties" means all Real Property and Easements required to be subject to a Mortgage that is delivered pursuant to the terms of this Agreement.

"Multiemployer Plan" means any employee benefit plan within the meaning of Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

"Net Cash Proceeds" means:

(a)          with respect to any Asset Sale by any Relevant Party, or any Extraordinary Receipt received or paid to the account of any Relevant Party, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such transaction (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over

(ii) the sum of (A) the principal amount of any Indebtedness that is secured by the applicable asset and that is required to be repaid in connection with such transaction (other than Indebtedness under the Loan Documents), (B) the reasonable and customary out-of-pocket expenses incurred by such Relevant Party in connection with such transaction and (C) Taxes reasonably estimated to be actually payable within two years of the date of the relevant transaction as a result of any gain recognized in connection therewith; and

(b)          with respect to the issuance or sale of any Indebtedness by any Relevant Party, the excess of (i) the sum of the cash and Cash Equivalents received in connection with such transaction over (ii) the sum of the amounts paid for any substantially concurrent refinancing of any other Indebtedness plus the underwriting discounts and commissions, and other reasonable and customary out-of-pocket expenses, incurred by such Relevant Party in connection with such issuance or sale and any such refinancing.

"Non-Extension Notice Date" has the meaning specified in Section 2.03(b)(iii).

"Non-Recourse Debt" shall mean Indebtedness as to which neither the Borrower nor any of its Restricted Subsidiaries (i) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (ii) is directly or indirectly liable as a guarantor or otherwise or (iii) constitutes the lender.

"Note" means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit B.

"NPL" means the National Priorities List under CERCLA.

"Obligations" means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, Swingline Loan, Letter of Credit, Secured Cash Management Agreement or Secured Hedge Agreement (other than any Excluded Swap Obligation), in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

"OFAC" has the meaning specified in Section 5.21(a).

"Organization Documents" means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity including, for the avoidance of doubt, with respect to the Borrower, the Partnership Agreement and the Services Agreement.

“Original Closing Date” means November 10, 2014.

“Original Lenders” has the meaning ascribed thereto in the recitals.

"Other Connection Taxes"  means, with respect to any recipient, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

"Other Taxes" means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06(b)).

"Outstanding Amount" means (a) with respect to Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date; (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts; and (c) with respect to any Swingline Obligations on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Swingline Loans occurring on such date.

“Payment Recipient” has the meaning assigned thereto in Section 9.14(a).

"Participant" has the meaning specified in Section 10.06(d).

"Participant Register" has the meaning specified in Section 10.06(d).

"Partnership Agreement"  shall mean the Limited Partnership Agreement of the Borrower, dated as of the Original Closing Date, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time as permitted hereby.

"PBGC" means the Pension Benefit Guaranty Corporation.

"Pension Plan" means any "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

"Perfection Certificate" shall mean a certificate in the form of Exhibit E or any other form approved by the Administrative Agent.

“Periodic Term SOFR Determination Day” has the meaning assigned thereto in the definition of “Term SOFR”.

"Permitted Acquisition" means an acquisition permitted under Section 7.03(g).

"Permitted Encumbrance" has the meaning specified in Section 7.01.

“Permitted Holders” means each of (i) Antero Corp or any of its Affiliates, including Arkrose Subsidiary Holdings LLC, a Delaware limited liability company (as used in this definition “AR Sub”), for so long as AR Sub is an Affiliate of Antero Corp, (ii) each member of the Yorktown Group, (iii) each member of the Rady Group, (iv) each member of the Warren Group, and (v) any “group” (within the meaning of Section 13 of the Exchange Act and the rules and regulations thereunder) that includes one or more of the Persons described in the preceding clauses (i) through (iv), but only if such Persons described in the preceding clauses (i) through (iv) control more than 50% of the total voting power of such group.

"Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

"Pipeline Assets" means, collectively, all gathering systems, all tubes and pipelines used for the transportation of hydrocarbons, water or other substances all related processing or treatment facilities, and all distribution systems, wherever located, whether now owned or hereafter acquired by any Loan Party, together with all equipment, contracts, fixtures, facilities, metering stations, compressors, improvements, records and other property appertaining thereto.

"Pipeline System" means each system of Pipeline Assets, Real Property and Easements relating thereto making up an integrated gathering system, gathering and processing system, or other pipeline system.

"Platform" has the meaning specified in Section 6.02.

"Public Lender" has the meaning specified in Section 6.02.

“Priority Debt” means the sum, without duplication, of (i) Indebtedness of the Borrower or any Guarantor secured by a Lien (other than the Liens entered into under the Loan Documents,

including the Collateral Documents) and (ii) all Indebtedness of any Subsidiary that is not a Guarantor.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“Qualified Equity Interests” means any Equity Interests that do not constitute Disqualified Equity Interests.

“Rady Group” means (i) Mr. Paul M. Rady, (ii) Mr. Rady’s estate, (iii) Mr. Rady’s spouse, lineal descendants (whether by blood or adoption) and heirs (whether by will or intestacy), (iv) any trust, family partnership or family limited liability company, the sole beneficiaries, partners or members of which are Mr. Rady, Mr. Rady’s spouse or Mr. Rady’s lineal descendants (whether by blood or adoption) and heirs (whether by will or intestacy) and (v) any Affiliate of any of the Persons set forth in (i), (ii), (iii) or (iv) for so long as such Affiliate is controlled by any of the Persons set forth in (i), (ii), (iii) or (iv). For purposes of this paragraph, Mr. Rady’s estate shall be deemed a party to this Agreement, subject to all rights and obligations hereof, pending the settlement of such estate.

“Rating” means, as to each Rating Agency and on any day, the corporate family rating maintained by such Rating Agency on such day for the Borrower.

“Rating Agency” means each of Moody’s and S&P, as applicable.

"Real Property" shall mean, collectively, all right, title and interest of a Relevant Party in and to any and all parcels of real property owned or leased by a Relevant Party together with all improvements and appurtenant fixtures, easements, rights of way and other real property incidental to the ownership, lease or operation thereof, but excluding Easements.

"Register" has the meaning specified in Section 10.06(c).

"Registration Statement" means an effective registration statement filed with the Securities and Exchange Commission in accordance with the Securities Act of 1933, as amended in connection with the Public Offering and as in effect on the Closing Date.

"Related Parties" means, with respect to any Person, such Person's Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person's Affiliates.

“Relevant Governmental Body” means the FRB or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the FRB or the Federal Reserve Bank of New York, or any successor thereto.

"Relevant Parties" means, collectively, the Borrower and the Restricted Subsidiaries.

“Replacement Rate” has the meaning specified in Section 3.03(b).

"Reportable Event" means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived (under applicable regulations or otherwise).

"Request for Credit Extension" means (a) with respect to a Borrowing, conversion or continuation of Loans, a Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swingline Loan, a Swingline Loan Notice.

"Required Lenders" means, as of any date of determination, Lenders collectively holding more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Lender's risk participation and funded participation in L/C Obligations and Swingline Obligations being deemed "held" by such Lender for purposes of this definition) and (b) aggregate unused Commitments; provided that the unused Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

"Responsible Officer" means the chief executive officer, president, chief financial officer, chief accounting officer, treasurer, assistant treasurer or controller of a Loan Party and any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

"Restricted Payment" means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property and including any sinking fund payment or similar deposit) on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any Person's stockholders, partners or members (or the equivalent of any thereof).

"Restricted Subsidiary" means any Subsidiary of the Borrower that is not an Unrestricted Subsidiary.

"S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

"Sale Leaseback Transaction" means any arrangement, directly or indirectly, with any Person whereby the Borrower or its Restricted Subsidiaries shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Syria, Venezuela and the Crimea region of Ukraine).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in clauses (a) and (b).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state, or Her Majesty’s Treasury of the United Kingdom.

"SEC" means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

"Secured Cash Management Agreement" means any Cash Management Agreement that is entered into by and between any Loan Party and any Cash Management Bank.

"Secured Hedge Agreement" means any Swap Contract, or any transactions or confirmations thereunder, permitted under ARTICLE VI or ARTICLE VII that is entered into by and between any Loan Party and any Hedge Bank.  "Secured Hedge Agreement" shall not include any transactions or confirmations with a Lender or an Affiliate of such Lender entered into after such Lender ceases to be a Lender or such Affiliate ceases to be an Affiliate of such Lender.

"Secured Parties" means, collectively, the Administrative Agent, the Lenders, the Swingline Lender, L/C Issuer, the Hedge Banks, the Cash Management Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05, and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.

"Security Agreement" has the meaning specified in Section 4.01(a)(iii).

“Services Agreement” means that certain Second Amended and Restated Services Agreement, among Antero Corp, the Borrower, the General Partner and Antero Midstream

Partners GP LLC, a Delaware limited liability company, dated as of March 13, 2019, as may be amended, modified, supplemented, restated, replaced or substituted from time to time as permitted by Section 7.22.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Loan” means any Loan bearing interest at a rate based on Adjusted Term SOFR as provided in Section 2.07(a).

"Sole Bookrunner" means WFS, in its capacity as Sole Bookrunner.

"Solvent" and "Solvency" mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Springing Maturity Date” has the meaning specified in the definition of “Maturity Date”.

"State Pipeline Regulatory Agencies" means any state Governmental Authority with jurisdiction with respect to any Pipeline Systems, and "State Pipeline Regulatory Agency" means any one of the foregoing.

"Subsidiary" of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the securities or other ownership interests are at the time owned by such Person, or of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) or (in the case of a partnership) a majority of the general partner interests are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a "Subsidiary" or to "Subsidiaries" shall refer to a Subsidiary or Subsidiaries of the Borrower.

"Swap" shall mean any agreement, contract, or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

"Swap Contracts" means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, derivative contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master derivatives agreement (any such master agreement, together with any related schedules, a "Master Agreement"), including any such obligations or liabilities under any Master Agreement.

"Swap Obligation" shall mean, with respect to any person, any obligation to pay or perform under any Swap.

"Swap Termination Value" means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

"Swingline Borrowing" shall mean a Borrowing comprised of Swingline Loans.

"Swingline Commitment" shall mean, with respect to the Swingline Lender, the commitment of the Swingline Lender to (a) make Swingline Loans pursuant to Section 2.16 or (b) if an AutoBorrow Agreement is in effect, transfer funds pursuant to such AutoBorrow Agreement. The aggregate amount of the Swingline Commitment is $25,000,000 (or, if less, the Aggregate Commitments).

"Swingline Lender" shall mean Wells Fargo, in its capacity as Swingline Lender.

"Swingline Loan" shall mean (a) any Swingline Loan made to the Borrower pursuant to Section 2.16 and (b) if an AutoBorrow Agreement is in effect, any transfer of funds pursuant to such AutoBorrow Agreement.

"Swingline Loan Notice" shall mean a request by the Borrower substantially in the form of Exhibit A-2.

"Swingline Obligations" shall mean at any time the aggregate principal amount of all outstanding Swingline Borrowings at such time.

"Syndication Agent" means JPM, in its capacity as Syndication Agent.

"Synthetic Debt" means, with respect to any Person as of any date of determination thereof, all monetary obligations of such Person in respect of off-balance sheet transactions entered into by such Person that are intended to function primarily as a borrowing of funds (including any minority interest transactions that function primarily as a borrowing) but are not otherwise included as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP; provided that, notwithstanding the foregoing, in no event shall obligations entered into or incurred in the ordinary course in connection with forward sales, firm transportation agreement or take-or-pay contracts constitute "Synthetic Debt".

"Synthetic Lease Obligation" means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including Sale Leaseback Transactions), in each case, creating obligations that do not appear on the balance sheet of such Person and in respect of which the lessee retains or obtains ownership of the property so leased for U.S. Federal income tax purposes.

"Taxes" means all present or future taxes, levies, imposts, duties, deductions, assessments, fees or other charges imposed by any Governmental Authority, including any withholdings or backup withholdings with respect thereto and any interest, additions to tax or penalties applicable thereto.

“Term SOFR” means,

(a)          for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b)          for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate SOFR Determination Day;

provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

"Threshold Amount" means $25,000,000.

"Total Outstandings" means the aggregate Outstanding Amount of all Loans (including Swingline Loans) and L/C Obligations.

"Transaction Expenses" means the fees, costs and expenses incurred or payable by (without duplication) the Borrower and the Restricted Subsidiaries or any direct or indirect parent thereof in connection with the execution, delivery and performance of the Loan Documents, including any amortization of such fees, costs and expenses.

"Type" means, with respect to a Loan, its character as a Base Rate Loan or a SOFR Loan.

"UCC" means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, "UCC" means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential

Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

"United States" and "U.S." mean the United States of America.

"Unreimbursed Amount" has the meaning specified in Section 2.03(c)(i).

"Unrestricted Subsidiary" means any Subsidiary of the Borrower designated as such pursuant to Section 6.17(a) and any Subsidiary of an Unrestricted Subsidiary.  As of the Closing Date, there are no Unrestricted Subsidiaries.

"USA Patriot Act" has the meaning specified in Section 5.21(a).

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities; provided, that for purposes of notice requirements in Sections 2.02(a) and 2.04(a), in each case, such day is also a Business Day.

"U.S. Person" means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

"U.S. Tax Compliance Certificate" has the meaning assigned to such term in Section 3.01(e)(ii)(B)(3).

"Voting Stock" means, with respect to any person, any class or classes of Equity Interests pursuant to which the holders thereof have the general voting power under ordinary circumstances to vote in the election of the board of directors or equivalent governing body of such person.

“Warren Group” means (i) Mr. Glen C. Warren, Jr., (ii) Mr. Warren’s estate, (iii) Mr. Warren’s spouse, lineal descendants (whether by blood or adoption) and heirs (whether by will or intestacy), (iv) any trust, family partnership or family limited liability company, the sole beneficiaries, partners or members of which are Mr. Warren, Mr. Warren’s spouse or Mr. Warren’s lineal descendants (whether by blood or adoption) and heirs (whether by will or intestacy) and (v) any Affiliate of any of the Persons set forth in (i), (ii), (iii) or (iv) for so long as such Affiliate is controlled by any of the Persons set forth in (i), (ii), (iii) or (iv).  For purposes of this paragraph,

Mr. Warren’s estate shall be deemed a party to this Agreement, subject to all rights and obligations hereof, pending the settlement of such estate.

"Wells Fargo" means Wells Fargo Bank, National Association and its successors.

"WFS" means Wells Fargo Securities, LLC and its successors.

"Withholding Agent" means any Loan Party and the Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom,  any powers of the applicable Resolution Authority  under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution  or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

“Yorktown Funds” means, collectively, Yorktown Energy Partners V, L.P., a Delaware limited partnership, Yorktown Energy Partners VI, L.P., a Delaware limited partnership, Yorktown Energy Partners VII, L.P., a Delaware limited partnership, and Yorktown Energy Partners VIII, L.P., a Delaware limited partnership.

“Yorktown Group” means the Yorktown Funds and their respective Affiliates that are parties hereto, in each case for so long as such Person is Affiliated with Yorktown Partners LLC.

1.02        Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)          The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation."  The word "will" shall be construed to have the same meaning and effect as the word "shall."  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person's successors and assigns, (iii) the words "herein," "hereof" and "hereunder," and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words "asset" and "property" shall be construed to have the same meaning and effect, unless the context otherwise requires, and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)          In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including;" the words "to" and "until" each mean "to but excluding;" and the word "through" means "to and including."

(c)          Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d)          Notwithstanding anything to the contrary herein, with respect to any representation or warranty made pertaining to compliance with Section 7.11 for a given most recently completed Measurement Period, during the period between the end of such Measurement Period and the earlier of (i) the date the applicable Compliance Certificate is delivered or (ii) the date the applicable Compliance Certificate was required to be delivered, such representation or warranty shall be made based on the good faith knowledge of the Borrower, after due investigation, at the time such representation or warranty is made, and to the extent any such representation or warranty so made based on the good faith knowledge and due investigation of the Borrower is later shown to have been incorrect, the failure of such representation or warranty to be true and correct shall not constitute a Default or Event of Default.

1.03        Accounting Terms.

(a)          Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Restricted Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 on financial liabilities shall be disregarded.

(b)          Changes in GAAP.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.  Notwithstanding the foregoing, with respect to the computation of Indebtedness or any financial ratio or similar requirement set forth in any Loan Documents, such computations shall at all times be made without regard to the lease accounting standard ASC 842.

1.04        Rounding.  Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05        Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06        Letter of Credit Amounts.  Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof after such time, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time; provided, further, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic decreases in the stated amount thereof after such time (unless such Letter of Credit also provides for one or more automatic increases after such time), at the time of any such decrease and thereafter, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to such decrease.

1.07        Pro Forma Calculations.  To the extent a pro forma compliance calculation is required to be made in this Agreement as of the last day of the most recent fiscal quarter preceding a given event, then to the extent (i) a Financial Covenant Election has been made or (ii) an Investment Grade Period is ongoing or will commence concurrently with such event, pro forma compliance shall be based on the maximum Consolidated Total Leverage Ratio giving effect to such Financial Covenant Election or Investment Grade Period, and in the case of a Financial Covenant Election having been made or being made concurrently therewith, pro forma compliance with the Consolidated Senior Secured Leverage Ratio shall be required.

1.08        Rates.  The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Term SOFR Reference Rate, Term

SOFR or Adjusted Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or with respect to any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 3.03(b), will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes.  The Administrative Agent and its Affiliates or other related entities may engage in transactions that affect the calculation of the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto and such transactions may be adverse to the Borrower.  The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR or any other Benchmark, any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

1.09        Division.  For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01        The Borrowings.  Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a "Loan") to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender's Commitment; provided, however, that after giving effect to any Borrowing, (i) the Total Outstandings shall not exceed the Aggregate Commitments, and (ii) the aggregate Outstanding Amount of the Loans of any Lender, plus such Lender's Applicable Percentage of the Outstanding Amount of all L/C Obligations and Swingline Obligations shall not exceed such Lender's Commitment.  Within the limits of each Lender's Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.04, and reborrow under this Section 2.01.  Loans may be Base Rate Loans or SOFR Loans, as further provided herein.

2.02        Borrowings, Conversions and Continuations of Loans.

(a)          Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of SOFR Loans shall be made upon the Borrower's irrevocable notice to the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Administrative Agent (x) not later than 1:00 p.m. (i) two U.S. Government Securities Business Days prior to the requested date of any Borrowing of, conversion to or continuation of SOFR Loans or of any conversion of SOFR Loans to Base Rate Loans, and (ii)  on the requested date of any Borrowing of Base Rate Loans and (y) solely with respect to Borrowings on the Closing Date, not later than 5:00 p.m. on the date before the Closing Date. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower.  Each Borrowing of, conversion to or continuation of SOFR Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof.  Except as provided in Section 2.03(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.  Each Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of SOFR Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day or U.S. Government Securities Business Days, as applicable), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto.  If the Borrower fails to specify a Type of Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans.  Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable SOFR Loans.  If the Borrower requests a Borrowing of, conversion to, or continuation of SOFR Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.  Notwithstanding the foregoing, Swingline Loans may not be converted or continued.

(b)          Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.02(a).  In the case of a Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent's Office not later than 3:00 p.m. on the Business Day specified in the applicable Loan Notice; provided that Swingline Loans shall be made as provided in Section 2.16.  Upon satisfaction of the applicable conditions set forth in Section 4.02, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Wells Fargo with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the

Borrower; provided, however, that if, on the date a Loan Notice with respect to a Borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrower as provided above.

(c)          Except as otherwise provided herein, a SOFR Loan may be continued or converted only on the last day of an Interest Period for such SOFR Loan.  During the existence of a Default, no Loans may be requested as, converted to or continued as SOFR Loans without the consent of the Required Lenders.

(d)          The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for SOFR Loans upon determination of such interest rate.  At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Wells Fargo's prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)          After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than 8 Interest Periods in effect hereunder.

2.03        Letters of Credit.

(a)          The Letter of Credit Commitment.

(i)           Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrower or its Restricted Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or its Restricted Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Outstandings shall not exceed the Aggregate Commitments, (y) the aggregate Outstanding Amount of the Loans of any Lender, plus such Lender's Applicable Percentage of the Outstanding Amount of all L/C Obligations shall not exceed such Lender's Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit.  Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence.  Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower's ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii)          The L/C Issuer shall not issue any Letter of Credit if:

(A)         subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Lenders have approved such expiry date; or

(B)         the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date.

(iii)         The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A)         any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B)         the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;

(C)         except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount less than $5,000,

(D)         such Letter of Credit is to be denominated in a currency other than Dollars;

(E)          such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or

(F)          any Lender is at that time a Defaulting Lender, unless the L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the L/C Issuer (in its sole discretion) with the Borrower or such Lender to eliminate the L/C Issuer's actual or potential Fronting Exposure (after giving effect to Section 2.15(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(iv)         The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v)          The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi)         The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in ARTICLE IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term "Administrative Agent" as used in ARTICLE IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b)          Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i)           The Borrower may from time to time request that a L/C Issuer issue or amend a Letter of Credit by delivering to such L/C Issuer a Letter of Credit Application (with a copy to the Administrative Agent which shall give to each Lender prompt notice thereof by facsimile or electronic communication), appropriately completed and signed by a Responsible Officer of the Borrower.  Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer:  (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the L/C Issuer may require.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the L/C Issuer may require.  Additionally, the Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may require.

(ii)          Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof.  Unless the L/C Issuer has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in ARTICLE IV shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer's usual and customary business practices.  Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender's Applicable Percentage times the amount of such Letter of Credit.

(iii)         If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an "Auto-Extension Letter of Credit"); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the "Non-Extension Notice Date") in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

(iv)         Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)          Drawings and Reimbursements; Funding of Participations.

(i)           Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent thereof.  Not later than 11:00 a.m. on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an "Honor Date"), the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing.  If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the "Unreimbursed Amount"), and the amount of such Lender's Applicable Percentage thereof.  In such event, the Borrower shall be deemed to have requested a Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Loan Notice).  Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)          Each Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the L/C Issuer at the Administrative Agent's Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount.  The Administrative Agent shall remit the funds so received to the L/C Issuer.

(iii)         With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.  In such event, each Lender's payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)         Until each Lender funds its Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender's Applicable Percentage of such amount shall be solely for the account of the L/C Issuer.

(v)          Each Lender's obligation to make Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender's obligation to make Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Loan Notice).  No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)         If any Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing.  If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender's Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be.  A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.

(d)          Repayment of Participations.

(i)           At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender's L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof in the same funds as those received by the Administrative Agent.

(ii)          If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)          Obligations Absolute  The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)           any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii)          the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)         any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)         any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v)          any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any of its Subsidiaries.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower's instructions or other irregularity, the Borrower will immediately notify the L/C Issuer.  The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)           Role of L/C Issuer.  Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct as determined in the nonappealable judgment of a court of competent jurisdiction; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document.  The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower's pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer's willful misconduct or gross negligence or the L/C Issuer's willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit, all as determined in the nonappealable judgment of a court of competent jurisdiction.  In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.  If no longer a Lender, an L/C Issuer may resign as an L/C Issuer upon 30 days’ prior written notice to the Administrative Agent, the Lenders and the Borrower. Such resigning L/C Issuer shall remain a party hereto to the extent that Letters of Credit issued by it (or reimbursement obligation with respect thereto) remain outstanding and shall continue to have all the rights and obligations of an L/C Issuer under this Agreement with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit or extend any outstanding Letters of Credit.

(g)          Applicability of ISP.  Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued, the rules of the ISP shall apply to each Letter of Credit.

(h)          Letter of Credit Fees.  The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage a Letter of Credit fee (the "Letter of Credit Fee") for each Letter of Credit equal to the greater of (i) $175 per annum and (ii) the Applicable Rate times the daily amount available to be drawn under such Letter of Credit; provided, however, any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the L/C Issuer pursuant to this Section 2.03 shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Applicable Percentages allocable to such Letter of Credit pursuant to Section 2.15(a)(iv), with the balance of such fee, if any, payable to the L/C Issuer for its own account.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears.  If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.  Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(i)           Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer.  The Borrower shall pay directly to the L/C Issuer for its own account a fronting fee with respect to each Letter of Credit of the greater of (i) $500 and (ii) 0.125% per annum computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears.  Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  In addition, the Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect.  Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(j)           Conflict with Issuer Documents.  In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(k)          Letters of Credit Issued for Subsidiaries.  Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Restricted Subsidiary, the Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit.  The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Restricted Subsidiaries inures to the benefit of the Borrower, and that the Borrower's business derives substantial benefits from the businesses of such Restricted Subsidiaries.

2.04        Prepayments.

(a)          Optional.  Subject to the last sentence of this Section 2.04(a), the Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Administrative Agent not later than 1:00 p.m. (1) two U.S. Government Securities Business Days prior to any date of prepayment of SOFR Loans and (2) on the date of prepayment of Base Rate Loans; (B) any prepayment of SOFR Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof; and (C) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if SOFR Loans are to be prepaid, the Interest Period(s) of such SOFR Loans.  The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender's ratable portion of such prepayment (based on such Lender's Applicable Percentage).  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of a SOFR Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.

(b)          Mandatory.

(i)           If any Relevant Party makes any Asset Sale which results in the realization by such Person of Net Cash Proceeds, the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of such Net Cash Proceeds promptly after receipt (or if the Borrower in good faith intends to use such Net Cash Proceeds to acquire, improve or maintain Pipeline Assets, Real Property or Easements related to Pipeline Assets, capital assets to be used in any line of business not prohibited by Section 7.07 or for other uses reasonably acceptable to the Administrative Agent, then on or before the 360th day after such Asset Sale to the extent that, within such 360 day period, the Relevant Parties have not used such Net Cash Proceeds for such purpose; provided, that prepayment shall be required with such Net Cash Proceeds promptly after any earlier date on which the Borrower has determined not to use such Net Cash Proceeds for any such purpose) (all such prepayments to be applied as set forth in clause (v) below).

(ii)          Upon the issuance or incurrence by the Borrower or any Restricted Subsidiary of any Indebtedness (other than Indebtedness permitted under Section 7.02),

and upon receipt of the Net Cash Proceeds thereof, the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of such Net Cash Proceeds (such prepayments to be applied as set forth in clause (v) below).

(iii)         Upon any Extraordinary Receipt received by or paid to or for the account of any Relevant Party, and not otherwise included in clause (i) or (ii) of this Section 2.04(b), the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds received therefrom promptly upon receipt thereof by such Relevant Party (such prepayments to be applied as set forth in clause (v) below).

(iv)         If for any reason the Total Outstandings at any time exceed the Aggregate Commitments, the Borrower shall immediately prepay Loans and L/C Borrowings and/or Cash Collateralize the L/C Obligations (other than the L/C Borrowings) in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.04(b) unless after the prepayment in full of the Loans and L/C Borrowings, the Total Outstandings exceed the Aggregate Commitments then in effect.

(v)          Prepayments of the Loans made pursuant to this Section 2.04(b), first, shall be applied ratably to the L/C Borrowings, second, shall be applied ratably to the outstanding Swingline Borrowings, third, shall be applied ratably to the outstanding Base Rate Loans (other than the Swingline Loans), fourth, shall be applied ratably to the outstanding SOFR Loans, and fifth, shall be used to Cash Collateralize the remaining L/C Obligations; provided that, in the case of prepayments of the Loans required pursuant to clause (i), (ii), or (iii) of this Section 2.04(b), such Cash Collateralization shall only be required if an Event of Default has occurred and is continuing, and, in the case of prepayments of the Loans required pursuant to clause (i), (ii), or (iii) of this Section 2.04(b), the amount remaining, if any, after the prepayment in full of all L/C Borrowings and Loans outstanding at such time and, if applicable, the Cash Collateralization of the remaining L/C Obligations in full, may be retained by the Borrower.  Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from the Borrower or any other Loan Party) to reimburse the L/C Issuer or the Lenders, as applicable; provided, however, that if an Event of Default no longer exists, any Cash Collateral required under this Section 2.04(b) shall be released to the Borrower.  Prepayments made pursuant to this Section 2.04(b) shall not result in a permanent reduction of the Commitments.

2.05        Termination or Reduction of Commitments.

(a)          Optional.  The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Commitments, the Swingline Commitment, or the Letter of Credit Sublimit, or from time to time permanently reduce the Aggregate Commitments, the Swingline Commitment or the Letter of Credit Sublimit; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof and (iii) the Borrower shall not terminate or reduce (A) the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Aggregate Commitments, (B) the Swingline Commitment if, after giving effect thereto, the Outstanding Amount of the Swingline Obligations would exceed the Swingline Commitment, or (C) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit.

(b)          Application of Commitment Reductions; Payment of Fees.  The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Swingline Commitment, the Letter of Credit Sublimit or the Commitment under this Section 2.05.  Upon any reduction of the Commitments, the Commitment of each Lender shall be reduced by such Lender's Applicable Percentage of such reduction amount.  All fees in respect of the Aggregate Commitments accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

2.06        Repayment of Loans.  The Borrower shall repay to the Lenders (including the Swingline Lender) on the Maturity Date the aggregate unpaid principal amount of all Loans (including Swingline Loans) outstanding on such date.

2.07        Interest.

(a)          Subject to the provisions of Section 2.07(b), (i) each SOFR Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to Adjusted Term SOFR for such Interest Period plus the Applicable Rate; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b)

(i)          If any amount payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then such amount shall thereafter bear interest at a fluctuating interest rate per annum equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)          Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)          Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.08        Fees.  In addition to certain fees described in Sections 2.03(h) and (i):

(a)          Commitment Fee.  The Borrower shall pay to the Administrative Agent for the account of each Lender such Lender's Applicable Percentage of an aggregate commitment fee (the “Commitment Fee”) equal to the Applicable Rate times the actual daily amount by which the aggregate amount of the Lenders’ Commitments at such time exceeds the sum of (i) the Outstanding Amount of Loans and (ii) the Outstanding Amount of L/C Obligations.  The Commitment Fee shall accrue at all times during the period from the Closing Date until the end of the Availability Period, including at any time during which one or more of the conditions in ARTICLE IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period.  The Commitment Fee shall be calculated quarterly in arrears. For the purposes of calculating the Commitment Fee, the aggregate principal amount of Swingline Loans then outstanding shall be deemed to be zero.

(b)          Other Fees.

(i)           The Borrower shall pay fees in the amounts and at the times specified in the Engagement Letter.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii)          The Borrower shall pay to the Lead Arranger (as defined in the Engagement Letter) for the account of each of the Lenders in the amounts and at the times specified in the Engagement Letter.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.09        Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.

(a)          All computations of interest for Base Rate Loans computed using the prime rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.11(a), bear interest for one day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b)          If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Lenders determine that (i) the Consolidated Total Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Total Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the L/C Issuer, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or the L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period.  This paragraph shall not limit the rights of the Administrative Agent, any Lender or the L/C Issuer, as the case may be, under Section 2.03(c)(iii), 2.03(h) or 2.07 or under ARTICLE VIII.  The Borrower's obligations under this paragraph shall survive the termination of the Aggregate Commitments and the repayment of all other Obligations hereunder.

2.10        Evidence of Debt.

(a)          The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the Register and the corresponding accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note in registered form under Section 5f.103-1(c) of the United States Treasury Regulations, which shall evidence such Lender's Loans in addition to such accounts or records.  Each Lender may attach schedules to its Note with respect to the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)          In addition to the accounts and records referred to in Section 2.10(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit.  In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.11        Payments Generally; Administrative Agent's Clawback.

(a)          General.  All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent's Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein.  The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender's Lending Office.  All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding

Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected on computing interest or fees, as the case may be.

(b)          (i) Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of SOFR Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender's share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender's Loan included in such Borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)          Payments by Borrower; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders, the Swingline Lender or the L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders, the Swingline Lender or the L/C Issuer, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Appropriate Lenders, the Swingline Lender or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, the Swingline Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)          Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this ARTICLE II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in ARTICLE IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)          Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swingline Loans and to make payments pursuant to Section 10.04(c) are several and not joint.  The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and, except as set forth in Section 2.15(a)(iv), no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).

(e)          Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f)           Insufficient Funds.  If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.

2.12        Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time) of payment on account of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans, Swingline Loans and subparticipations in L/C Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:

(i)           if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)          the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.15, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations to any assignee or participant, other than an assignment to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

2.13        Increase in Aggregate Commitments.

(a)          Request for Increase.  Provided that immediately prior to and after giving effect thereto there exists no Event of Default, upon notice to the Administrative Agent, the Borrower may from time to time after the Closing Date request an increase in the aggregate amount of the Lenders’ Commitments by an amount (for all such requests) not exceeding $500,000,000 from one or more existing Lenders and/or Eligible Assignees; provided that any such request for an increase shall be in a minimum amount of $100,000,000 or, if less, the amount remaining available for all such increases.

(b)          The Borrower may approach (i) any Lender or any Affiliate of a Lender or (ii) with the prior written consent, if applicable, from the Administrative Agent and the L/C Issuer, such consent not to be unreasonably withheld or delayed, any other Eligible Assignee, in each case, to provide all or a portion of the increased Commitments; provided that any Lender offered or approached to provide all or a portion of the increase in Commitments may elect or decline, in its sole discretion, to provide such increased Commitments and Eligible Assignees shall become Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel.  For the avoidance of doubt, no Lender’s Commitment may be increased without the prior written consent of such Lender.

(c)          Effective Date and Allocations.  If the aggregate amount of the Lenders’ Commitments is increased in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the "Revolving Credit Increase Effective Date") and the final allocation of such increase.  The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase and the Revolving Credit Increase Effective Date. The terms and provisions of any such increase shall be identical to those of the Loans, other than in respect of any arrangement, commitment or upfront fees payable to any Lenders providing such increase.

(d)          Conditions to Effectiveness of Increase.  As a condition precedent to such increase, the Borrower shall deliver to the Administrative Agent (i) a favorable opinion of counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, covering such matters as may be reasonably requested by the Administrative Agent in connection with such increase and (ii) a certificate of each Loan Party dated as of the Revolving Credit Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (A) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, (B) in the case of the Borrower, certifying, as of such date, giving effect to amounts drawn or to be drawn under the Aggregate Commitments (as increased pursuant to this Section 2.13) as of such date, pro forma compliance with the financial covenants contained in Section 7.11 as of the last day of the most recent fiscal quarter of the Borrower for which financial statements have been delivered pursuant to Section 6.01(a) or (b), and (C) in the case of the Borrower, certifying that, before and after giving effect to such increase, (1) the representations and warranties contained in ARTICLE V and the other Loan Documents are true and correct in all material respects (except with respect to representations and warranties which are expressly qualified by materiality, which shall be true and correct in all respects) on and as of the Revolving Credit Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (except with respect to representations and warranties which are expressly qualified by materiality, which shall be true and correct in all respects) as of such earlier date, and except that for purposes of this Section 2.13, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01, and (2) no Event of Default exists.

(e)          Conflicting Provisions.  This Section shall supersede any provisions in Section 2.12 or 10.01 to the contrary.

2.14        Cash Collateral.

(a)          Certain Credit Support Events.  Upon the request of the Administrative Agent or the L/C Issuer (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations.  At any time that there shall exist a Defaulting Lender, immediately upon the request of the Administrative Agent or the L/C Issuer, the Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.15(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b)          Grant of Security Interest.  All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Wells Fargo.  The Borrower, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the Swingline Lender, the L/C Issuer and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.14(c).  If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrower or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c)          Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.14 or Sections 2.03, 2.04, 2.15 or 8.02 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d)          Release.  Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations or events giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.06(b)(vi))) or (ii) the Administrative Agent's good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 2.14 may be otherwise applied in accordance with Section 8.03), and (y) the Person providing Cash Collateral and the L/C Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.15        Defaulting Lenders.  (a)  Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)           Waivers and Amendments.  That Defaulting Lender's right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.

(ii)          Reallocation of Payments.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to ARTICLE VIII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 10.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the L/C Issuer or the Swingline Lender hereunder; third, if so determined by the Administrative Agent or requested by the L/C Issuer, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Letter of Credit; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the Swingline Lender or the L/C Issuer as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Swingline Lender or the L/C Issuer against that Defaulting Lender as a result of that Defaulting Lender's breach of its obligations under this Agreement; seventh, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender's breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans, Swingline Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans, Swingline Loans or L/C Borrowings were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, Swingline Loans of, and L/C Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, Swingline Loans of, or L/C Borrowings owed to, that Defaulting Lender.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.15(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)         Certain Fees.  That Defaulting Lender (x) shall not be entitled to receive any commitment fee pursuant to Section 2.08(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) (and the Borrower shall (A) be required to pay to the L/C Issuer the amount of such fee allocable to its Fronting Exposure arising from that Defaulting Lender and (B) not be required to pay the remaining amount of such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.03(h).

(iv)         Reallocation of Applicable Percentages to Reduce Fronting Exposure.  During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit pursuant to Section 2.03, the "Applicable Percentage" of each non-Defaulting Lender shall be computed without giving effect to the Commitment of that Defaulting Lender; provided, that, (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists; and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit shall not exceed the positive difference, if any, of (1) the Commitment of that non-Defaulting Lender minus (2) the aggregate Outstanding Amount of the Loans of that Lender.

(b)          Defaulting Lender Cure.  If the Borrower, the Administrative Agent, the Swingline Lender and the L/C Issuer agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.15(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender's having been a Defaulting Lender.

2.16        Swingline Loans.

(a)          Subject to the terms and conditions set forth herein, and if an AutoBorrow Agreement is in effect, subject to the terms and conditions of such AutoBorrow Agreement, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Availability Period in U.S. Dollars, in an aggregate principal amount at any time outstanding that will not result in (x) the aggregate principal amount of outstanding Swingline Loans exceeding the Swingline Commitment or (y) the Total Outstandings exceeding the Aggregate Commitments; provided that no Swingline Lender shall be required to make a Swingline Loan to refinance an outstanding Swingline Borrowing. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans. All Swingline Loans shall be Base Rate Loans under this Agreement.

(b)          If an AutoBorrow Agreement is in effect, each Swingline Borrowing of the type described in clause (b) of the definition thereof shall be made as provided in such AutoBorrow Agreement.  Otherwise, to request a Swingline Borrowing, the Borrower shall notify the Swingline Lender of such request by telephone (confirmed by a Swingline Loan Notice by telecopy) not later than 3:00 p.m. on the day of the proposed Swingline Borrowing. Each such notice and Swingline Loan Notice shall be irrevocable and shall specify (i) the requested date (which shall be a Business Day) of the Swingline Borrowing, (ii) the amount of the requested Swingline Borrowing, (iii) the term of such Swingline Loan, and (iv) the location and number of the Borrower’s account to which funds are to be disbursed.  Each Swingline Loan shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof, except as otherwise set forth in any AutoBorrow Agreement.  If an AutoBorrow Agreement is in effect, with respect to each Swingline Borrowing of the type described in clause (b) of the definition thereof, such additional terms and conditions of such AutoBorrow Agreement shall have been satisfied, and in the event that any of the terms of this Section 2.16 conflict with such AutoBorrow Agreement, the terms of the AutoBorrow Agreement shall govern and control.  The Swingline Lender shall make each Swingline Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 5:00 p.m. to the account of the Borrower.

(c)          The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m. on any Business Day, require the Lenders to acquire participations on such Business Day in all or a portion of the outstanding Swingline Loans made by it. Such notice shall specify the aggregate amount of such Swingline Loans in which the Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each such Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender acknowledges and agrees that its respective obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. No Lender shall have any rights or obligations under any AutoBorrow Agreement. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds not later than 1:00 pm on the Business Day specified in the Swingline Loan Notice with respect to Loans made by such Lender (and Section 2.11 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph (c), and thereafter payments by the Borrower in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or any other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be remitted promptly to the Administrative Agent; any such amounts received by the Administrative Agent shall be remitted promptly by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. If an AutoBorrow Agreement is in effect, each prepayment of a Swingline Borrowing of the type described in clause (b) of the definition thereof shall be made as provided in such AutoBorrow Agreement. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

(d)          Notwithstanding any terms to the contrary contained herein, the ability to transfer funds pursuant to an AutoBorrow Agreement as a Swingline Borrowing hereunder may be terminated at any time by the Swingline Lender upon 24 hour prior written notice to the Borrower.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01        Taxes.

(a)          Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i)           Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes.  If, however, applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding.

(ii)          If any applicable Withholding Agent shall be required by applicable law to withhold or deduct any Taxes, including both U.S. Federal backup withholding and withholding taxes, from any payment, then (A) the applicable Withholding Agent  shall withhold or make such deductions as are determined by the Withholding Agent to be required, (B) the applicable Withholding Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with applicable law, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions of Indemnified Taxes applicable to additional sums payable under this Section)

the Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)          Payment of Other Taxes by the Borrower.  Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of any Other Taxes.

(c)          Tax Indemnifications.

(i)           Without limiting the provisions of subsection (a) or (b) above, the Loan Parties shall, and do hereby, jointly and severally indemnify the Administrative Agent and each Lender, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by the Borrower or the Administrative Agent or payable or paid by the Administrative Agent or the Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of any such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(ii)          Without limiting the provisions of subsection (a) or (b) above, each Lender shall, and does hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.06(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender, as the case may be, under this Agreement or any other Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this clause (ii).  The agreements in this clause (ii) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all other Obligations.

(d)          Evidence of Payments.  As soon as practicable after any payment of Taxes by any Loan Party or the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(e)          Status of Lenders; Tax Documentation.

(i)           Each Lender shall deliver to the Borrower and to the Administrative Agent, at the time or times prescribed by applicable Laws or when reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested documentation or information as will permit the Borrower or the Administrative Agent, as the case may be, to determine (A) whether or not payments made hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender's entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by the Borrower pursuant to this Agreement or otherwise to establish such Lender's status for withholding tax purposes in the applicable jurisdiction. Notwithstanding anything to the contrary in the preceding sentence, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)          Without limiting the generality of the foregoing:

(A)         any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)         any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)          in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)          executed originals of IRS Form W-8ECI;

(3)          in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form); or

(4)          to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form), a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;

(C)         any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign

Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)         if a payment made to a Lender or the Administrative Agent under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender or Administrative Agent were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender or Administrative Agent shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender or Administrative Agent has complied with such obligations of such Lender or Administrative Agent under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii)         Each Lender shall promptly (A) notify the Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, (B) update any form or certification to the extent the form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, and (C) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that the Borrower or the Administrative Agent make any withholding or deduction for Taxes from amounts payable to such Lender.

(f)           Treatment of Certain Refunds.  Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender, as the case may be.  If the Administrative Agent or any Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses incurred by the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this subsection, in no event will the indemnified party be required to pay any amount to the Borrower pursuant to this subsection the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This subsection shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

(g)          Defined Terms.  For purposes of this Section 3.01, the term “Lender” includes Swingline Lender and the L/C Issuer and the term “applicable Law” includes FATCA.

3.02        Illegality.  If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to Adjusted Term SOFR, or to determine or charge interest rates based upon Adjusted Term SOFR, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue SOFR Loans or to convert Base Rate Loans to SOFR Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Adjusted Term SOFR component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted Term SOFR component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all SOFR Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted Term SOFR component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such SOFR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such SOFR Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon Adjusted Term SOFR, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Adjusted Term SOFR component thereof until the Administrative Agent is advised in writing by such

Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon Adjusted Term SOFR.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03        Inability to Determine Rates.

(a)          Subject to clause (b) below, in connection with any request for a SOFR Loan or a conversion to or continuation thereof or otherwise, if for any reason (i) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that reasonable and adequate means do not exist for ascertaining Adjusted Term SOFR for the applicable Interest Period with respect to a proposed SOFR Loan on or prior to the first day of such Interest Period or (ii) the Administrative Agent is advised by the Required Lenders that Adjusted Term SOFR does not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loans during such Interest Period, then the Administrative Agent shall promptly give notice thereof to the Borrower.  Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist, (A) the obligation of the Lenders to make SOFR Loans and the right of the Borrower to convert any Loan to or continue any Loan as a SOFR Loan shall be suspended and (B) if any Loan Notice requests a SOFR Loan, such Borrowing shall be made as a Base Rate Loan or, at the election of the Borrower with the consent of the Required Lenders, at an alternate rate of interest determined by the Required Lenders that represents their cost of funds; provided that no Lender shall be required to provide their cost of funds.

(b)          Benchmark Replacement Setting.

(i)           Benchmark Replacement.

(A)         Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, the Administrative Agent and the Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement.  Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders.  No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 3.03(b)(i)(A) will occur prior to the applicable Benchmark Transition Start Date.

(ii)          Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(iii)         Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (A) the implementation of any Benchmark Replacement and (B) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement.  The Administrative Agent will promptly notify the Borrower of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 3.03(b)(iv).  Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.03(b), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.03(b).

(iv)         Unavailability of Tenor of Benchmark.  Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (1) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (2) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable, non-representative, non-compliant or non-aligned tenor and (B) if a tenor that was removed pursuant to clause (A) above either (1) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (2) is not, or is no longer, subject to an announcement that it is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v)          Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, (A) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans and (B) any outstanding affected SOFR

Loans will be deemed to have been converted to Base Rate Loans at the end of the applicable Interest Period.  During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

3.04        Increased Costs.

(a)          Increased Costs Generally.  If any Change in Law shall:

(i)           impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or the L/C Issuer;

(ii)          subject any Lender or the L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any SOFR Loan made by it, or change the basis of taxation of payments to such Lender or the L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the L/C Issuer); or

(iii)         impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense (in each case, other than Taxes) affecting this Agreement or SOFR Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan the interest on which is determined by reference to Adjusted Term SOFR (or of maintaining its obligation to make any such SOFR Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b)          Capital Requirements.  If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender's or the L/C Issuer's holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender's or the L/C Issuer's capital or on the capital of such Lender's or the L/C Issuer's holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender's or the L/C Issuer's holding company could have achieved but for such Change in Law (taking into consideration such Lender's or the L/C Issuer's policies and the policies of such Lender's or the L/C Issuer's holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender's or the L/C Issuer's holding company for any such reduction suffered.

(c)          Certificates for Reimbursement.  A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)          Delay in Requests.  Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender's or the L/C Issuer's right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender's or the L/C Issuer's intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.05        Compensation for Losses.  Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense or any fee incurred by it as a result of:

(a)          any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)          any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c)          any assignment of a SOFR Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.  The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

3.06        Mitigation Obligations; Replacement of Lenders.

(a)          Designation of a Different Lending Office.  If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender, the L/C Issuer, or any Governmental Authority for the account of any Lender or the L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender or the L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or the L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or the L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the L/C Issuer, as the case may be, in either case, in such parties’ reasonable discretion.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or the L/C Issuer in connection with any such designation or assignment.

(b)          Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 10.13.

3.07        Survival.  All of the Borrower's obligations under this ARTICLE III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.

ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01        Conditions of Closing Date.  The occurrence of the Closing Date is subject to satisfaction of the following conditions precedent:

(a)          The Administrative Agent's receipt of the following (which receipt may be by means of telecopy or other electronic transmission followed by originals), each in form, substance and date satisfactory to the Administrative Agent and, when applicable, properly executed by a Responsible Officer of the signing Loan Party:

(i)           executed counterparts of this Agreement;

(ii)          a Note (or a replacement Note, if applicable) executed by the Borrower in favor of each Lender requesting a Note;

(iii)         an amended and restated guaranty and collateral agreement, in substantially the form of Exhibit F (together with each other Guaranty, collateral agreement and Joinder

Agreement delivered pursuant to Section 6.12, in each case as amended, the "Security Agreement"), duly executed by each Loan Party, together with:

(A)         the certificates, if any, representing pledged Equity Interests referred to therein accompanied by undated stock powers executed in blank and the instruments, if any, evidencing pledged Indebtedness indorsed in blank;

(B)         proper financing statements (including transmitting utility financing statements, as appropriate), or amendments thereto, in form appropriate for filing under the Uniform Commercial Code of all jurisdictions that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the Security Agreement, covering the Collateral described in the Security Agreement;

(C)         completed requests for information, dated on or before the date of the Closing Date, listing all effective financing statements filed in the jurisdictions referred to in clause (B) above that name any Loan Party as debtor, together with copies of such other financing statements; and

(D)         evidence that all other action that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the Security Agreement has been taken (including receipt of duly executed payoff letters and UCC-3 termination statements, if applicable);

(iv)         deeds of trust, trust deeds, mortgages, leasehold mortgages and leasehold deeds of trust (including any amendment and restatement of any existing deeds of trust, trust deeds, mortgages, leasehold mortgages and leasehold deeds of trust), covering the properties described on Schedules 5.08(b) and 5.08(c) (together with the Assignments of Leases and Rents referred to therein, in each case as amended, the "Mortgages") to the extent required to satisfy the Mortgage Requirement, duly executed, acknowledged and delivered by the appropriate Loan Parties and in the form of Exhibit H (or as may otherwise be mutually agreed between the Borrower and the Administrative Agent);

(v)          intellectual property security agreements and/or amendments or modifications thereto to the extent existing immediately prior to the Closing Date pursuant to the Existing Credit Agreement (in each case as requested by and in form and substance satisfactory to, the Administrative Agent), duly executed, acknowledged and delivered by the appropriate Loan Parties and in form suitable for filing or recording with the United States Copyright Office or the United States Patent and Trademark Office, as applicable, in order to create a valid first and subsisting Lien (subject to Permitted Encumbrances) on the intellectual property described therein in favor of the Administrative Agent for the benefit of the Secured Parties;

(vi)         such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative

Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party;

(vii)        such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(viii)       (A) a favorable opinion of Vinson & Elkins LLP, counsel to the Loan Parties, addressed to the Administrative Agent and each Lender and (B) a favorable opinion of counsel to the Loan Parties (which counsel shall be reasonably acceptable to the Administrative Agent) in each of West Virginia and Ohio, in each case addressed to the Administrative Agent and each Lender;

(ix)         a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all material consents and approvals of third parties that may be required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such material consents or approvals are so required;

(x)          a certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Sections 4.02(a) and (b), mutatis mutandis, have been satisfied, (B) that there has been no event or circumstance since December 31, 2020, that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect, (C) that there has been no action, suit, investigation or proceeding pending or, to the knowledge of the Borrower, threatened in any court before any arbitrator or Governmental Authority (1) in respect of the closing of this Agreement or (2) that could reasonably be expected to have a Material Adverse Effect, (D) that the Borrower does not have any Unrestricted Subsidiaries, (E) that, after giving pro forma effect to the closing of the transactions contemplated by this Agreement, the Borrower and its Subsidiaries do not have any indebtedness for borrowed money, other than with respect to the indebtedness for borrowed money permitted hereunder, (F) that the Borrower and its Subsidiaries are in pro forma compliance with the Total Leverage Ratio and Interest Coverage Ratio both immediately prior to and after giving effect to this Agreement (and attaching reasonably detailed calculations reflecting the same which shall be in form and substance reasonably satisfactory to the Administrative Agent) and (G) that all Material Contracts between the Borrower and its Subsidiaries, on the one hand, and its parent companies, on the other, listed on Schedule 5.23 are in full force and effect, and no default has occurred and is continuing thereunder;

(xi)         one or more certificates attesting to the Solvency of the Loan Parties on a consolidated basis, from the Borrower's chief financial officer;

(xii)        evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect, together with the certificates of insurance, naming the Administrative Agent, on behalf of the Lenders, as an additional insured or loss payee, as the case may be, under all insurance policies maintained with respect to the assets and properties of the Loan Parties that constitute Collateral;

(xiii)       a duly executed and completed Perfection Certificate, in substance reasonably satisfactory to the Administrative Agent;

(xiv)       life of loan flood certification(s) from a firm reasonably acceptable to the Administrative Agent covering any Additional Facility showing whether or not such Additional Facility is located in a special flood hazard area subject by federal regulation to mandatory flood insurance requirements. If any property is in a special flood hazard area, Borrower shall have also delivered an acknowledged Borrower notice and a policy of flood insurance in compliance with Flood Insurance Laws; and

(xv)        such other assurances, certificates, documents, consents or opinions as the Administrative Agent, the Swingline Lender or the L/C Issuer reasonably may require.

(b)          (i) All fees and expenses (to the extent such expenses have been invoiced) required to be paid to the Administrative Agent and the Joint Lead Arrangers on or before the Closing Date shall have been paid and (ii) all fees required to be paid to the Lenders on or before the Closing Date shall have been paid.

(c)          The Administrative Agent shall have received, in form and substance reasonably satisfactory to the Administrative Agent, (i) copies of the Audited Financial Statements and (ii) unaudited financial statements for each quarterly period ended after December 31, 2020 through and including the quarterly period ended June 30, 2021.

(d)          The Borrower shall have paid all fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings, including (if required) recording fees and costs (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

(e)          The Administrative Agent shall have reviewed, and be satisfied with (A) the pro forma ownership, corporate, legal, tax management and capital structure of the Borrower and its Restricted Subsidiaries and all agreements relating thereto and (B) the flow of funds in connection with the Closing Date.

(f)           The Administrative Agent shall have completed all legal, tax, accounting, business, financial, environmental, title and ERISA due diligence concerning the Borrower and its Subsidiaries, in each case in scope and with results in all respects satisfactory to the Administrative Agent in its sole discretion.

(g)          There shall exist no action, suit, investigation, litigation or proceeding affecting any Loan Party pending or, to the Borrower’s knowledge as certified by the Borrower, threatened before any Governmental Authority that (i) could reasonably be expected to have, either individually, or in the aggregate, a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of any Loan Document or the consummation of the transactions contemplated thereby.

(h)          The Administrative Agent shall have received, at least five (5) Business Days prior to the Closing Date, and be reasonably satisfied in form and substance with, all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including but not restricted to the USA Patriot Act and, to the extent requested by any Lender, a Beneficial Ownership Certification in relation to the Borrower.

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed and released its signature page to this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02        Conditions to all Credit Extensions.  The obligation of each Lender to honor any Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of SOFR Loans) is subject to the following conditions precedent:

(a)          The representations and warranties of the Borrower and each other Loan Party contained in ARTICLE V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (except with respect to representations and warranties which are expressly qualified by materiality, which shall be true and correct in all respects) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (except with respect to representations and warranties which are expressly qualified by materiality, which shall be true and correct in all respects) as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in Sections 5.05(a) and (b) shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and (b), respectively.

(b)          (i) No Default or Event of Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof, and (ii) after giving effect to such proposed Credit Extension, the Total Outstandings would not exceed the Aggregate Commitments.

(c)          The Administrative Agent and, if applicable, the L/C Issuer, shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d)          As of the date the applicable Request for Credit Extension is delivered, immediately before and on a pro forma basis after giving effect to the requested Credit Extension, the Loan Parties, together with their respective Restricted Subsidiaries, on a consolidated basis are Solvent.

Each Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type or a continuation of SOFR Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a), (b) and (d) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and the Lenders that:

5.01        Existence, Qualification and Power.  Each Relevant Party (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its organization or formation, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02        Authorization; No Contravention.  The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is or is to be a party have been duly authorized by all necessary company or other organizational action, and do not and will not (a) contravene the terms of any of such Person's Organization Documents; (b) conflict in any material respect with, or result in any material breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any material Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Restricted Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law in any material respect.

5.03        Governmental Authorization; Other Consents.  Except for the filing or recording of any deeds of trust, mortgages, financing statements or other instruments necessary for the perfection of the security interests granted in the Collateral pursuant to the Collateral Documents, no material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person that has not been obtained or made is necessary or required in connection with (a)  the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof, subject to Permitted Encumbrances) or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or, prior to the applicable Collateral Release Date, the remedies in respect of the Collateral pursuant to the Collateral Documents.

5.04        Binding Effect.  This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto.  This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to the effect of any applicable Debtor Relief Laws and subject to, as to enforceability, general principles of equity.

5.05        Financial Statements; No Material Adverse Effect.

(a)          The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Borrower and its Restricted Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) disclose, as and to the extent required by GAAP, the indebtedness and other liabilities of the Borrower and its Restricted Subsidiaries as of the date thereof.

(b)          Since December 31, 2020, there has been no event or circumstance, either individually or in the aggregate, that has had or is reasonably expected to have a Material Adverse Effect.

(c)          The consolidated forecasted balance sheet and statements of income and cash flows of the Borrower and its Restricted Subsidiaries most recently delivered pursuant to Section 6.01(c) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the Borrower's reasonable estimate of its future financial condition and performance.

5.06        Litigation.  Except as set forth on Schedule 5.06, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower after due and diligent investigation, threatened, at law, in equity, or in arbitration or before any Governmental Authority, by or against the Borrower or any of its Restricted Subsidiaries or against any of their properties or revenues (i) that involve any Loan Document or (ii) that has had or is reasonably be expected to have a Material Adverse Effect.

5.07        No Default.  Neither any Loan Party nor any Restricted Subsidiary thereof is in default under or with respect to, or a party to, any Contractual Obligation that has had or is reasonably expected to have a Material Adverse Effect.  No Default has occurred and is continuing or will result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08        Ownership of Property; Liens; Investments.

(a)          Each Loan Party has good record and defensible title to, or valid leasehold interests in, all Real Property and Easements material to the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and subject to Permitted Encumbrances.

(b)          As of the Closing Date, Schedule 5.08(b) sets forth a complete and accurate list of all Real Property owned by and Easements granted in favor of each Loan Party. Schedule 5.08(b) shows, with respect to all Real Property and each of the Easements set forth therein, the grantor, grantee, instrument date, recording information, the county or other relevant jurisdiction, state and record owner as in effect immediately prior to the Closing Date.  Each Loan Party has defensible title to all material Real Property owned by and Easements granted in favor of such Loan Party, free and clear of all Liens, other than Permitted Encumbrances.  Except to the extent that flood insurance in form and substance satisfactory to the Administrative Agent and otherwise in compliance with the Flood Insurance Laws has been obtained with respect thereto, no Additional Facility that is located on any such Real Property is located in a special flood hazard area as designated by any Governmental Authority.

(c)          As of the Closing Date, Schedule 5.08(c) sets forth a complete and accurate list of all leases of Real Property under which any Loan Party is the lessee, showing as of a recent date the street address, county or other relevant jurisdiction, state, lessor, lessee, expiration date and annual rental cost thereof. To the knowledge of the applicable Loan Party, each material lease of Real Property entered into by such Loan Party is the legal, valid and binding obligation of the lessor thereof, enforceable in accordance with its terms (subject to the effect of any applicable Debtor Relief Laws and subject to, as to enforceability, general principles of equity)

(d)          The Pipeline Systems are covered by recorded or to be recorded Easements in favor of, or are located upon the Real Property owned or leased by, the applicable Relevant Parties (or their predecessors in interest) and their respective successors and assigns, except where the failure of the Pipeline Systems to be so covered, individually or in the aggregate, (i) does not materially detract from the value or the use of any Pipeline System and (ii) could not reasonably be expected to have a Material Adverse Effect.

(e)          The Easements and Real Property held or leased by the applicable Relevant Parties establish a contiguous and continuous right-of-way for the Pipeline Systems and grant the applicable Relevant Parties (or their predecessors in interest) and their respective successors and assigns, the right to construct, operate and maintain the Pipeline Systems in, over, under or across the land covered thereby in accordance with prudent industry practice, except where the failure of such Easements and Real Property to so establish such right-of-way or so grant such rights, individually or in the aggregate, (i) does not materially detract from the value or the use of any Pipeline System and (ii) could not reasonably be expected to have a Material Adverse Effect.

(f)           There is not presently any occurrence of any (i) breach or event of default on the part of the Loan Parties with respect to any Easement, (ii) to the best knowledge of the Loan Parties, breach or event of default on the part of any other party to any Easement, or (iii) event that, with the giving of notice of lapse of time or both, would constitute such breach or event of default on the part of the Loan Parties with respect to any Easement or, to the best knowledge of the Loan Parties, on the part of any other party there to, in each case, to the extent such breach or default, individually or in the aggregate, (A) materially detracts from the value or the use of any Pipeline System and (B) could reasonably be expected to have a Material Adverse Effect.

(g)          The Easements are in full force and effect in all material respects and are valid and enforceable against the parties thereto in accordance with their terms (subject to the effect of any applicable Debtor Relief Laws and subject to, as to enforceability, general principles of equity) and all rental and other payments due thereunder by the Loan Parties, and their predecessors in interest, have been duly paid in accordance with the terms of the Easements, except to the extent that the failure to do so, individually or in the aggregate, (i) does not materially detract from the value or the use of any Pipeline System and (ii) could not reasonably be expected to have a Material Adverse Effect.

(h)          The Pipeline Systems are located within the confines of the Easements and the other Real Property held or leased by the Relevant Parties and do not encroach outside of the Easements and Real Property held or leased by the Relevant Parties upon any adjoining property in any way that, individually or in the aggregate, (i) materially detracts from the value or the use of any Pipeline System and (ii) could reasonably be expected to have a Material Adverse Effect.

5.09        Intellectual Property.  The Borrower and each of the Restricted Subsidiaries own or have obtained valid rights to use all intellectual property, free from any burdensome restrictions, that is necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted except to the extent that the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. The operation of the respective businesses of the Borrower and each of the Restricted Subsidiaries, as currently conducted and as proposed to be conducted, do not infringe, misappropriate, violate or otherwise conflict with the proprietary rights of any third party have obtained all intellectual property except to the extent the same, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.10        Environmental Compliance.

(a)          The Loan Parties and their respective Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Borrower has reasonably concluded that such Environmental Laws and claims are not, individually or in the aggregate, reasonably expected to have a Material Adverse Effect.

(b)          Except for matters that are not reasonably expected to have a Material Adverse Effect: (i) none of the properties currently or formerly owned or operated by any Loan Party is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property; (ii) there are no underground or above-ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or, to the best of the knowledge of the Loan Parties, on any property formerly owned or operated by any Loan Party except in material compliance with Environmental Laws; (iii) there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party; and (iv) Hazardous Materials have not been released, discharged or disposed of by any Loan Party on any property currently or formerly owned or operated by any Loan Party except in material compliance with Environmental Laws.

5.11        Insurance.  The properties of the Borrower and its Restricted Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Restricted Subsidiary operates.

5.12        Taxes.  The Borrower and its Subsidiaries have filed all material Federal, state and other tax returns and reports required to be filed, and have paid all material Federal, state and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided to the extent required by GAAP.  There is no proposed tax assessment against the Borrower or any Subsidiary that would, if made, have a Material Adverse Effect.  No Loan Party nor any Restricted Subsidiary thereof is a party to any tax sharing agreement except with other Relevant Parties.

5.13        ERISA Compliance.

(a)          Each Pension Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state Laws except to the extent such failure to comply would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

(b)          There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Pension Plan that could reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Pension Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)          (i) No ERISA Event has occurred or is reasonably expected to occur that has resulted or could reasonably be expected to result in a Material Adverse Effect; (ii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA) that has resulted or could reasonably be expected to result in a Material Adverse Effect; (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any withdrawal liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect; and (iv) neither the Borrower nor any ERISA Affiliate has engaged in a transaction involving any Pension Plan that could be subject to Section 4069 or 4212(c) of ERISA that has resulted or could reasonably be expected to result in a Material Adverse Effect.

5.14        Subsidiaries; Equity Interests; Loan Parties.  As of the later of the Closing Date or the most-recent date of delivery of a report supplementing Schedule 5.14 delivered pursuant to Section 6.02(h), (a) no Loan Party has any Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.14, each identified as either a Restricted Subsidiary or an Unrestricted Subsidiary, (b) all of the outstanding Equity Interests in any such Subsidiaries that are owned by any Loan Party have been validly issued and are owned by the Loan Parties in the percentages specified on Part (a) of Schedule 5.14, free and clear of, in the case of any such Restricted Subsidiaries, all Liens except those created under the Collateral Documents and (c) no Loan Party has any equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.14.  Set forth on Part (c) of Schedule 5.14 is a complete and accurate list of all Loan Parties as of the Closing Date, showing (as to each Loan Party) the jurisdiction of its organization, the address of its principal place of business and its U.S. taxpayer identification number.  The copy of the charter of each Loan Party and each amendment thereto provided pursuant to Section 4.01(a)(vii) is a true and correct copy of each such document as of the Closing Date, each of which is valid and in full force and effect as of the Closing Date.

5.15        Margin Regulations; Investment Company Act.

(a)          The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.  Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than 25% of the value of the assets (either of the Borrower only or of the Borrower and its Restricted Subsidiaries on a consolidated basis) subject to the provisions of Section 7.01 or Section 7.05 or subject to any restriction contained in any agreement or instrument between the Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 8.01(e) will be margin stock.

(b)          None of the Borrower or any Subsidiary is or is required to be registered as an "investment company" under the Investment Company Act of 1940.

5.16        Disclosure.  No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Relevant Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, in any material respect; provided that, with respect to projected financial information and projected operations of Pipeline Systems and other assets, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time, it being understood that projected results may differ materially from actual results.  The information included in the Beneficial Ownership Certification, if any is required to be delivered pursuant to the terms of this Agreement, is true and correct in all respects.

5.17        Compliance with Laws.  Each Relevant Party is in compliance in all material respects with the requirements of all Laws applicable to it or to its properties, except in such instances in which (a) such requirement of Law is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.18        Solvency.  The Loan Parties, together with their respective Restricted Subsidiaries, on a consolidated basis are Solvent.

5.19        Collateral Documents.  The provisions of the Collateral Documents are effective to create in favor of the Administrative Agent for the benefit of the Secured Parties, at all times prior to the applicable Collateral Release Date, a legal, valid and enforceable first priority Lien (subject to Permitted Encumbrances) on all right, title and interest of the respective Loan Parties in the Collateral described therein.

5.20        State and Federal Regulation.

(a)          Each applicable Relevant Party is in compliance with all rules, regulations and orders of all State Pipeline Regulatory Agencies and the FERC applicable to the Pipeline Systems, to the extent that failure to comply therewith could reasonably be expected to have a Material Adverse Effect.

(b)          Without limiting the generality of Section 5.01 of this Agreement, no certificate, license, permit, consent, authorization or order (to the extent not otherwise obtained) is required by any Relevant Party from any Governmental Authority to construct, own, operate and maintain the Pipeline Systems, or to transport, process and/or distribute hydrocarbons under existing contracts and agreements as the Pipeline Systems are presently owned, operated and maintained, to the extent the failure to obtain the same could reasonably be expected to have a Material Adverse Effect.

5.21        Anti-Terrorism Laws; Foreign Corrupt Practices.

(a)          Anti-Terrorism Laws.  No Relevant Party and, to the knowledge of the Relevant Parties, neither Antero Corp nor any of its Subsidiaries, Affiliates, directors, officers, agents representatives or employees, is in violation of any requirement of Law relating to terrorism financing or money laundering (“Anti-Terrorism Laws”), the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (as amended, and including any successor statute, “USA Patriot Act”) of 2001 (Title III of Pub. L. 107-56), The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act”, 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959), the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) and Executive Order 13224 (effective September 24, 2001) (the “Executive Order”) or any Sanctions. No part of the proceeds of any Loans hereunder or the Letters of Credit issued hereunder will be used directly or indirectly in any manner that would result in the violation of any Anti-Terrorism Law, the USA Patriot Act, the Executive Order or any Sanctions.

(b)          No Relevant Party and to the knowledge of the Relevant Parties, no Affiliate, director, officer, representative, employee, broker or other agent of any Relevant Party acting or benefiting in any capacity in connection with the Loans is a Person that is, or, to the knowledge of the Relevant Entities, is Controlled by a Person that is the target of any Sanctions or is a Sanctioned Person.

(c)          No Relevant Party will, directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person:

(i)           to fund or facilitate any activities or business of or with any Person or in any country or territory that, at the time of such funding or facilitation, is a Sanctioned Country or a Sanctioned Person; or

(ii)          in any other manner that will result in a violation of Sanctions by any Person, including without limitation any Relevant Party.

(d)          No Relevant Party has, in the past five (5) years, engaged in, is not now engaged in, and will not engage in, any dealings or transactions with any Person, or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions.

(e)          No Relevant Party and, to the knowledge of the Relevant Parties, no broker or other agent of any Relevant Party acting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person who is the target of Sanctions, (ii) deals in, or otherwise engages in any transaction relating to, any property that is the target of any Sanctions, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(f)           Foreign Corrupt Practices.  No Relevant Party and, to the knowledge of such Relevant Party, none of Antero Corp or its Subsidiaries, Affiliates, directors, officers, agents representatives or employees is aware of or has taken any action, directly or indirectly, that would result in a material violation by such Persons and Anti-Corruption Laws (including the United States Foreign Corrupt Practices Act of 1977 (as amended, the “FCPA”)), including without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA; and, such Relevant Party, and to the knowledge of such Relevant Party, its Affiliates (including the Restricted Subsidiaries), have conducted their business in material compliance with any Anti-Corruption Laws and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

5.22        Status as Senior Debt. The Obligations shall rank pari passu in right of payment with any other senior Indebtedness or securities of the Borrower and shall constitute senior Indebtedness of the Borrower and the other Loan Parties under and as defined in any documentation documenting any junior Indebtedness in right of payment of the Borrower or the other Loan Parties.

5.23        Material Contracts. Other than as set forth on Schedule 5.23, as of the Closing Date there are no Material Contracts to which the Borrower or any of its Restricted Subsidiaries is a party.

5.24       No Burdensome Restrictions.  No Relevant Party is a party to any agreement or instrument or subject to any restriction in its organizational documents that will have the effect of prohibiting or restraining, or will impose adverse conditions upon, any of the lending transactions contemplated under the Loan Documents or (except as permitted by Section 7.09) the payment of dividends or the making of any guarantees by any Restricted Subsidiary to or in support of the Borrower.  The Borrower does not presently anticipate that future expenditures of the Relevant Parties needed to meet the provisions of any statutes, orders, rules or regulations of a Governmental Authority will be so burdensome as to have a Material Adverse Effect.

5.25        Transmitting Utility Status. Except as identified to the Administrative Agent in writing, each of the Loan Parties is a “transmitting utility” as defined in Section 9-102(a)(80) of the New York Uniform Commercial Code.

5.26        Labor Matters.  There are no strikes pending or threatened against the Borrower or any of its Restricted Subsidiaries or to the knowledge of the Borrower, their Affiliates that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.  The hours worked and payments made to employees of the Borrower and its Restricted

Subsidiaries (and to the knowledge of the Borrower, employees of their Affiliates to the extent such employees provide services to the Borrower and its Restricted Subsidiaries) have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters in a manner that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder (other than (A) contingent indemnification obligations and (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements as to which arrangements satisfactory to the applicable Cash Management Bank or Hedge Bank shall have been made) shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent, the Swingline Lender and the L/C Issuer shall have been made), the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03 and 6.11) cause each Restricted Subsidiary to:

6.01        Financial Statements.  Deliver to the Administrative Agent and each Lender, in form and detail reasonably satisfactory to the Administrative Agent (and not objected to by the Required Lenders):

(a)          as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries and, if different, the Borrower and the Restricted Subsidiaries, in each case as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in stockholders' equity, and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year (or in lieu of such audited financial statements of the Borrower and the Restricted Subsidiaries, a detailed reconciliation, reflecting such financial information for the Borrower and the Restricted Subsidiaries, on the one hand, and the Borrower and the Subsidiaries, on the other hand, reflecting adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements), all (except with respect to such reconciliation) in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of KPMG LLP or an independent certified public accountant of nationally recognized standing reasonably acceptable to the Administrative Agent (and not objected to by the Required Lenders), which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any "going concern" or like qualification or exception or any qualification or exception as to the scope of such audit;

(b)          as soon as available, but in any event within 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries and, if different, the Borrower and the Restricted Subsidiaries, in each case as at the end of such fiscal quarter, and the related consolidated statements of income or operations, changes in stockholders' equity, and cash flows for such fiscal quarter and for the portion of the Borrower's fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year (or in lieu of such financial statements of the Borrower and the Restricted Subsidiaries, a detailed reconciliation, reflecting such financial information for the Borrower and the Restricted Subsidiaries, on the one hand, and the Borrower and the Subsidiaries, on the other hand, reflecting adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements), all (except with respect to such reconciliation) in reasonable detail, certified by a Responsible Officer of the Borrower as fairly presenting the financial condition, results of operations, stockholders' equity and cash flows of the Borrower and its Restricted Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(c)          as soon as available, but in any event within 60 days after the end of each fiscal year of the Borrower, an annual business plan and budget of the Borrower and its Restricted Subsidiaries on a consolidated basis, including forecasts prepared by management of the Borrower, in form and detail reasonably satisfactory to the Administrative Agent (and not objected to by the Required Lenders), of consolidated balance sheets and statements of income or operations and cash flows of the Borrower and its Restricted Subsidiaries on a quarterly basis for the immediately following fiscal year.

As to any information contained in materials furnished pursuant to Section 6.02(c), the Borrower shall not be separately required to furnish such information under Section 6.01(a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in Sections 6.01(a) and (b) above at the times specified therein; provided that, if the Holding Company Condition is satisfied as of the date of the relevant financial statements (or in the case of annual business plan and budget on the first day of the applicable fiscal year), the obligations in clauses (a), (b) and (c) of this Section 6.01 may be satisfied with respect to financial information of the Borrower and its Subsidiaries by furnishing the applicable financial statements (or annual business plan and budget) of the General Partner; provided that to the extent such information relates to the General Partner, the Borrower shall promptly provide to the Administrative Agent, upon request from the Administrative Agent, consolidating or other information that explains in reasonable detail the differences between the information relating to the General Partner, on the one hand, and the information relating to the Borrower and its Subsidiaries on a standalone basis, on the other hand.

6.02        Certificates; Other Information.  Deliver to the Administrative Agent and each Lender, in form and detail reasonably satisfactory to the Administrative Agent (and not objected to by the Required Lenders):

(a)          (i) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower, which, for the avoidance of doubt, shall include the calculation of the Consolidated Total Leverage Ratio and, if applicable, the Consolidated Interest Coverage Ratio and the Consolidated Senior Secured Leverage Ratio for each period covered thereby after the Closing Date, a copy of a discussion of budgeted versus actual results with respect to such financial statements, prior to the applicable Collateral Release Date, a certification that the Mortgage Requirement is then satisfied, and reports of the throughput with respect to each of the Pipeline Systems and (ii) concurrently with the delivery of the financial statements referred to in Section 6.01(a), an updated Perfection Certificate;

(b)          promptly after any request by the Administrative Agent, or any Lender through the Administrative Agent, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of any Loan Party by independent accountants in connection with the accounts or books of any Loan Party or any audit of any of them;

(c)          promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(d)          promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party (other than (i) with respect to any Indebtedness permitted under Section 7.02(a)(v) or (ii) during an Investment Grade Period, Indebtedness in respect of Capitalized Leases, Synthetic Lease Obligations and purchase money obligations for equipment or other fixed or capital assets) pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02;

(e)           promptly, and in any event within five Business Days after receipt thereof by any Loan Party, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party;

(f)           not later than five Business Days after receipt thereof by any Loan Party, copies of all notices of default, demands, amendments, waivers and other modifications so received under or pursuant to any instrument, indenture, loan or credit or similar agreement and, from time to time upon request by the Administrative Agent, such information and reports regarding such instruments, indentures and loan and credit and similar agreements as the Administrative Agent may reasonably request;

(g)          promptly after the assertion or occurrence thereof, notice of any action or proceeding against or of any knowledge of the Borrower of any noncompliance by any Loan Party with any Environmental Law or Environmental Permit that could (i) reasonably be expected to have a Material Adverse Effect or (ii) cause any Pipeline System or other material asset described in the Mortgages to be subject to any material restrictions on use in the Loan Parties' businesses under any Environmental Law;

(h)          as soon as available, but in any event within 30 days after each September 30 and March 31, beginning with March 31, 2022, (i) a report supplementing Schedules 5.08(b) and 5.08(c), including an identification of all owned and leased Real Property and Easements disposed of by any Loan Party during such fiscal year, a list and description (including the relevant information described in Section 5.08) of all Real Property or Easements acquired or leased during such fiscal year and a description of such other changes in the information included in such Schedules as may be necessary for such Schedules to be accurate and complete and (ii) a report supplementing Schedules 5.14 and 7.03(f) containing a description of all changes in the information included in such Schedules as may be necessary for such Schedules to be accurate and complete, each such report to be signed by a Responsible Officer of the Borrower and to be in a form reasonably satisfactory to the Administrative Agent;

(i)           promptly, and in any event within 45 days after the end of each year, a report of all new Material Contracts executed during such year and all Material Contracts that expired or were terminated during such year;

(j)          within thirty (30) days (or such later date as the Administrative Agent may agree in its sole discretion) after consummation of a Material Acquisition, deliver an updated Perfection Certificate to the Administrative Agent and the Lenders, in substance reasonably satisfactory to the Administrative Agent; and

(k)          promptly, such additional information regarding the business, financial, legal or corporate affairs of any Relevant Party, or compliance with the terms of the Loan Documents, as the Administrative Agent, or the Required Lenders through the Administrative Agent, may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01 or Section 6.02 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower emails such documents to the Administrative Agent or the Lenders, as applicable, or posts such documents or provides a link thereto on the Borrower's website on the Internet at the website address listed on Schedule 10.02; (ii) on which such documents are posted on the Borrower's behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent), or (iii) on which such documents are filed of record with the SEC; provided that (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies and (ii) other than with respect to regularly scheduled periodic reporting of financial information, the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(a) to the Administrative Agent.  Except for such Compliance

Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or WFS will make available to the Lenders, the Swingline Lender and the L/C Issuer materials and/or information provided by or on behalf of the Borrower hereunder (collectively, "Borrower Materials") by posting the Borrower Materials on IntraLinks or another similar electronic system (the "Platform") and (b) certain of the Lenders (each, a "Public Lender") may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons' securities.  The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked "PUBLIC" which, at a minimum, shall mean that the word "PUBLIC" shall appear prominently on the first page thereof; (x) by marking Borrower Materials "PUBLIC," the Borrower shall be deemed to have authorized the Administrative Agent, WFS, the Swingline Lender, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked "PUBLIC" are permitted to be made available through a portion of the Platform designated "Public Side Information;" and (z) the Administrative Agent and WFS shall be entitled to treat any Borrower Materials that are not marked "PUBLIC" as being suitable only for posting on a portion of the Platform not designated "Public Side Information."  Notwithstanding the foregoing, the Borrower shall be under no Obligation to mark any Borrower Materials "PUBLIC".

6.03        Notices.  Promptly notify the Administrative Agent and each Lender:

(a)          of the occurrence of any Default;

(b)          of any matter that has resulted or is reasonably expected to result in a Material Adverse Effect;

(c)          of the occurrence of any material force majeure or casualty event or the damage, loss or destruction of a material portion of the Collateral;

(d)         of any amendment, waiver or other modification made to, or delivery of any notice of default or termination or assignment of, any Material Contract except for (i) termination upon expiration in accordance with the terms thereof and (ii) immaterial amendments, waivers or other modifications that are purely administrative in nature;

(e)          of the occurrence of any ERISA Event that could reasonably be expected to result in a liability to the Borrower in excess of the Threshold Amount;

(f)           of any material change in accounting policies or financial reporting practices by any Loan Party, including any determination by the Borrower referred to in Section 2.09(b);

(g)          of the (i) occurrence of any Asset Sale for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.04(b)(i), (ii) incurrence or issuance of any Indebtedness for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.04(b)(ii), and (iii) receipt of any Extraordinary Receipt for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.04(b)(iii);

(h)          any form of material notice, summons, citation, proceeding or order received from the FERC or any State Pipeline Regulatory Agency or any other Governmental Authority concerning the regulation of any material portion of the Pipeline Systems;

(i)           of the occurrence of any environmental event resulting in Environmental Liability to the Borrower or any of its Subsidiaries in excess of $5,000,000 and, in connection therewith, upon the Administrative Agent's request, provide such environmental reports as are reasonably acceptable to the Administrative Agent; and

(j)           of any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified therein and promptly upon the reasonable request of the Administrative Agent or any Lender, provide the Administrative Agent or such Lender, as the case may be, any information or documentation reasonably requested by it for purposes of complying with the Beneficial Ownership Regulation.

Each notice pursuant to Section 6.03 (other than Section 6.03(g), (h), (j) or (k)) shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.  Each notice pursuant to Section 6.03(a) shall describe with particularity the provisions of this Agreement and any other Loan Document that have been breached.

6.04        Payment of Obligations.  Pay and discharge as the same shall become due and payable, or otherwise in accordance with normal practices for the payment of trade liabilities, all its material obligations and liabilities, including (a) all material tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves as required by GAAP are being maintained by the Borrower or such Restricted Subsidiary; (b) all material lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all material Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement applicable to such Indebtedness.

6.05        Preservation of Existence, Etc.  (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.06        Maintenance of Properties.  (a) Maintain, preserve and protect all of its material properties and equipment (including, without limitation, all material properties and equipment included in the Pipeline Systems) necessary in the operation of its business in good working order and condition, ordinary wear and tear and damage by casualty excepted, subject to the Borrower’s repair and restoration obligations set forth in the Loan Documents; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; (c) use the standard of care typical in the midstream industry in the operation and maintenance of its facilities; and (d)(i) maintain or cause the maintenance of the Easements for the Pipeline Systems and the other Real Property associated therewith, which individually and in the aggregate, could, if not maintained, reasonably be expected to have a Material Adverse Effect; (ii) subject to the Permitted Encumbrances, maintain the Pipeline Systems within the confines of the descriptions contained in the Easements without material encroachment upon any adjoining property; (iii) maintain such rights of ingress and egress necessary to permit the applicable Loan Parties to inspect, operate, repair and maintain the Pipeline Systems, the Easements and the other Real Property associated therewith to the extent that the failure to maintain such rights, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect and provided that the applicable Loan Parties may hire third parties to perform these functions; and (iv) maintain all material agreements, licenses, permits and other rights required for any of the foregoing described in clauses (i), (ii) and (iii) of this Section 6.06(d) in full force and effect in accordance with their terms, timely make any payments due thereunder, and prevent any default thereunder that could result in a termination or loss thereof, expect any such failure to pay or default that could not reasonably, individually or in the aggregate, be expected to cause a Material Adverse Effect.

6.07        Maintenance of Insurance.  Maintain with financially sound and reputable insurance companies not Affiliates of the Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, including physical hazard insurance on an “all-risk” basis of such types and in such amounts as are customarily carried under similar circumstances by such other Persons and providing (for so long as such provision is commercially available, provided that, if not so available, the Borrower has notified the Administrative Agent thereof) for not less than 30 days' prior notice to the Administrative Agent of termination, lapse or cancellation of such insurance. At all times prior to the applicable Collateral Release Date, the Administrative Agent, on behalf of the Lenders, shall be included as an additional insured or loss payee, as the case may be, under all insurance policies maintained with respect to the assets and properties of the Loan Parties that constitute Collateral. With respect to each portion of Mortgaged Property on which any Additional Facility is located, the Borrower shall, and shall cause each Restricted Subsidiaries to, obtain flood insurance in such total amount as the Administrative Agent or the Required Lenders may from time to time require, to the extent such flood insurance coverage is available, if at any time the area in which any such Additional Facility is located is designated as a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and otherwise comply with the Flood Insurance Laws. In addition, to the extent the Borrower or any Restricted Subsidiary fails to obtain or maintain satisfactory flood insurance required pursuant to the preceding sentence with respect to any relevant property, the Administrative Agent shall be permitted, in its sole discretion, and, at the direction of the Required Lenders, shall obtain forced placed insurance at the Borrower’s expense to ensure compliance with any applicable Flood Insurance Laws.

6.08        Compliance with Laws.  Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, including all rules, regulations and orders of all State Pipeline Regulatory Agencies and the FERC to the extent applicable, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09        Books and Records.  (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Restricted Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Restricted Subsidiary, as the case may be.

6.10        Inspection Rights.  Permit representatives and independent contractors of the Administrative Agent (or, when an Event of Default exists, the Administrative Agent and one Lender selected by the Required Lenders) to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default exists the Administrative Agent and one Lender selected by the Required Lenders (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

6.11        Use of Proceeds.  Use the proceeds of the Credit Extensions for the payment of Transaction Expenses, refinancing amounts outstanding under the Existing Credit Agreement, working capital (including the issuance of Letters of Credit), acquisitions, capital expenditures and other general business purposes not in contravention of any Law or of any Loan Document. The Borrower shall refrain from requesting any Loans, Letters of Credit or other extension of credit hereunder, and the Borrower shall not use, and shall ensure that its Restricted Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of the Loans, the issuance of Letters of Credit or the proceeds of any other extensions of credit hereunder (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

6.12        Additional Subsidiaries; Additional Security.

(a)          Upon the formation or acquisition of any new direct or indirect Subsidiary by any Relevant Party, then the Borrower shall, at the Borrower's expense:

(i)           within 30 days (or such longer period as permitted by the Administrative Agent in its sole discretion) after such formation or acquisition of such Subsidiary (other than an Unrestricted Subsidiary), cause such Subsidiary to duly execute and deliver to the Administrative Agent (A) if the applicable Collateral Release Date has not then occurred, a Joinder Agreement and other Collateral Documents, as reasonably specified by and in form and substance reasonably satisfactory to the Administrative Agent Guaranteeing the Borrower’s obligations under the Loan Documents and securing payment of all the Obligations of such Subsidiary under the Loan Documents and (B), if the applicable Collateral Release Date has then occurred, a Guaranty in form and substance reasonably satisfactory to the Administrative Agent, Guaranteeing the Obligations under the Loan Documents;

(ii)          within 30 days (or such longer period as permitted by the Administrative Agent in its sole discretion) after such formation or acquisition of such Subsidiary, if the applicable Collateral Release Date has not then occurred, take such actions, or cause the applicable Loan Party to take such actions, as may be necessary to ensure a valid first priority perfected Lien over 100% of the Equity Interests of such Subsidiary (unless such Equity Interests are Excluded Assets) held by the Borrower or the applicable Loan Party; and

(iii)         within 30 days (or such longer period as permitted by the Administrative Agent in its sole discretion) after such formation or acquisition, deliver to the Administrative Agent, upon the request of the Administrative Agent in its reasonable discretion, a signed copy of a favorable opinion of counsel for the Loan Parties acceptable to the Administrative Agent relating to such Guaranty, Joinder Agreement and Collateral Documents as the Administrative Agent may reasonably request.

(b)          If the applicable Collateral Release Date has not occurred, at any time upon the request of the Administrative Agent, promptly execute and deliver any and all further instruments and documents and take all such other action as the Administrative Agent may reasonably deem necessary or desirable in order to perfect, protect, and preserve the Liens of the Collateral Documents.

(c)          To the extent that the Administrative Agent determines, in its sole discretion, that any Building that is located on Real Property that is subject to (or is intended to be subject to) a Mortgage is material, upon the request of the Administrative Agent, (i) promptly provide the Administrative Agent (for distribution to the Lenders) such information as the Administrative Agent (on behalf of itself or any Lender) may reasonably request in order for the Administrative Agent (or such Lender) to obtain a standard life of loan flood hazard determination form for such property and otherwise confirm compliance with the Flood Insurance Laws and (ii) subject to compliance with Section 6.18, execute and deliver any and all further instruments and documents and take all such other action as the Administrative Agent may reasonably deem necessary or desirable in order to grant a Lien on such Building (which may include supplementing existing Collateral Documents) and/or perfect, protect, and preserve a Lien on such Building.

(d)          If the applicable Collateral Release Date has not occurred, to the extent the Borrower or any Subsidiary (other than any Unrestricted Subsidiary) (i) acquires any properties within thirty (30) days of such acquisition (or such longer period as permitted by the Administrative Agent in its sole discretion) or (ii) cannot provide the certification that the Mortgage Requirement is then satisfied as contemplated by Section 6.02(a)(i) promptly, execute and deliver any and all instruments and documents necessary to grant Liens in such assets to the Administrative Agent for the benefit of the Secured Parties to the extent necessary to satisfy the Mortgage Requirement and take such other actions as the Administrative Agent may reasonably deem necessary or desirable in order to perfect, protect and preserve such Liens required herein.  In connection with the delivery of any Mortgages to the Administrative Agent as required under this Agreement, as promptly as practicable after the reasonable request of the Administrative Agent, deliver to the Administrative Agent Real Property title reports, engineering and environmental assessment reports and opinions of counsel to the Loan Parties, each in scope, form and substance reasonably satisfactory to Administrative Agent.

(e)          Within 60 days (or such longer period as permitted by the Administrative Agent in its sole discretion, it being understood that such 60-day period shall be extended to permit compliance with Section 6.18) of the Borrower’s delivery to the Administrative Agent of a certificate of a Responsible Officer providing notice of its election to exit an Investment Grade Period pursuant to “Investment Grade Period”, the Borrower shall, and shall cause each Subsidiary (other than an Unrestricted Subsidiary) to, at the Borrower’s expense, duly execute and deliver to the Administrative Agent:

(i)           the Security Agreement (as requested by, and in form and substance satisfactory to, the Administrative Agent), Guaranteeing the Borrower’s obligations under the Loan Documents and securing payment of all the Obligations under the Loan Documents, together with:

(A)         the certificates, if any, representing pledged Equity Interests referred to therein accompanied by undated stock powers executed in blank and the instruments, if any, evidencing pledged Indebtedness indorsed in blank;

(B)         proper financing statements (including transmitting utility financing statements, as appropriate), or amendments thereto, in form appropriate for filing under the Uniform Commercial Code of all jurisdictions that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the Security Agreement, covering the Collateral described in the Security Agreement;

(C)         completed requests for information, dated on or before the date of such Security Agreement, listing all effective financing statements filed in the jurisdictions referred to in clause (B) above that name any Loan Party as debtor, together with copies of such other financing statements;

(D)         subject to Section 6.19, the control agreements (as requested by and in form and substance satisfactory to, the Administrative Agent) as referred to in, but only to the extent required under, the Security Agreement and duly executed by the appropriate parties; and

(E)          evidence that all other action that (i) the Administrative Agent may deem necessary or desirable has been taken to grant a legal, valid and enforceable first priority Lien (subject to Permitted Encumbrances) on all right, title and interest of the respective Loan Parties in Collateral of substantially the same scope (mutatis mutandis to give effect to changes in property) as the Collateral immediately prior to the most recent Investment Grade Period and (ii) the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the Security Agreement has been taken (including receipt of duly executed payoff letters and UCC-3 termination statements, if applicable);

(ii)          Mortgages (as requested by, and in form and substance satisfactory to, the Administrative Agent) covering all Real Property and Easements of the Loan Parties to the extent required to satisfy the Mortgage Requirement, duly executed, acknowledged and delivered by the appropriate Loan Parties and in the form of Exhibit H (or as may otherwise be mutually agreed between the Borrower and the Administrative Agent);

(iii)         intellectual property security agreements (as requested by and in form and substance satisfactory to, the Administrative Agent), duly executed, acknowledged and delivered by the appropriate Loan Parties and in form suitable for filing or recording with the United States Copyright Office or the United States Patent and Trademark Office, as applicable, in order to create a valid first and subsisting Lien (subject to Permitted Encumbrances) on the intellectual property described therein in favor of the Administrative Agent for the benefit of the Secured Parties;

(iv)         such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(v)          upon the request of the Administrative Agent in its reasonable discretion, a signed copy of a favorable opinion of counsel for the Loan Parties acceptable to the Administrative Agent relating to such Collateral Documents as the Administrative Agent may reasonably request;

(vi)         one or more certificates attesting to the Solvency of the Loan Parties on a consolidated basis, from the Borrower's chief financial officer; and

(vii)        a duly executed and completed Perfection Certificate, in substance reasonably satisfactory to the Administrative Agent; and

(f)           Notwithstanding the foregoing, the assets required to be pledged to the Administrative Agent under this Section need not include Excluded Assets.

6.13        Compliance with Environmental Laws.  To the extent that failure to do so could reasonably be expected to have a Material Adverse Effect: comply with all applicable Environmental Laws and Environmental Permits, obtain and renew all Environmental Permits necessary for its operations and properties, and conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws; provided, however, that neither the Borrower nor any of its Restricted Subsidiaries shall be required to so comply, obtain, renew, conduct, or undertake to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances to the extent required by GAAP.

6.14        Further Assurances.  Promptly upon reasonable request by (a) the Administrative Agent, or the Required Lenders through the Administrative Agent, correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof and (b) the Administrative Agent, or the Required Lenders through the Administrative Agent, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or the Required Lenders through the Administrative Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) prior to the applicable Collateral Release Date, to the fullest extent permitted by applicable law, subject any Loan Party's properties, assets, rights or interests (other than Excluded Assets) to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) prior to the applicable Collateral Release Date, perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party is or is to be a party, and cause each of its Restricted Subsidiaries to do so.

6.15        Compliance with Terms of Leaseholds.  Make all payments and otherwise perform all obligations in respect of all leases of Real Property and Easements to which the Borrower or any of its Restricted Subsidiaries is a party, keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled, notify the Administrative Agent of any default by any party with respect to such leases and cooperate with the Administrative Agent in all respects to cure any such default, and cause each of its Restricted Subsidiaries to do so, except, in any case, where the failure to do so, either individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect.

6.16        Material Contracts.  Perform and observe in all material respects all of the terms and provisions of each Material Contract to be performed or observed by it within any grace period applicable thereto and, in accordance with prudent business practices, enforce its rights under each Material Contract, except, in any case, where the failure to do so, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect

6.17        Unrestricted Subsidiaries.  (a) The Borrower may at any time designate, by a certificate executed by a Responsible Officer of the Borrower, any Restricted Subsidiary as an Unrestricted Subsidiary; provided that (i) immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing, (ii) the Borrower is in pro forma compliance with the financial covenants set forth in Section 7.11 immediately after giving effect to such designation as of the last day of the most recent fiscal quarter of the Borrower for which financial statements have been delivered pursuant to Section 6.01(a) or (b) and (iii) after giving effect to such designation, (A) such Unrestricted Subsidiary shall have no Indebtedness other than Non-Recourse Debt, (B) neither the Borrower nor any Restricted Subsidiary will have any direct or indirect obligation for any obligation or liability of such Unrestricted Subsidiary and (C) neither the Borrower nor any Restricted Subsidiary will be required to maintain or preserve such Unrestricted Subsidiary’s financial condition or cause such Unrestricted Subsidiary to achieve any specified level of operating results, (iv) such Unrestricted Subsidiary does not own, directly or indirectly, any Equity Interests of the Borrower or any Restricted Subsidiary, (v) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purpose of any Indebtedness of the Borrower or its Restricted Subsidiaries and (vi) the total assets of all Unrestricted Subsidiaries  shall be less than 10% of Consolidated Total Assets immediately after giving effect to such designation.  The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Borrower or the relevant Restricted Subsidiary (as applicable) therein at the date of designation in an amount equal to the fair market value of all such Person’s outstanding Investment therein.

(b)          The Borrower may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary and an incurrence of Liens by a Restricted Subsidiary on the property of such

Unrestricted Subsidiary, and such designation will only be permitted if (i) such Indebtedness is permitted under Section 7.02 and such Liens are permitted under Section 7.01, (ii) no Default or Event of Default would be in existence immediately following such designation, (iii) all representations and warranties herein will be true and correct in all material respects as if remade at the time of such designation, except to the extent such representations and warranties specifically refer to an earlier date, in which case they were true and correct in all material respects as of such earlier date, (iv) the Borrower is in pro forma compliance with the financial covenants set forth in Section 7.11 immediately after giving effect to such designation as of the last day of the most recent fiscal quarter of the Borrower for which financial statements have been delivered pursuant to Section 6.01(a) or (b), and (v) such Subsidiary becomes a Loan Party to the extent required by Section 6.12.

6.18        Flood Insurance Laws. To the extent any Mortgaged Property is subject to the provisions of the Flood Insurance Laws (as defined below), (a) (i) concurrently with the delivery of any Mortgage in favor of the Administrative Agent in connection therewith, and (ii) at any other time if necessary for compliance with applicable Flood Insurance Laws, provide the Administrative Agent with a standard flood hazard determination form for such Mortgaged Property and (b) if any Additional Facility is located in an area designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), obtain flood insurance in such reasonable total amount as the Administrative Agent may from time to time reasonably require, and otherwise to ensure compliance with the Flood Insurance Laws (and, in any event, in an amount not less than that required by the Flood Insurance Laws). In addition, to the extent the Borrower and the Loan Parties fail to obtain or maintain satisfactory flood insurance required pursuant to the preceding sentence with respect to any Mortgaged Property, the Administrative Agent shall be permitted, in its sole discretion, to obtain forced placed insurance at the Borrower’s expense to ensure compliance with any applicable Flood Insurance Laws. Notwithstanding anything to the contrary, to the extent any Mortgaged Property is subject to the provisions of the Flood Insurance Laws, the Administrative Agent shall provide the Lenders prior to the execution of a Mortgage relative to such Mortgaged Property with a standard life of loan flood hazard determination form for such Mortgaged Property, and, if such Mortgaged Property is in a special flood hazard area, an acknowledged Borrower notice and a policy of flood insurance in compliance with Flood Insurance Laws. To the extent any Mortgaged Property is subject to the provisions of the Flood Insurance Laws, upon the earlier of (i) twenty (20) Business Days from the date the information required by the immediately preceding sentence is provided to the Lenders and (ii) notice from each Lender that such Lender has completed all necessary diligence, the Administrative Agent may permit execution and delivery of the applicable Mortgage in favor of the Administrative Agent. For the purposes hereof, “Flood Insurance Laws” shall mean, collectively (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto and (iv) the Flood Insurance Reform Act of 2004 and the Biggert-Waters Flood Insurance Reform Act of 2012, as now or hereafter in effect or any successor statute thereto, in each case, together with all statutory and regulatory provisions consolidating, amending, replacing, supplementing, implementing or interpreting any of the foregoing, as amended or modified from time to time.

6.19        Post-Closing Covenant.  Within sixty (60) days (or such later date as the Administrative Agent may agree in its sole discretion) after the Closing Date (such date the “Control Agreement Delivery Date”), deliver to the Administrative Agent the control agreements as referred to in, but only to the extent required under, the Security Agreement and duly executed by the appropriate parties.

ARTICLE VII

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder (other than (A) contingent indemnification obligations and (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements as to which arrangements satisfactory to the applicable Cash Management Bank or Hedge Bank shall have been made) shall remain unpaid or unsatisfied, or any Letter of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent, the Swingline Lender and the L/C Issuer shall have been made) shall remain outstanding, the Borrower shall not, nor shall it permit any Restricted Subsidiary to, directly or indirectly:

7.01        Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following (collectively, the "Permitted Encumbrances"):

(a)          Liens pursuant to any Loan Document;

(b)          Liens for taxes not yet delinquent or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person to the extent required by GAAP;

(c)          carriers', warehousemen's, mechanics', materialmen's, repairmen's, vendor's, landlords' and other like Liens arising in the ordinary course of business, securing obligations which are not past due for more than 90 days after the date on which such obligations became due, unless being contested in good faith by appropriate proceedings and for which any reserves required by GAAP are maintained;

(d)         pledges or deposits in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(e)          pledges or deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(f)           easements, rights-of-way, restrictions (including zoning restrictions), covenants, licenses, encroachments, protrusions and other similar encumbrances, and minor title deficiencies on or with respect to any Real Property, any Easements or any Pipeline Systems which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person; and for purposes hereof, minor title deficiencies shall include, but not be limited to, minor defects in the chain of title, terms, conditions, exceptions, limitations, easements, servitudes, permits, surface leases and other similar rights in respect of surface operations, flood control, air rights, water rights, rights of others with respect to navigable waters, sewage and drainage rights and easements for pipelines, alleys, highways, telephone lines, power lines, railways and other easements and rights-of-way on, over or in respect of any of the properties of the Borrower or any of its Subsidiaries that are customarily granted in the midstream industry, provided, however, that such deficiencies do not have, individually or in the aggregate, a Material Adverse Effect;

(g)          Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(h)          Liens (and financing statements associated therewith) securing Indebtedness permitted under Section 7.02(a)(v); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, improvements and accessions to such property, insurance for such property, and the proceeds of the foregoing, and (ii) the principal amount of the Indebtedness secured thereby does not exceed the costs of acquiring such property;

(i)           with respect to Easements and leases of Real Property, Liens securing indebtedness of the owner(s) or master tenant(s) of the underlying real property, provided, that the foreclosure of any such Liens would not extinguish or terminate such Easements and leases of Real Property;

(j)           rights reserved to or vested in any Governmental Authority by the terms of any right, power, franchise, grant, license or permit, or by any provision of Law, to revoke or terminate any such right, power, franchise, grant, license or permit or to condemn or acquire by eminent domain or similar process;

(k)         rights reserved to or vested by Law in any Governmental Authority to in any manner, control or regulate in any manner any of the properties of the Borrower or any of its Restricted Subsidiaries or the use thereof or the rights and interest of the Borrower or any of its Restricted Subsidiaries therein, in any manner and under any and all Laws;

(l)          Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon;

(m)         any interest or title of a lessor under any lease entered into by the Borrower or a Restricted Subsidiary, including without limitation under any Sale Leaseback Transactions, and covering only the assets so leased;

(n)          the filing of UCC financing statements solely as a precautionary measure in connection with operating leases, consignment of goods or other similar transactions;

(o)          Liens solely in favor of the other owner of Equity Interests in a Joint Venture on the Equity Interests of such Joint Venture owned by the Borrower or a Restricted Subsidiary to secure Indebtedness permitted under Section 7.02(a)(xii) or to secure equity commitments of the Borrower or a Restricted Subsidiary pursuant to Joint Venture Agreements, stockholder agreements or other similar bona fide agreement with respect to such Joint Venture;

(p)          any Liens constituting earnest money deposits made by the Borrower or any Restricted Subsidiary in connection with any letter of intent or purchase agreement with respect to any Investment or acquisition permitted hereunder which are customary in amount for transactions of the type; and

(q)          during an Investment Grade Period, Liens securing any Priority Debt permitted under Section 7.02(b).

provided, that (a) nothing in this Section 7.01 shall in and of itself constitute or be deemed to constitute an agreement or acknowledgment by the Administrative Agent or any Lender with any third party that any Indebtedness subject to or secured by any Lien, right or other interest permitted under the subsections above ranks in priority to any Obligation and (b) notwithstanding anything herein to the contrary, no Lien shall be granted on Equity Interests owned by the Borrower or any Restricted Subsidiary, other than inchoate Liens arising by operation of law permitted by this Section 7.01.

7.02        Indebtedness.

(a)          During any period that is not an Investment Grade Period, create, incur, assume or suffer to exist any Indebtedness, except:

(i)           Indebtedness among Loan Parties or otherwise permitted pursuant to Section 7.03(c);

(ii)          Indebtedness under the Loan Documents;

(iii)         Indebtedness outstanding on the date hereof and listed on Schedule 7.02 and any refinancings, refundings, renewals or extensions thereof; provided that the principal amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and the direct or any contingent obligor with respect thereto is not changed, as a result of or in connection with such refinancing, refunding, renewal or extension; and provided, further, that the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate;

(iv)         Guarantees by any Loan Party of obligations of any other Loan Party that is otherwise permitted hereunder;

(v)          Indebtedness in respect of Capitalized Leases, Synthetic Lease Obligations and purchase money obligations for equipment or other fixed or capital assets within the limitations set forth in Section 7.01(h); provided, however, that the aggregate Attributable Indebtedness (or to the extent Attributable Indebtedness is not applicable, the aggregate principal amount) of all such Indebtedness at any one time outstanding shall not exceed $50,000,000;

(vi)         unsecured Indebtedness issued by the Borrower and/or Finance Co; provided, however, that, the incurrence thereof is subject to the following conditions:  (i) the maturity date of any such Indebtedness shall be no earlier than the date that is six months after the Maturity Date, (ii) the documentation governing such Indebtedness shall not require any scheduled amortization prior to its maturity date, (iii) the terms and conditions of such Indebtedness, taken as a whole, shall be no more restrictive than the terms and conditions of this Agreement, (iv) the Borrower shall be in compliance with the financial covenants set forth in Section 7.11 after giving pro forma effect to such incurrence, as of the last day of the most recent fiscal quarter of the Borrower for which financial statements have been delivered pursuant to Section 6.01(a) or (b), (v) no Subsidiary that is not a Loan Party shall guarantee such Indebtedness, (vi) if such Indebtedness is subordinated, such Indebtedness shall have subordination terms customary for high yield subordinated Indebtedness and (vii) no Default or Event of Default shall have occurred and be continuing after giving effect to the issuance of such Indebtedness; and

(vii)        Indebtedness incurred from the issuance of preferred Equity Interests so long as such Indebtedness is on terms and conditions reasonably acceptable to the Administrative Agent;

(viii)       other unsecured Indebtedness in an aggregate principal amount at the time of incurrence thereof not to exceed 10% of Consolidated Net Tangible Assets;

(ix)         Indebtedness owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;

(x)          Indebtedness in respect of surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(xi)         Indebtedness incurred in the ordinary course of business that is owed to any Person with respect to premiums payable for property, casualty or liability insurance for any Relevant Party, so long as such Indebtedness shall not be in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance;

(xii)        Indebtedness in an aggregate principal amount not to exceed $100,000,000 consisting of a Guarantee by the Borrower or any Restricted Subsidiary in favor of any other owner of Equity Interests in a Joint Venture; and

(xiii)       unsecured Indebtedness of any Person existing at the time such Person becomes a Restricted Subsidiary of the Borrower or consolidates or merges with the Borrower or any Restricted Subsidiary (including in connection with a permitted acquisition) so long as (i) such Indebtedness was not incurred in contemplation of such Person becoming a Restricted Subsidiary or of such merger or consolidation and (ii) the Borrower shall be in pro forma compliance with the financial covenants set forth in Section 7.11 after giving effect to the assumption of such Indebtedness as of the last day of the most recent fiscal quarter of the Borrower for which financial statements have been delivered pursuant to Section 6.01(a) or (b).

(b)          During an Investment Grade Period, it will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or permit to exist any Priority Debt at one time outstanding in an aggregate principal amount exceeding 15% of Consolidated Net Tangible Assets; provided, that no Person that does not Guarantee the Obligations shall guarantee any senior unsecured notes issued by the Borrower or any Restricted Subsidiary.

7.03        Investments.  Make or hold any Investments, except:

(a)          Investments held by the Borrower and its Restricted Subsidiaries in the form of Cash Equivalents;

(b)          advances to officers, directors and employees of the Borrower and Restricted Subsidiaries in an aggregate amount not to exceed $500,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

(c)          Investments by the Borrower and its Restricted Subsidiaries in Loan Parties;

(d)          Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(e)          Guarantees permitted by Section 7.02;

(f)           other Investments existing on the date hereof and set forth on Schedule 7.03(f);

(g)          the purchase or other acquisition of all of the Equity Interests in, or all or any material portion of the property of, any Person that, upon the consummation thereof, in the case of the purchase or other acquisition of all of the Equity Interests in such Person, will become a direct or indirect Restricted Subsidiary of the Borrower (including as a result of a merger or consolidation); provided that, with respect to each purchase or other acquisition made pursuant to this Section 7.03(g):

(i)           any such newly-created or acquired Restricted Subsidiary shall comply with the requirements of Section 6.12;

(ii)          the lines of business of the Person to be (or the property of which is to be) so purchased or otherwise acquired shall not cause the Borrower to be in violation of Section 7.07;

(iii)        (A) immediately before and immediately after giving pro forma effect to any such purchase or other acquisition, no Default shall have occurred and be continuing and (B) immediately after giving effect to such purchase or other acquisition, the Borrower and its Restricted Subsidiaries shall be in pro forma compliance with all of the covenants set forth in Section 7.11, such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b) as though such purchase or other acquisition had been consummated as of the first day of the Measurement Period covered thereby;

(iv)         such purchase or other acquisition shall be consummated on a non-hostile basis;

(v)          promptly after the consummation of any such purchase or other acquisition, the Borrower shall deliver to the Administrative Agent a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all of the requirements set forth in this clause (g) have been satisfied;  and

(h)          Investments in Joint Ventures  so long as (i) the aggregate amount invested pursuant to this Section 7.03(h) (determined without regard to any write-downs or write-offs of such Investments) does not exceed $2,000,000,000 with any return of capital in cash by any such Joint Venture to a Credit Party deemed to increase availability under such basket on a dollar for dollar basis (but not to exceed $2,000,000,000) in the aggregate during the term of the Aggregate Commitments, tested upon the making of such Investment, (ii) after giving pro forma effect to such Investment, the Borrower is in compliance with the financial covenants set forth in Section 7.11 as of the last day of the most recent fiscal quarter of the Borrower for which financial statements have been delivered pursuant to Section 6.01(a) or (b) and (iii) no Default or Event of Default has occurred and is continuing at such time;

(i)           other Investments that are made with the cash proceeds of the sale of, or capital contribution to, Qualified Equity Interests of the Borrower within ninety (90) days of the receipt of such cash proceeds;

(j)           other Investments so long as, both immediately before and immediately after giving pro forma effect thereto, (A) the Consolidated Senior Secured Leverage Ratio shall not exceed 3.00 to 1.00, (B) Total Outstandings shall not exceed 80% of the Aggregate Commitments and (C) no Event of Default has occurred and is continuing or would be caused thereby; and

(k)          other Investments not exceeding $25,000,000 in the aggregate in any fiscal year of the Borrower.

7.04        Fundamental Changes.  Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a)          any Loan Party may merge or consolidate with one or more Loan Parties; provided that if the Borrower is a party to such merger or consolidation, it shall be the continuing or surviving Person;

(b)          any Loan Party may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Loan Party; and

(c)          each of the Borrower and any of its Restricted Subsidiaries may merge into or consolidate with any Person other than the Borrower or any of its Subsidiaries; provided, however, that in each case, such transaction is otherwise permitted by the Loan Documents and immediately after giving effect thereto (i) in the case of any such merger or consolidation to which the Borrower is a party, the Borrower is the surviving Person and (ii) in the case of any other merger to which any Relevant Party (other than the Borrower) is a party, such Relevant Party is the surviving Person.

7.05        Dispositions.  Make any Disposition or enter into any agreement to make any Disposition, except:

(a)          Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b)          Dispositions of inventory and equipment in the ordinary course of business;

(c)          Dispositions of equipment, Easements or Real Property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d)          Dispositions of property by any Loan Party to any other Loan Party;

(e)          Dispositions in the nature of Liens permitted by Section 7.01 or permitted by 7.03 or 7.04;

(f)           so long as no Default exists or would result therefrom, Dispositions of assets not otherwise permitted under this Section 7.05 if, determined as of the date of each such Disposition and after giving effect thereto, the aggregate book value of the assets sold under this subsection (f) in any fiscal year of the Borrower does not exceed 5% of Consolidated Net Tangible Assets;

(g)          Dispositions of accounts receivable in connection with the compromise, settlement or collection thereof;

(h)          Dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower or any Restricted Subsidiary;

(i)           Dispositions consisting of Restricted Payments permitted by Section 7.06;

(j)           Dispositions consisting of leases and licenses entered into by a Relevant Party as lessor or licensor, as applicable, and not interfering in any material respect with the ordinary conduct of business of the Relevant Parties;

(k)          Dispositions of Equity Interests of any Joint Venture; and

(l)           Dispositions of Cash Equivalents prior to the stated maturity date thereof.

provided, however, that any Disposition pursuant to Section 7.05(c), or Section 7.05(f) shall be for fair market value; provided further that any Disposition pursuant to Section 7.05(k) shall be for fair market value and all of the consideration therefore shall be in cash.

7.06        Restricted Payments.  Declare or make, directly or indirectly, any Restricted Payment, except:

(a)          (i)           each Loan Party may make Restricted Payments to any other Loan Party and (ii) so long as no Default exists or would be caused thereby, each Restricted Subsidiary may make Restricted Payments to any Person other than a Relevant Party that owns a direct Equity Interest in such Restricted Subsidiary, so long as no Person other than a Relevant Party receives more than its ratable share of such Restricted Payments, determined according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payments are being made;

(b)          the Borrower and each Restricted Subsidiary may declare and make dividends or distributions payable solely in Equity Interests of such Person;

(c)          so long as no Event of Default exists or would be caused thereby, the Borrower and each Restricted Subsidiary may purchase, redeem or otherwise acquire its common Equity Interests with the proceeds received from the substantially concurrent issue of new common Equity Interests;

(d)          so long as no Event of Default exists or would be caused thereby, and only to the extent permitted by its Organization Documents, the Borrower may make distributions to the holders of its Equity Interests in accordance with the cash distribution policy adopted by the board of directors of the General Partner on or substantially simultaneously with the Original Closing Date in accordance with the Partnership Agreement, as such policy is more specifically described in the Registration Statement; and

(e)          to the extent constituting Restricted Payments, payments permitted pursuant to Section 7.14.

7.07        Change in Nature of Business.  Engage in any material line of business other than (a) those lines of business conducted by the Borrower and its Restricted Subsidiaries on the date hereof, (b) midstream transportation, including gathering, compression, processing, transporting, fractionating, or fresh water distribution services or (c) any business substantially related or incidental to any of the foregoing.

7.08        Transactions with Affiliates.  Enter into any transaction of any kind with any Affiliate of the Borrower (other than a Relevant Party), whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Borrower or such Restricted Subsidiary as would be obtainable by the Borrower or such Restricted Subsidiary at the time in a comparable arm's length transaction with a Person other than an Affiliate; provided that this Section does not prohibit (i) any Investment permitted under Section 7.03, (ii) any merger, dissolution, liquidation, consolidation or Disposition permitted under Section 7.04, (iii) any Restricted Payment permitted under Section 7.06, (iv) the payment of reasonable fees to directors of the Borrower or any Restricted Subsidiary who are not employees of the Borrower or any Restricted Subsidiary, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the Borrower or any Restricted Subsidiary in the ordinary course of business, (v) payments by the Borrower or any Restricted Subsidiary to any Affiliate in pursuant to the terms and conditions of the Services Agreement; (vi) transactions contemplated by or in furtherance of the Contractual Obligations set forth on Schedule 7.08, in each case, substantially as in effect on the date hereof or as may be extended, renewed, modified, amended or replaced in a manner that is not materially adverse to the interests of the Borrower or the Lenders, or (vii) the reimbursement of reasonable allocated overhead costs incurred by the Borrower’s direct or indirect parent entities (or any Affiliate thereof) that are incurred by such Persons in connection with administering the affairs and operations of the Relevant Parties.

7.09        Burdensome Agreements.  Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) requires the grant of a Lien that would be in violation of Section 7.01, or (b) limits the ability (i) of any Restricted Subsidiary to make Restricted Payments to the Borrower or any Guarantor, except for any agreement in effect (A) on the date hereof and set forth on Schedule 7.09 or (B) at the time any Subsidiary becomes a Restricted Subsidiary of the Borrower, so long as such agreement was not entered into solely in contemplation of such Person becoming a Restricted Subsidiary of the Borrower, (ii) of any Restricted Subsidiary to Guarantee the Indebtedness of the Borrower; provided, however, that this clause (ii) shall not prohibit provisions customarily included in the terms of Indebtedness incurred (A) pursuant to Section 7.02(a)(vi) or (B) during an Investment Grade Period, unsecured Indebtedness or (iii) of the Borrower or any Restricted Subsidiary to create, incur, assume or suffer to exist Liens in favor of the Administrative Agent for the benefit of the Secured Parties on property of such Person; provided, however, that this clause (iii) shall not prohibit (X) any negative pledge incurred or provided in favor of any holder of (A) Indebtedness permitted under Section 7.02(a)(v) or (B) during an Investment Grade Period, Indebtedness in respect of Capitalized Leases, Synthetic Lease Obligations and purchase money obligations for equipment or other fixed or capital assets, in each case, solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness, (Y) any restrictions or conditions imposed upon the Borrower or any Restricted Subsidiary pursuant to the terms of Joint Venture Agreements and other similar bona fide agreements applicable to Joint Ventures and applicable solely to such Joint Venture, in each case, that are usual and customary in such agreements or (Z) customary limitations and restrictions contained in, and limited to, specific leases, licenses, conveyances and other contracts.

7.10        Use of Proceeds.  Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.11        Financial Covenants.

(a)          Consolidated Interest Coverage Ratio.  During any period that is not an Investment Grade Period, permit the Consolidated Interest Coverage Ratio as of the end of any Measurement Period to be less than 2.50 to 1.00.

(b)          Consolidated Total Leverage Ratio.  (i) During any period prior to the Financial Covenant Election, permit the Consolidated Total Leverage Ratio as at the end of any Measurement Period to be greater than 5.0 to 1.0 and (ii) at any time from and after the Financial Covenant Election, permit the Consolidated Total Leverage Ratio as at the end of any Measurement Period to be greater than 5.25 to 1.00.

(c)          Consolidated Senior Secured Leverage Ratio.  Commencing with the Measurement Period ending on the last day of the fiscal quarter in which a Financial Covenant Election is made, and as of the end of any Measurement Period thereafter, permit the Consolidated Senior Secured Leverage Ratio to be greater than 3.75 to 1.00.

7.12        Amendments of Organization Documents.  Amend any of its Organization Documents in a manner that, taken as a whole, is materially adverse to the Lenders.

7.13        Accounting Changes.  Make any (a) elective change in accounting policies or reporting practices, except as required by GAAP or as approved by the Borrower's independent certified public accountants, or (b) change of fiscal year.

7.14        Prepayments, Etc. of Indebtedness.  During any period that is not an Investment Grade Period, exercise any option to or otherwise voluntarily prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Indebtedness permitted under Section 7.02(a)(vi) (provided that optional or voluntary prepayments of any Indebtedness permitted under Section 7.02(a)(vi) shall be permitted (i) with the proceeds of refinancing Indebtedness that otherwise satisfies the requirements of Section 7.02(a)(vi)) or Section 7.02(a)(vii) (provided that, at the election of the Borrower or the applicable Restricted Subsidiary, such proceeds of refinancing indebtedness may be used to repay the Loans hereunder and still constitute proceeds of refinancing Indebtedness for purposes of this Section 7.14(i) to the extent that the proceeds of any Borrowing that is made after the date of the incurrence of such refinancing Indebtedness but prior to the date that is ninety (90) days after the incurrence of such refinancing Indebtedness is used to extend, refinance, renew, replace, defease or refund, any Indebtedness permitted under Section 7.02(a)(vi), in whole or in part), (ii) with the cash proceeds of the sale of, or capital contribution to, Qualified Equity Interests of the Borrower within ninety (90) days of the receipt of such cash proceeds or (iii) so long as, both immediately before and immediately after giving pro forma effect thereto, (A) the Consolidated Senior Secured Leverage Ratio shall not exceed 3.00 to 1.00, (B) Total Outstandings shall not exceed 80% of the Aggregate Commitments) and (C) no Event of Default has occurred and is continuing or would be caused thereby.

7.15        Amendment, Etc. of Indebtedness.  During any period that is not an Investment Grade Period, (a) amend or modify in any manner any term or condition of any Indebtedness incurred pursuant to Section 7.02(a)(vi) if, after giving effect to such amendment or modification as if made at the time such Indebtedness were issued, such Indebtedness would not have been allowed to be issued pursuant to Section 7.02(a)(vi) or (b) amend or modify in any manner any term or condition of any Indebtedness in a manner materially adverse to the interests of the Secured Parties.

7.16        Foreign Subsidiaries.  Create, form or acquire any Foreign Subsidiary.

7.17        State and FERC Regulatory Authority.  Knowingly and voluntarily take any action or permit any other Loan Party to knowingly and voluntarily take any action which causes any Loan Party’s business to be regulated in such a manner as to prohibit its incurrence of the Obligations or the consummation of the transactions contemplated hereby in any material respect.

7.18        Swap Contracts.  Enter into any Swap Contract unless:

(a)          such Swap Contract is made (i) with a Person that is, at the time such Swap Contract is made, either a Lender or an Affiliate of a Lender, or (ii) with another counterparty rated at least A- or better by S&P or A3 or better by Moody's;

(b)          such Swap Contract is entered into to hedge the Relevant Parties' exposure to fluctuations in prices or rates (or to wholly or partially offset or unwind previous Swap Contracts) and not for speculative purposes; and

(c)          with respect to Swap Contracts with the purpose and effect of hedging prices on hydrocarbons, that are not inconsistent in any material respect with the Borrower's risk management policies and historical practices, which risk management policies, to the extent applicable, shall prohibit maintaining an "open" position in hydrocarbon derivative transactions.

7.19        Anti-Terrorism Law; Anti-Money Laundering; USA Patriot Act; Foreign Corrupt Practices Act.

(a)          Directly or indirectly, (i) knowingly conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in Section 5.21(b), (ii) knowingly deal in, or otherwise engage in any transaction relating to, any property or interests in property which is the subject of Sanctions or any other Anti-Terrorism Law or (iii) knowingly engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, the USA Patriot Act, any Anti-Corruption Law or any Sanctions or any other requirement of Law referenced in Section 5.21(a) (and the Relevant Parties shall deliver to the Lenders any certification or other evidence requested from time to time by any Lender in its reasonable discretion, confirming the Relevant Parties’ compliance with this Section 7.19).

(b)          Cause or permit any of the funds of such Relevant Party that are used to repay the Loans to be derived from any unlawful activity with the result that the making of the Loans would be in violation of any requirement of Law.

7.20        Sanctioned Person.  Cause or permit (a) any of the funds or properties of the Relevant Parties that are used to repay the Loans to constitute property of, or be beneficially owned directly or indirectly by, any Sanctioned Person, with the result that the investment in the Relevant Parties (whether directly or indirectly) is prohibited by a requirement of Law or the Loans are in violation of a requirement of Law or (b) any Sanctioned Person to have any direct or indirect interest, of any nature whatsoever in the Relevant Parties, with the result that the investment in the Relevant Parties (whether directly or indirectly) is prohibited by a requirement of Law or the Loans are in violation of a requirement of Law.

7.21        Deposit Accounts, Securities Accounts and Commodity Accounts. Prior to the applicable Collateral Release Date,

(a)          Subject to Section 6.19, neither the Borrower nor any other Loan Party shall hereafter establish and maintain, or otherwise deposit, allow to be deposited or hold any funds in, any deposit account, securities account or commodity account, unless it complies with the provisions (including, without limitation, the notice provisions and the control agreement requirements) regarding such accounts set forth in the Security Agreement.

(b)          Neither the Borrower nor any other Loan Party shall create, incur, assume or permit to exist, directly or indirectly, any Lien or other claim on any deposit account, securities account or commodity account or the funds deposited therein (other than inchoate Liens arising by operation of law permitted by Section 7.01).

7.22        Material Contracts.  Neither the Borrower nor any Restricted Subsidiary may amend or modify or grant any waiver or release under or terminate or assign or consent to the assignment by the counterparty of any Material Contract, if such amendment, modification, waiver, release, termination or assignment could reasonably be expected to result in a Material Adverse Effect or to materially adversely affect the interests of the Secured Parties.  Neither the Borrower nor any Restricted Subsidiary may amend or modify the assignability provisions in any Material Contract in a manner that would have a materially adverse effect on the rights of the Secured Parties in the Collateral (including in such agreement as Collateral).

7.23        Business of Borrower. Without limiting any restrictions on the Borrower otherwise set forth in this Article VII, Borrower will not (a) engage in any business activities or have any assets or liabilities other than its ownership of the Equity Interests of its Subsidiaries together with activities, and assets and liabilities, in each case incidental thereto, including, in each case, its liabilities pursuant to the Loan Documents, or (b) incur any Liens or incur any Indebtedness except as permitted under the Loan Documents.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.01        Events of Default.  Any of the following shall constitute an Event of Default:

(a)          Non-Payment.  The Borrower or any other Loan Party fails to (i) pay when and as required to be paid herein, any amount of principal of any Loan, Swingline Loan, any L/C Obligation or deposit any funds as Cash Collateral in respect of L/C Obligations, or (ii) pay within five days after the same becomes due, any interest on any Loan, Swingline Loan or on any L/C Obligation, any fee due hereunder, or other amount payable hereunder or under any other Loan Document; or

(b)          Specific Covenants.  Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.02, 6.03, 6.05(a), 6.07, 6.10, 6.11, 6.12, 6.16, 6.17, or ARTICLE VII; or

(c)          Other Defaults.  Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after notice thereof to the Borrower from the Administrative Agent; or

(d)          Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect (except with respect to such representations, warranties, certifications or statements of fact which are expressly qualified by materiality, which shall be incorrect or misleading in any respect) when made or deemed made; or

(e)          Cross-Default.  (i) Any Relevant Party (A) fails, after the expiration of any applicable grace period, to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder) having an aggregate outstanding principal amount (including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails, after the expiration of any applicable grace period, to observe or perform any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which a Relevant Party is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which a Relevant Party is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Relevant Party as a result thereof is greater than the Threshold Amount; or

(f)           Insolvency Proceedings, Etc.  Any Loan Party institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g)          Attachment.  Any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any Loan Party and is not released, stayed, vacated or fully bonded within 30 days after its issue or levy; or

(h)          Judgments.  There is entered against any Relevant Party one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer is rated at least "A" by A.M. Best Company, has been notified of the potential claim and does not dispute coverage), and there is a period of 30 consecutive days during which such final judgment is not discharged, vacated, bonded or satisfied or a stay of enforcement of such final judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)           ERISA.  (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j)           Invalidity of Loan Documents.  Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder (including, without limitation, in connection with the applicable Collateral Release Date) or thereunder or satisfaction in full of all the Obligations (other than (A) contingent indemnification obligations and (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements as to which arrangements satisfactory to the applicable Cash Management Bank or Hedge Bank shall have been made), ceases to be in full force and effect; or any Loan Party or any Affiliate thereof asserts that any provision of any Loan Document is not the valid and enforceable obligation of such Loan Party; or

(k)          Change of Control.  There occurs any Change of Control; or

(l)           Collateral Documents.  Prior to the occurrence of the applicable Collateral Release Date, any Collateral Document after delivery thereof pursuant to Section 4.01, or 6.12 shall for any reason (other than pursuant to the terms of the Loan Documents) cease to create a valid first priority Lien (subject only to the Permitted Encumbrances) on Collateral with a fair market value equal to or greater than $3,000,000 purported to be covered thereby;

(m)         Environmental Liability.  A court of competent jurisdiction enters judgment against any Relevant Party relative to one or more Environmental Liabilities or one or more violations of any Environmental Laws that has resulted or could reasonably be expected to result in a Material Adverse Effect; or

(n)          Material Contracts.  Any breach or default by any party thereto that gives any party thereto the right to terminate any Antero Corp Agreement or termination of any Antero Corp Agreement unless such (i) breach or default is cured within 60 days or (ii) contract or agreement is replaced within 60 days with one or more contracts with terms and counterparties that have been approved by the Required Lenders.

8.02        Remedies upon Event of Default.  If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)          declare the commitment of each Lender to make Loans, the Swingline Lender to make Swingline Loans, and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b)          declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c)          require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d)          exercise on behalf of itself, the Lenders and the L/C Issuer all rights and remedies available to it, the Lenders and the L/C Issuer under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans, the Swingline Lender to make Swingline Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

8.03        Application of Funds.  After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.14 and 2.15, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under ARTICLE III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders, the Swingline Lender and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders, the Swingline Lender and the L/C Issuer) arising under the Loan Documents and amounts payable under ARTICLE III, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, Swingline Loans, L/C Borrowings and other Obligations arising under the Loan Documents, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, Swingline Loans, L/C Borrowings and Obligations then owing under Secured Hedge Agreements and Secured Cash Management Agreements, ratably among the Lenders, the L/C Issuer, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrower pursuant to Sections 2.03 and 2.14; and

Last, the balance, if any, after all of the Obligations (other than (A) contingent indemnification obligations and (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements as to which arrangements satisfactory to the applicable Cash Management Bank or Hedge Bank shall have been made) have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Sections 2.03(c) and 2.14, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

Notwithstanding the foregoing, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.  Each Cash Management Bank or Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of ARTICLE IX hereof for itself and its Affiliates as if a "Lender" party hereto.

ARTICLE IX

ADMINISTRATIVE AGENT

9.01        Appointment and Authority.

(a)          Each of the Lenders, the Swingline Lender and the L/C Issuer hereby irrevocably appoints Wells Fargo to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders, the Swingline Lender and the L/C Issuer, and the Borrower shall not have rights as a third party beneficiary of any of such provisions other than its rights under Section 9.10.

(b)          The Administrative Agent shall also act as the "collateral agent" under the Loan Documents, and each of the Lenders (including in its capacities as a potential Hedge Bank and a potential Cash Management Bank), the Swingline Lender and the L/C Issuer hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender, the Swingline Lender and the L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto.  In this connection, the Administrative Agent, as "collateral agent" and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this ARTICLE IX and ARTICLE X (including Section 10.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the "collateral agent" under the Loan Documents) as if set forth in full herein with respect thereto.

9.02        Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03        Exculpatory Provisions.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)          shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)          shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c)          shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(d)          shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender, the Swingline Lender or the L/C Issuer.

(e)          shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in ARTICLE IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04        Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, the making of a Swingline Loan or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender, the Swingline Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender, the Swingline Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05        Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

9.06        Resignation of Administrative Agent.  The Administrative Agent may at any time give notice of its resignation to the Lenders, the Swingline Lender, the L/C Issuer and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a Lender with an office in the United States, or an Affiliate of any such Lender with an office in the United States; provided, however, if no Lender or Affiliate of a Lender is so appointed, then such successor does not need to be a Lender or an Affiliate of a Lender but shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, the Swingline Lender and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders, the Swingline Lender or the L/C Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender, the Swingline Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section.  Upon the acceptance of a successor's appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent's resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Wells Fargo as Administrative Agent pursuant to this Section shall also constitute its resignation as Swingline Lender and L/C Issuer.  Upon the acceptance of a successor's appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Swingline Lender and L/C Issuer, (ii) the retiring Swingline Lender and L/C Issuer shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

9.07        Non-Reliance on Administrative Agent and Other Lenders.  Each Lender, the Swingline Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender, the Swingline Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08        No Other Duties, Etc.  Anything herein to the contrary notwithstanding, none of the Sole Bookrunner or Joint Lead Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender, the Swingline Lender or the L/C Issuer hereunder.

9.09        Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan, Swingline Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)          to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Swingline Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Swingline Loan, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Swingline Lender, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Swingline Lender, the L/C Issuer and the Administrative Agent under Sections 2.03(h) and (i), 2.08 and 10.04) allowed in such judicial proceeding; and

(b)          to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender, Swingline Lender and the L/C Issuer to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, the Swingline Lender and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.08 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender, the Swingline Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender, the Swingline Lender or the L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender, the Swingline Lender or the L/C Issuer or in any such proceeding.

9.10        Collateral and Guaranty Matters.  Each of the Lenders (including in its capacities as a potential Cash Management Bank and a potential Hedge Bank), the Swingline Lender, the L/C Issuer and the other Secured Parties irrevocably authorize the Administrative Agent to take the following actions, and the Administrative Agent hereby agrees to take such actions upon the Borrower's request:

(a)          to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (A) contingent indemnification obligations and (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements as to which arrangements satisfactory to the applicable Cash Management Bank or Hedge Bank shall have been made) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent, the Swingline Lender and the L/C Issuer shall have been made), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing in accordance with Section 10.01; and

(b)          to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Loan Party as a result of a transaction permitted hereunder.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent's authority to release its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10.  In each case as specified in this Section 9.10, the Administrative Agent will, at the Borrower's expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to release such

Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

Notwithstanding anything else contained in this Agreement, so long as no Default or Event of Default has occurred and is continuing at such time, during an Investment Grade Period, at the Borrower’s request (each date of such request, a “Collateral Release Date”) the Liens under the Collateral Documents securing the Obligations shall automatically be released; provided that such release shall not apply to any Cash Collateral held pursuant to the express provisions of this Agreement, including, without limitation, pursuant to Sections 2.03, 2.04, 2.14, 2.15, 8.02 or 8.03. From and after the applicable Collateral Release Date, the Administrative Agent shall promptly execute, deliver and/or file all such further releases, termination statements, documents, agreements, certificates and instruments and do such further acts as the Borrower may reasonably require to more effectively evidence or effectuate such release.

9.11        Secured Cash Management Agreements and Secured Hedge Agreements.  No Cash Management Bank or Hedge Bank that obtains the benefits of Section 8.03, any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents.  Notwithstanding any other provision of this ARTICLE IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

9.12        Co-Documentation Agent; Syndication Agent.  Notwithstanding any other provision of this Agreement or any provision of any other Loan Document, each of the Syndication Agent and the Co-Documentation Agents are named as such for recognition purposes only, and in their respective capacities as such shall have no duties, responsibilities or liabilities with respect to this Agreement or any other Loan Document; it being understood and agreed that each of the Syndication Agent and the Co-Documentation Agents in their respective capacities as such shall be entitled to all indemnification and reimbursement rights in favor of the Administrative Agent provided herein and in the other Loan Documents.  Without limitation of the foregoing, none of the Syndication Agent or the Co-Documentation Agents in their respective capacities as such shall, by reason of this Agreement or any other Loan Document, have any fiduciary relationship in respect of any Lender, Loan Party or any other Person.

9.13        Certain ERISA Matters.

(a)          Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative

Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)           such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii)          the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)         (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)         such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)          In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

9.14        Erroneous Payments.

(a)          Each Lender, each L/C Issuer, each other Secured Party and any other party hereto hereby severally agrees that if (i) the Administrative Agent notifies (which such notice shall be conclusive absent manifest error) such Lender or L/C Issuer or any other Secured Party (or the Lender Affiliate of a Secured Party) or any other Person that has received funds from the Administrative Agent or any of its Affiliates, either for its own account or on behalf of a Lender, L/C Issuer or other Secured Party (each such recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion that any funds received by such Payment Recipient were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) or (ii) any Payment Recipient receives any payment from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, or (z) that such Payment Recipient otherwise becomes aware was transmitted or received in error or by mistake (in whole or in part) then, in each case, an error in payment shall be presumed to have been made (any such amounts specified in clauses (i) or (ii) of this Section 9.14(a), whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise; individually and collectively, an “Erroneous Payment”), then, in each case, such Payment Recipient is deemed to have knowledge of such error at the time of its receipt of such Erroneous Payment; provided that nothing in this Section 9.14 shall require the Administrative Agent to provide any of the notices specified in clauses (i) or (ii) above. Each Payment Recipient agrees that it shall not assert any right or claim to any Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(b)          Without limiting the immediately preceding clause (a), each Payment Recipient agrees that, in the case of clause (a)(ii) above, it shall promptly notify the Administrative Agent in writing of such occurrence.

(c)          In the case of either clause (a)(i) or (a)(ii) above, such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and upon demand from the Administrative Agent such Payment Recipient shall (or, shall cause any Person who received any portion of an Erroneous Payment on its behalf to), promptly, but in all events no later than one Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds and in the currency so received, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(d)          In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (c), from any Lender that is a Payment Recipient or an Affiliate of a Payment Recipient (such unrecovered amount as to such Lender, an “Erroneous Payment Return Deficiency”), then at the sole discretion of the Administrative Agent and upon the Administrative Agent’s written notice to such Lender (i) such Lender shall be deemed to have made a cashless assignment of the full face amount of the portion of its Loans (but not its Commitments) of the relevant Class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) to the Administrative Agent or, at the option of the Administrative Agent, the Administrative Agent’s applicable lending affiliate in an amount that is equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment  Impacted Class, the “Erroneous Payment Deficiency Assignment”) plus any accrued and unpaid interest on such assigned amount, without further consent or approval of any party hereto and without any payment by the Administrative Agent or its applicable lending affiliate as the assignee of such Erroneous Payment Deficiency Assignment.  The parties hereto acknowledge and agree that (1) any assignment contemplated in this clause (d) shall be made without any requirement for any payment or other consideration paid by the applicable assignee or received by the assignor, (2) the provisions of this clause (d) shall govern in the event of any conflict with the terms and conditions of Section 10.06 and (3) the Administrative Agent may reflect such assignments in the Register without further consent or action by any other Person.

(e)          Each party hereto hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent (1) shall be subrogated to all the rights of such Payment Recipient with respect to such amount and (2) is authorized to set off, net and apply any and all amounts at any time owing to such Payment Recipient under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Payment Recipient from any source, against any amount due to the Administrative Agent under this Section 9.14 or under the indemnification provisions of this Agreement, (y) the receipt of an Erroneous Payment by a Payment Recipient shall not for the purpose of this Agreement be treated as a payment, prepayment, repayment, discharge or other satisfaction of any Obligations owed by the Borrower or any other Credit Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Credit Party for the purpose of making a payment on the Obligations and (z) to the extent that an Erroneous Payment was in any way or at any time credited as payment or satisfaction of any of the Obligations, the Obligations or any part thereof that were so credited, and all rights of the Payment Recipient, as the case may be, shall be reinstated and continue in full force and effect as if such payment or satisfaction had never been received.

(f)           Each party’s obligations under this Section 9.14 shall survive the resignation or replacement of the Administrative Agent or any transfer of right or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

(g)          Nothing in this Section 9.14 will constitute a waiver or release of any claim of the Administrative Agent hereunder arising from any Payment Recipient’s receipt of an Erroneous Payment.

ARTICLE X

MISCELLANEOUS

10.01      Amendments, Etc.  Subject to Section 3.03(b), no amendment or waiver of any provision of this Agreement or any other Loan Document (other than any AutoBorrow Agreement), and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders or the Administrative Agent at the direction of the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)          waive any condition set forth in Section 4.01 (other than Section 4.01(b)(i)), without the written consent of each Lender;

(b)          extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(c)          postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to any Lender hereunder or under such other Loan Document without the written consent of such Lender;

(d)          reduce the principal of, or the rate of interest specified herein on, any Loan, Swingline Loan or L/C Borrowing, or (subject to clause (iii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to such amount; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of "Default Rate" or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan, Swingline Loan or L/C Borrowing or to reduce any fee payable hereunder;

(e)          change Section 2.12 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(f)           change any provision of this Section 10.01 or the definition of "Required Lenders" or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(g)          prior to the applicable Collateral Release Date, release all or substantially all of the Collateral in any transaction or series of related transactions (other than in connection with the Loan Documents) or subordinate the liens on a material portion of the Collateral to any other obligation or creditor or subordinate the Obligations in right of payment to any other Indebtedness or other obligation, in each case, without the written consent of each Lender; or

(h)          release all or substantially all of the value of the Guaranty, without the written consent of each Lender, except to the extent the release of any Subsidiary from the Guaranty is permitted pursuant to Section 9.10 (in which case such release may be made by the Administrative Agent acting alone);

and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iii) the Engagement Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; (iv) the Administrative Agent (and, if applicable, the Borrower) may, without the consent of any Lender, enter into amendments or modifications to this Agreement or any of the other Loan Documents or to enter into additional Loan Documents in order to implement any Benchmark Replacement or any Conforming Changes or otherwise effectuate the terms of Section 3.03(b) in accordance with the terms of Section 3.03(b); and (v) no amendment, waiver or consent shall, unless in writing and signed by the Swingline Lender in addition to the Lenders required above, affect the rights or duties of the Swingline Lender under this Agreement.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended, any amount owing to such Lender reduced, the final maturity thereof extended, or the voting provisions hereof with respect to such Lender amended without the consent of such Lender.

If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender or each affected Lender and that has been approved by the Required Lenders, the Borrower may replace such non-consenting Lender in accordance with Section 10.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrower to be made pursuant to this paragraph).

10.02      Notices; Effectiveness; Electronic Communications.

(a)          Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection 10.02(b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)           if to the Borrower, the Administrative Agent, the Swingline Lender or the L/C Issuer, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii)          if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b)          Electronic Communications.  Notices and other communications to the Lenders, the Swingline Lender and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender, the Swingline Lender or the L/C Issuer pursuant to ARTICLE II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender's receipt of an acknowledgement from the intended recipient (such as by the "return receipt requested" function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)          The Platform.  THE PLATFORM IS PROVIDED "AS IS" AND "AS AVAILABLE."  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the "Agent Parties") have any liability to the Borrower, any Lender, the Swingline Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower's or the Administrative Agent's transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, the Swingline Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)          Change of Address, Etc.  Each of the Borrower, the Administrative Agent, the Swingline Lender and the L/C Issuer may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the Swingline Lender and the L/C Issuer.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.  Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the "Private Side Information" or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender's compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the "Public Side Information" portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e)          Reliance by Administrative Agent, the Swingline Lender, L/C Issuer and Lenders.  The Administrative Agent, the Swingline Lender, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or

(ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrower shall indemnify the Administrative Agent, the Swingline Lender, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reasonable reliance by such Person on each notice purportedly given by or on behalf of the Borrower.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03      No Waiver; Cumulative Remedies; Enforcement.  No failure by any Lender, the Swingline Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders, the Swingline Lender and the L/C Issuer; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the L/C Issuer from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer) hereunder and under the other Loan Documents, (c) the Swingline Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as Swingline Lender) hereunder and under the other Loan Documents,  (d) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.12), or (e) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c), (d) and (e) of the preceding proviso and subject to Section 2.12, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.04      Expenses; Indemnity; Damage Waiver.

(a)          Costs and Expenses.  The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of one primary outside counsel and one local counsel in each applicable jurisdiction, as necessary, and, in the case of an actual or perceived conflict of interest, additional conflicts counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Swingline Lender in connection with the extension of any Swingline Loan or any demand for payment thereunder, (iii) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iv) all reasonable out-of-pocket expenses incurred by the Administrative Agent, any Lender or Swingline Lender (when an Event of Default exists) or the L/C Issuer (including the reasonable fees, charges and disbursements of one primary outside counsel and one local counsel in each applicable jurisdiction, as necessary, and, in the case of an actual or perceived conflict of interest, additional conflicts counsel or professional advisors for the Administrative Agent, any Lender, Swingline Lender or the L/C Issuer), in connection with the enforcement or protection of its rights under this Agreement and the other Loan Documents, including, without limitation, its rights under this Section, and in connection with Loans made or Letters of Credit issued hereunder, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)          Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender, the Swingline Lender and the L/C Issuer, the Joint Lead Arrangers, the Sole Bookrunner and each Related Party of any of the foregoing Persons (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, penalties and related expenses (including the reasonable fees, charges and disbursements of one primary outside counsel and one local counsel in each applicable jurisdiction, as necessary, and, in the case of an actual or perceived conflict of interest, additional conflicts counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan, Swingline Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party or any of the Borrower's or such Loan Party's directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or its Related Parties, (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee or its Related Parties for breach in bad faith of such Indemnitee's or its Related Parties’ obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from a dispute among or between Indemnitees and not involving any act or omission of the Borrower or any other Loan Party, unless such loss, claim, damage, liability or related expense is against an Indemnitee in its capacity or fulfilling its role as an agent or arranger with respect to the Loan Documents or the Loans; provided further that payments of expenses with respect to the negotiation, preparation, due diligence, administration, syndication, closing and enforcement of any of the Loan Documents will be limited to those provided for under Section 10.04(a).  This Section 10.04(b) shall not apply with respect to Taxes other than Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)          Reimbursement by Lenders.  To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender's Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity.  The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.11(d).

(d)          Waiver of Consequential Damages, Etc.  No Indemnitee shall be liable to the Borrower, its Affiliates or any other Person, and the Borrower and its Affiliates will not be liable to any Indemnitee, its Affiliates or any other Person, for  any claim on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan, Swingline Loan  or Letter of Credit or the use of the proceeds thereof; provided, that, nothing contained in this Section 10.04(d) shall limit the Borrower’s indemnification obligations with respect to indirect, consequential or punitive damage claims, to the extent of the indemnification provided in Section 10.04(b).  No Indemnitee referred to in subsection 10.04(b)

above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)          Payments.  All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f)          Survival.  The agreements in this Section shall survive the resignation of the Administrative Agent, the Swingline Lender and the L/C Issuer, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05      Payments Set Aside.  To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, the Swingline Lender, the L/C Issuer or any Lender, or the Administrative Agent, the Swingline Lender, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the Swingline Lender, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender, the Swingline Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders, the Swingline Lender and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06      Successors and Assigns.

(a)          Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 10.06(b), (ii) by way of participation in accordance with the provisions of Section 10.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this

Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection 10.06(d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Swingline Lender, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)          Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans (including for purposes of this Section 10.06(b), participations in Swingline Obligations and L/C Obligations) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)           Minimum Amounts.

(A)         in the case of an assignment of the entire remaining amount of the assigning Lender's Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)         in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if "Trade Date" is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii)          Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;

(iii)         Required Consents.  No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)         the consent of the Borrower (such consent not to be unreasonably withheld or delayed and to the extent the Borrower has not responded within five Business Days after receipt of such request for consent, the Borrower shall be deemed to have consented) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;

(B)         the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Commitment if such assignment is to a Person that is not a Lender with a Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender;

(C)         the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that initially establishes or increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and

(D)         the consent of the Swingline Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under any Swingline Loan (whether or not then outstanding).

(iv)         Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)          No Assignment to Certain Persons.  No such assignment shall be made to (x) the Borrower or any of the Borrower's Affiliates or Subsidiaries or (y) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or a Subsidiary thereof.

(vi)         Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Applicable

Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(vii)        No Assignment to Natural Persons.  No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(d).

(c)          Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent's Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans, Swingline Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the "Register").  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)          Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower, the Administrative Agent, the Swingline Lender or the L/C Issuer, sell participations to any Person (other than a natural person, a Defaulting Lender or the Borrower or any of the Borrower's Affiliates or Subsidiaries) (each, a "Participant") in all or a portion of such Lender's rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender's participations in Swingline Obligations and L/C Obligations) owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Borrower, the Administrative Agent, the Lenders, the Swingline Lender and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement, and (iv) such Participant must agree to be bound by Section 10.07.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that delays or reduces any payment to such Participant.  Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01  (subject to the requirements and limitations therein, including the requirements under Section 3.01(e) (it being understood that the documentation required under Section 3.01(e) shall be delivered to the participating Lender)), 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.06(b).  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.12 as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)          Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent.  A Participant shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01 as though it were a Lender.

(f)          Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal

Reserve Bank or other central bank having jurisdiction over it; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)          Resignation as Swingline Lender and L/C Issuer after Assignment.  Notwithstanding anything to the contrary contained herein, if at any time Wells Fargo or JPM assigns all of its Commitment and Loans pursuant to Section 10.06(b), Wells Fargo or JPM may, upon 30 days' notice to the Borrower and the Lenders, resign as Swingline Lender and/or L/C Issuer, as applicable.  In the event of any such resignation as Swingline Lender and/or L/C Issuer, the Borrower shall be entitled to appoint from among the Lenders a successor Swingline Lender and/or L/C Issuer, as applicable, hereunder; provided, however, if an Event of Default shall have occurred and be continuing, the Lenders shall appoint a successor Swingline Lender and/or L/C Issuer, as applicable; provided further, however, that no failure by the Borrower or the Lenders to appoint any such successor shall affect the resignation of Wells Fargo or JPM as Swingline Lender and/or L/C Issuer, as applicable.  If Wells Fargo or JPM resigns as Swingline Lender and/or L/C Issuer, as applicable, it shall retain all the rights, powers, privileges and duties of the Swingline Lender and/or L/C Issuer, as applicable, hereunder with respect to all Swingline Loans and Letters of Credit outstanding as of the effective date of its resignation as Swingline Lender and/or L/C Issuer and all Swingline Obligations and L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)).  Upon the appointment of a successor Swingline Lender and/or L/C Issuer, as applicable, and the successor Swingline Lender’s and/or L/C Issuer's acceptance thereof, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Swingline Lender and/or L/C Issuer, and (b) the successor Swingline Lender and/or L/C Issuer shall issue swingline loans and letters of credit in substitution for the Swingline Loans and the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Wells Fargo or JPM, as applicable, to effectively assume the obligations of Wells Fargo or JPM, as applicable, with respect to such Swingline Loans and/or Letters of Credit.

10.07      Treatment of Certain Information; Confidentiality.  Each of the Administrative Agent, the Lenders, the Swingline Lender  and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates' respective partners, directors, officers, employees, agents, trustees, advisors, counsel, accountants and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b)  to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or by any order of any court or administrative agency or in any pending legal or administrative proceeding or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.13(c) or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower, (h) to the extent requested by any Person providing insurance to the Administrative Agent, the Lenders, the Swingline Lender or the L/C Issuer relating to the Borrower and its obligations hereunder (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender, the Swingline Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower or any of its Affiliates, which source is not to the knowledge of the Administrative Agent, any Lender, the Swingline Lender, the L/C Issuer or any of their respective Affiliates in breach of any confidentiality obligations owing to the Borrower or any of its Affiliates with respect to such Information, or (j) to the extent needed to obtain a Committee on Uniform Securities Identification Procedures (CUSIP) number.

For purposes of this Section, "Information" means all information received from any Relevant Party or any Subsidiary or Affiliate thereof relating to any Relevant Party or any Subsidiary thereof or their respective businesses, other than any such information that is available to the Administrative Agent, any Lender, the Swingline Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by any Relevant Party or any Subsidiary or Affiliate thereof from a source that is not to the knowledge of the Administrative Agent, any Lender, the Swingline Lender, the L/C Issuer or any of their respective Affiliates in breach of any confidentiality obligations owing to any Relevant Party or any Subsidiary or Affiliate thereof with respect to such Information, provided that, in the case of information received from a Relevant Party or any Subsidiary or Affiliate thereof after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders, the Swingline Lender and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

10.08      Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Swingline Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender, the Swingline Lender or the L/C Issuer, irrespective of whether or not such Lender, the Swingline Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Lender, the Swingline Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff hereunder, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender, the Swingline Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Swingline Lender, the L/C Issuer or their respective Affiliates may have.  Each Lender, the Swingline Lender and the L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09      Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the "Maximum Rate").  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10      Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  This Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto (and signature pages shall have been released from escrow, if applicable).  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11      Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

10.12      Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the Swingline Lender or the L/C Issuer, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.13      Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, if any Lender is a Defaulting Lender or if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)          the Borrower or such assignee shall pay to the Administrative Agent the assignment fee specified in Section 10.06(b);

(b)          such Lender shall receive payment of an amount equal to the outstanding principal of its Loans, Swingline Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)          in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment is reasonably expected to result in a reduction in such compensation or payments thereafter; and

(d)          such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.   Upon receipt by the Lender being replaced of all amounts required to be paid to it pursuant to this Section 10.13, the Administrative Agent shall be entitled (but not obligated) and authorized to execute an Assignment and Assumption on behalf of such replaced Lender, and any such Assignment and Assumption so executed by the Administrative Agent and the replacement Lender shall be effective for purposes of this Section 10.13 and Section 10.06.

10.14      Governing Law; Jurisdiction; Etc.

(a)          GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)          SUBMISSION TO JURISDICTION.   EACH OF THE PARTIES TO THIS AGREEMENT IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY PARTY HERETO MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN THE COURTS OF ANY JURISDICTION.

(c)          WAIVER OF VENUE.  EACH OF THE PARTIES TO THIS AGREEMENT IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)          SERVICE OF PROCESS.  TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.15      Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16      No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates' understanding, that:  (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, each of JPM and WFS in its capacity as a Joint Lead Arranger, WFS in its capacity as Sole Bookrunner and the Lenders are arm's-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, JPM, WFS and the Lenders, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Lenders, the Administrative Agent, JPM and WFS is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) none of the Lenders, the Administrative Agent, JPM nor WFS has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) each of the Lenders, the Administrative Agent, JPM and WFS and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Lenders, the Administrative Agent, JPM nor WFS has any obligation to disclose any of such interests to the Borrower or its Affiliates.  To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against each of the Lenders, the Administrative Agent, JPM and WFS with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.17      Electronic Execution of Assignments and Certain Other Documents.  The words "execution," "signed," "signature," and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.18      USA Patriot Act.  Each Lender that is subject to the USA Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the USA Patriot Act.  The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act and the Beneficial Ownership Certification.

10.19      Limitation of Recourse.  There shall be full recourse to the Borrower and the other Loan Parties and to all of the Collateral under this Agreement and the other Loan Documents, but in no event shall any direct or indirect member or holder of any Equity Interest of the Borrower (each, a “Member”) or any officer, director or employee of any Relevant Party, any Subsidiary of a Relevant Party, any Member, or any other Person be personally liable or obligated for the Obligations of the Loan Parties; provided, that nothing herein shall exculpate a Person for liability for his or its own fraud or willful misconduct.  The limitations set forth in this Section shall survive the termination of this Agreement and the full payment and performance of the Obligations.

10.20      Time of the Essence.  Time is of the essence of the Loan Documents.

10.21      ENTIRE AGREEMENT.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

10.22      Acknowledgement and Consent to Bail-In of Affected Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)          the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)          the effects of any Bail-in Action on any such liability, including, if applicable:

(i)           a reduction in full or in part or cancellation of any such liability;

(ii)          a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected  Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)         the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

10.23      Existing Credit Agreement.

(a)          On the Closing Date, the Existing Credit Agreement shall be amended and restated in its entirety by this Agreement, and the Existing Credit Agreement shall thereafter be of no further force and effect, except that the Borrower, the Administrative Agent and the Lenders agree that (i) the incurrence by the Borrower of “Obligations” under and as defined in the Existing Credit Agreement (whether or not such Obligations are contingent as of the Closing Date) shall continue to exist under and be evidenced by this Agreement and the other Loan Documents, (ii) the Borrower shall pay any breakage costs incurred on the Closing Date under Section 3.05 of the Existing Credit Agreement, (iii) the Existing Credit Agreement shall continue to evidence the representations and warranties made by the Borrower prior to the Closing Date, (iv) except as expressly stated herein or amended, amended and restated or otherwise modified, the other Loan

Documents are ratified and confirmed as remaining unmodified and in full force and effect with respect to all Obligations, and (v) the Existing Credit Agreement shall continue to evidence any action or omission performed or required to be performed pursuant to the Existing Credit Agreement prior to the Closing Date (including any failure, prior to the Closing Date, to comply with the covenants contained in the Existing Credit Agreement).  The amendments and restatements set forth herein shall not cure any breach thereof or any “Default” or “Event of Default” under and as defined in the Existing Credit Agreement existing prior to the Closing Date.  This Agreement is not in any way intended to constitute a novation of the obligations and liabilities existing under the Existing Credit Agreement or evidence payment of all or any portion of such obligations and liabilities.

(b)          The terms and conditions of this Agreement and the Administrative Agent’s, the Lenders’, Swingline Lender’s and the L/C Issuer’s rights and remedies under this Agreement and the other Loan Documents shall apply to all of the Obligations incurred under the Existing Credit Agreement and the Letters of Credit issued thereunder.

(c)          On and after the Closing Date, (i) all references to the Existing Credit Agreement (or to any amendment or any amendment and restatement thereof) in the Loan Documents (other than this Agreement) shall be deemed to refer to the Existing Credit Agreement, as amended and restated hereby (as it may be further amended, modified or restated), (ii) all references to any section (or subsection) of the Existing Credit Agreement or in any Loan Document (but not herein) shall be amended to become, mutatis mutandis, references to the corresponding provisions of this Agreement and (iii) except as the context otherwise provides, on or after the Closing Date, all references to this Agreement herein (including for purposes of indemnification and reimbursement of fees) shall be deemed to be references to the Existing Credit Agreement, as amended and restated hereby (as it may be further amended, modified or restated).

(d)          This amendment and restatement is limited as written and is not a consent to any other amendment, restatement or waiver, whether or not similar and, except as expressly provided herein or in any other Loan Document, all terms and conditions of the Loan Documents remain in full force and effect unless specifically amended hereby or by any other Loan Document.

(e)           The Lenders party to the Existing Credit Agreement have agreed among themselves, if applicable, to reallocate their respective Commitments (as defined in the Existing Credit Agreement) as contemplated by this Agreement.  On the Closing Date and after giving effect to such reallocation and adjustment of the Commitments, the Commitments of each Lender shall be as set forth on Schedule 2.01 hereto and each Lender shall own its Applicable Percentage of the outstanding Loans.  The reallocation and adjustment to the Commitments of each Lender as contemplated by this Section 10.23 shall be deemed to have been consummated pursuant to the terms of the Assignment and Assumption attached as Exhibit D-1 hereto as if each of the Lenders had executed an Assignment and Assumption with respect to such reallocation and adjustment. The Borrower and the Administrative Agent hereby consent to such reallocation and adjustment of the Commitments.  The Administrative Agent hereby waives the processing and recordation fee set forth in Section 10.06 with respect to the assignments and reallocations of the Commitments contemplated by this Section 10.23.

(f)           From and after the Closing Date, (i) each Exiting Lender shall cease to be a party to this Agreement, (ii) no Exiting Lender shall have any obligations or liabilities under this Agreement with respect to the period from and after the Closing Date and, without limiting the foregoing, no Exiting Lender shall have any Commitment under this Agreement or any L/C Obligations outstanding hereunder and (iii) no Exiting Lender shall have any rights under the Existing Credit Agreement, this Agreement or any other Loan Document (other than rights under the Existing Credit Agreement expressly stated to survive the termination of the Existing Credit Agreement and the repayment of amounts outstanding thereunder).

10.24      Acknowledgement Regarding Any Supported QFCs.  To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Contracts or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)          In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

ANTERO MIDSTREAM PARTNERS LP
By: Antero Midstream Partners GP LLC, its general partner

By:	/s/ Michael N. Kennedy
Name:	Michael N. Kennedy
Title:	Senior Vice President – Finance

Signature Page to Second Amended and Restated Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent

By:	/s/ Jonathan Herrick
Name:	Jonathan Herrick
Title:	Director

Signature Page to Second Amended and Restated Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as a Lender, Swingline Lender and L/C Issuer

By:	/s/ Jonathan Herrick
Name:	Jonathan Herrick
Title:	Director

Signature Page to Second Amended and Restated Credit Agreement

JPMorgan Chase Bank, N.A.,
as a Lender and L/C Issuer

By:	/s/ Dalton Harris
Name:	Dalton Harris
Title:	Authorized officer

Signature Page to Second Amended and Restated Credit Agreement

BANK OF AMERICA, N.A.,
as a Lender

By:	/s/ Kimberly Miller
Name:	Kimberly Miller
Title:	Director

Signature Page to Second Amended and Restated Credit Agreement

BARCLAYS BANK PLC,
as a Lender

By:	/s/ Sydney G. Dennis
Name:	Sydney G. Dennis
Title:	Director

Signature Page to Second Amended and Restated Credit Agreement

CITIBANK, N.A.,
as a Lender

By:	/s/ Cliff Vaz
Name:	Cliff Vaz
Title:	Vice President

Signature Page to Second Amended and Restated Credit Agreement

Mizuho Bank, Ltd.,
as a Lender

By:	/s/ Edward Sacks
Name:	Edward Sacks
Title:	Authorized Signatory

Signature Page to Second Amended and Restated Credit Agreement

Royal Bank of Canada,
as a Lender

By:	/s/ Kristan Spivey
Name:	Kristan Spivey
Title:	Authorized Signatory

Signature Page to Second Amended and Restated Credit Agreement

Sumitomo Mitsui Banking Corporation,
as a Lender

By:	/s/ Jeffrey Cobb
Name:	Jeffrey Cobb
Title:	Director

Signature Page to Second Amended and Restated Credit Agreement

Truist Bank,
as a Lender

By:	/s/ James Giordano
Name:	James Giordano
Title:	Managing Director

Signature Page to Second Amended and Restated Credit Agreement

CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK BRANCH,
as a Lender

By:	/s/ Trudy Nelson
Name:	Trudy Nelson
Title:	Authorized Signatory

By:	/s/ Scott W. Danvers
Name:	Scott W. Danvers
Title:	Authorized Signatory

Signature Page to Second Amended and Restated Credit Agreement

Capital One, National Association,
as a Lender

By:	/s/ Christopher Kuna
Name:	Christopher Kuna
Title:	Senior Director

Signature Page to Second Amended and Restated Credit Agreement

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
as a Lender

By:	/s/ Nupur Kumar
Name:	Nupur Kumar
Title:	Authorized Signatory

By:	/s/ Daniel Kogan
Name:	Daniel Kogan
Title:	Authorized Signatory

Signature Page to Second Amended and Restated Credit Agreement

COMERICA BANK,
as a Lender

By:	/s/ Caroline M. McClurg
Name:	Caroline M. McClurg
Title:	Senior Vice President

Signature Page to Second Amended and Restated Credit Agreement